Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 4, 2016

among

STONEMOR OPERATING LLC,

the other Borrowers party hereto,

the Lenders party hereto,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent,

CITIZENS BANK OF PENNSYLVANIA,

as Syndication Agent,

and

TD BANK, N.A.

and

RAYMOND JAMES BANK, N.A.,

as Co-Documentation Agents

CAPITAL ONE, NATIONAL ASSOCIATION,

and

CITIZENS BANK OF PENNSYLVANIA,

as Joint Lead Arrangers and Joint Bookrunners

Credit Agreement – StoneMor Operating LLC

60657212

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

SCHEDULES:

Schedule 1.01(a) – Effective Date Cemetery Non-Profits

Schedule 1.01(b) – Effective Date Contemplated Dispositions

Schedule 2.01 – Commitments

Schedule 3.01 – Subsidiaries

Schedule 3.05(c) – Owned Real Property

Schedule 3.05(d) – Leased Real Property (Lessee)

Schedule 3.05(e) – Leased Real Property (Lessor)

Schedule 3.19 – Material Contracts

Schedule 4.01(c) – Local Counsel Opinions

Schedule 4.01(l) – Effective Date Mortgage Instruments

Schedule 5.17 – Post-Closing Matters

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.10 – Existing Sale and Leaseback Transactions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Increasing Lender Supplement

Exhibit C – Form of Joining Lender Supplement

Exhibit D-1 – Form of Borrowing Request

Exhibit D-2 – Form of Interest Election Request

Exhibit E – Form of Promissory Note

Exhibit F – Form of Compliance Certificate

Exhibit G – Form of Solvency Certificate

Exhibit H – Form of Accession Agreement

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of August 4, 2016 among STONEMOR OPERATING LLC, a Delaware limited liability company, the other BORROWERS party hereto, the LENDERS from time to time party hereto, CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender, CITIZENS BANK OF PENNSYLVANIA, as Syndication Agent, and TD BANK, N.A. and RAYMOND JAMES BANK, N.A., as Co-Documentation Agents.

The Borrowers have requested, and the Lenders have agreed to provide, a revolving credit facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Capital One, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Borrower” means the Operating Company or any Borrower succeeding to the role of Administrative Borrower hereunder pursuant to Section 2.22.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Applicable Flood Insurance Requirements” means, collectively, all applicable requirements of the National Flood Insurance Reform Act of 1994 et seq. or any regulations promulgated thereunder or other similar applicable laws, rules or regulations.

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments).

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Partnership or any Subsidiary of its voting Equity Interests in a Disqualified Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan, any Base Rate Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread for Revolving Loans”, “Base Rate Spread for Revolving Loans” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio applicable on such date (as determined for any such date in accordance with paragraphs (i), (ii) and (iii) below):

	Consolidated Leverage Ratio	Eurodollar Spread for Revolving Loans	Base Rate Spread for Revolving Loans	Commitment Fee Rate
Category 1:	≤ 2.50 to 1.00	1.75%	0.75%	0.30%
Category 2:	> 2.50 to 1.00 but ≤ 3.00 to 1.00	2.25%	1.25%	0.35%
Category 3:	> 3.00 to 1.00 but ≤ 3.50 to 1.00	2.75%	1.75%	0.40%
Category 4:	> 3.50 to 1.00	3.25%	2.25%	0.45%

For purposes of the foregoing,

(i) if at any time the Administrative Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Partnership’s first full fiscal quarter ending after the Effective Date (unless such Financials demonstrate that category 4 should have been applicable during such period, in which case category 4 shall be deemed to be applicable during such period) and adjustments to the category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and any rules or regulations promulgated thereunder.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Installment Agreement” means a pre-need installment agreement, in a form approved for use by all applicable Governmental Authorities, and complying with all applicable laws, between a Borrower and another Person pursuant to which such Borrower has agreed to provide for and sell to such Person cemetery services and/or Cemetery Property.

“Archdiocese” means the Archdiocese of Philadelphia, an archdiocese organized and existing under and governed by Canon Law of the Roman Catholic Church and recognized by the Commonwealth of Pennsylvania as a nonprofit religious organization.

“Archdiocese Holdco” means Philadelphia Catholic Cemeteries, LLC, a Delaware limited liability company.

“Archdiocese Lease” means that certain Lease Agreement, dated as of September 26, 2013, among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended by Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, and Amendment No. 2 to Lease Agreement dated as of May 28, 2014, and as further amended, restated, modified or supplemented from time to time).

“Archdiocese Management Agreement” means that certain Management Agreement, dated as of September 26, 2013, among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended by Amendment No. 1 to Management Agreement dated as of May 28, 2014 and as further amended, restated, modified or supplemented from time to time).

“Archdiocese Transaction Documents” means the Archdiocese Lease, the Archdiocese Management Agreement and the various related transaction documents entered into among the Archdiocese and the Operating Company, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC and the Partnership (as amended, restated, modified or supplemented from time to time).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.11.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-in Legislation Schedule.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.00% (b) the Prime Rate in effect on such day and (c) the Eurodollar Rate for a one month Interest Period on such day plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate, respectively. When used in reference to any Loan or Borrowing, “Base Rate” shall refer to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Operating Company and each of the Subsidiaries of the Operating Company party hereto from time to time and designated as a Borrower. The Borrowers on the Effective Date are identified as such in Schedule 3.01 hereto.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit D-1.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in Section 6.08(a) or Section 6.08(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, as to any Permitted Acquisition, issuance of Future High Yield Notes or incurrence of Permitted Unsecured Indebtedness, the most recent Measurement Period for which a Compliance Certificate is required to have been delivered pursuant to Section 5.01(c) (as of the date of such acquisition, issuance or incurrence).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital One” means Capital One, National Association, a national banking association, in its individual capacity.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and/or one or more of the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) other short term investments approved in writing by the Administrative Agent in the exercise of its reasonable discretion.

“Cemetery Laws” has the meaning specified in Section 3.26.

“Cemetery Non-Profit” means a Person which (a) is organized as a non-profit entity, whether pursuant to Section 501 of the Code or otherwise and (b) has contracted with any Borrower for the provision of services under a Cemetery Non-Profit Management Agreement. For the sake of clarity, no Cemetery Non-Profit is, or shall be required to become, a Loan Party. Schedule 1.01(a) sets forth a list of each Cemetery Non-Profit as of the Effective Date.

“Cemetery Non-Profit Management Agreement” means an agreement (including a lease) pursuant to which a Borrower agrees to manage the operations of any Cemetery Non-Profit in the business of providing cemetery services and/or cemetery property or to operate such cemetery property.

“Cemetery Property” means, at any time as to any Borrower, such Borrower’s interest in its real or personal property of the type sold or transferred pursuant to Approved Installment Agreements which property (a) has not, at such time, been sold or transferred to, and (b) is not under contract to be sold or transferred to, any other Person.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Equity Interests representing more than 50% of the Equity Interests in the Partnership or the General Partner entitled to vote for members of the board of directors or equivalent governing body of the Partnership or the General Partner on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the General Partner cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board;

(c) the General Partner ceases to act as the sole general partner of the Partnership;

(d) the Partnership ceases to own 100% of the Equity Interests in the Operating Company;

(e) a “change of control” or any comparable term under, and as defined in, the High Yield Note Indenture or any other agreement or instrument evidencing any Material Indebtedness shall have occurred; or

(f) except as expressly permitted under this Agreement, the Operating Company ceases to own, directly or indirectly, 100% of the Equity Interests in, or have Exclusive Management Agreements with, each of the other Borrowers.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Citizens” means Citizens Bank of Pennsylvania.

“Co-Documentation Agent” means each of TD Bank, N.A. and Raymond James Bank, N.A., in their respective capacities as co-documentation agents for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, any and all property owned, leased or operated by any Loan Party in which a Lien is granted or purported to be granted by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations, in each case, other than any Excluded Property.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by any Loan Party or any Subsidiary and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate of a Financial Officer in substantially the form of Exhibit F (or such other form as may be approved by the Administrative Agent).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service” means, for any period, the sum of (a) the aggregate principal amount of all regularly scheduled principal payments of Consolidated Funded

Indebtedness for such period (but excluding any prepayments) and (b) Consolidated Interest Expense paid in cash with respect to Consolidated Funded Indebtedness for such period. All calculations of Consolidated Debt Service shall additionally be adjusted on a Pro Forma Basis and shall additionally be adjusted to eliminate such amounts relating to Consolidated Funded Indebtedness retired during such period with the proceeds of any sale or issuance by the Partnership of its Equity Interests (other than Disqualified Equity Interests) permitted hereunder.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Debt Service, each as measured for the most recently completed Measurement Period.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) non-cash cost for Cemetery Property and real property sold, (v) any extraordinary losses, (vi) losses from sales of assets other than inventory and Cemetery Property sold in the ordinary course of business and other real property sold to the extent permitted under this Agreement (including real property sold pursuant to any Cemetery Non-Profit Management Agreement or Exclusive Management Agreement), (vii) other non-cash items (including, without limitation, unit-based compensation), (viii) reasonable fees, costs and expenses, without duplication, incurred in connection with (1) this Agreement and the other Loan Documents, including any amendment, restatement, supplement or other modification of this Agreement or any of the other Loan Documents and (2) to the extent permitted hereunder, (A) the issuance of Equity Interests and debt securities by the Partnership and (B) the refinancing of High Yield Notes with the proceeds of Future High Yield Notes or Permitted Unsecured Indebtedness, including prepaid interest and early redemption premium (it being agreed that the addback described in this clause (viii) shall be permitted with respect to each amendment or other transaction described in this clause (viii) irrespective of whether such amendment or transaction is actually consummated), and (ix) reasonable fees, costs and expenses, without duplication, incurred in connection with any Permitted Acquisition or any unsuccessful attempt by the Partnership or its Subsidiaries to make an acquisition (including an acquisition structured as an Exclusive Management Agreement), irrespective of whether such acquisition would have constituted a Permitted Acquisition had such acquisition been consummated, and minus (b) to the extent included in calculating such Consolidated Net Income for such period, (i) any extraordinary gains, (ii) gains from sales of assets other than inventory and Cemetery Property sold in the ordinary course of business and other real property sold to the extent permitted under this Agreement (including real property sold pursuant to any Cemetery Non-Profit Management Agreement or Exclusive Management Agreement), (iii) the amount of non-cash gains during such period (other than as a result of deferral of purchase price with respect to notes or installment sales contracts received in connection with sales of Cemetery Property) and (iv) other non-cash gains. Consolidated EBITDA shall be adjusted for the following: (x) “Change in Deferred Selling and Obtaining Costs”, and (y) “Change in Deferred Revenue, net” as each such term is presented in the consolidated statement of cash flows of the Partnership; provided, that all calculations of Consolidated EBITDA shall additionally be adjusted on a Pro Forma Basis to account for any Permitted Acquisitions or Equivalent Dispositions then being consummated, if applicable, as well as any other Permitted Acquisitions or Equivalent Dispositions consummated, on or after the first day of any related Calculation Period or Measurement Period, as applicable (as if consummated on the first day of such applicable Calculation Period or Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Partnership and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, (i) all Obligations, (ii) all Seller Subordinated Debt and (iii) all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, and similar instruments (but, excluding, for the avoidance of doubt, surety bonds), (d) Capital Lease Obligations, (e) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Partnership or any of its Subsidiaries, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Partnership or any of its Subsidiaries is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Partnership or such Subsidiary.

“Consolidated Interest Expense” means, for any period, (a) the total consolidated interest expense of the Partnership and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) payable in respect of any Indebtedness (excluding the amortization of any financing fees, costs or expenses) plus (b) without duplication, that portion of Capital Lease Obligations of the Partnership and its Subsidiaries on a consolidated basis representing the interest factor for such period. All calculations of Consolidated Interest Expense shall additionally be adjusted on a Pro Forma Basis to account for any Permitted Acquisitions or Equivalent Dispositions then being consummated, if applicable, as well as any other Permitted Acquisitions or Equivalent Dispositions consummated, on or after the first day of any related Calculation Period or Measurement Period, as applicable (as if consummated on the first day of such applicable Calculation Period or Measurement Period).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Partnership and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in determining Consolidated Net Income of the Partnership and its Subsidiaries, (i) the net income of any of Person which is not a Subsidiary of the Partnership or is accounted for by the Partnership by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash disbursements by such Person to the Partnership or a Subsidiary of the Partnership during such period and (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary shall be excluded from such determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means any Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Dividend Issue” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to any Loan Party or such parent Domestic Subsidiary, in each case as determined by the Administrative Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other Debtor Relief Laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-in Action. Any determination by the

Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Administrative Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Designated Acquisition” means any Permitted Acquisition, or series of related Permitted Acquisitions, either (a) involving aggregate consideration in excess of $20,000,000 or (b) involving aggregate consideration which, when taken together with the aggregate consideration paid in respect of all other Permitted Acquisitions consummated during any trailing three month period, is in excess of $35,000,000.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property of any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the sake of clarity, dispositions of real property of the Archdiocese or other third parties pursuant to an Exclusive Management Agreement, as contemplated by the Archdiocese Transaction Documents or other documents entered into in connection with such Exclusive Management Agreement, shall not constitute Dispositions under this Agreement or the other Loan Documents.

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary to the extent that (i) acting as a Subsidiary Guarantor would result in a material adverse tax consequence to the Partnership or its Subsidiaries, as determined by the Administrative Borrower, in consultation with the Administrative Agent, each acting reasonably and in good faith or (ii) substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized)), in whole or in part, (c) requires any scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the General Partner, the Partnership or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Partnership or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Deemed Dividend Issue. Notwithstanding the foregoing, in no event shall any Subsidiary organized in or under the laws of Puerto Rico be a Disqualified Foreign Subsidiary.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Contemplated Dispositions” means each of the Dispositions contemplated to occur after the Effective Date as more particularly described on Schedule 1.01(b).

“Effective Date Material Real Property Jurisdictions” means each of Alabama, California, Florida, Illinois, Indiana, Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia.

“Electronic Signature” means an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(i), Section 9.04(b)(ii)(A) and Section 9.04(b)(ii)(B) (subject to such consents, if any, as may be required under Section 9.04(b)(i)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Partnership or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in such Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing and all of the other ownership or profit interests in such Person (including, without limitation, partnership or member interests therein), whether voting or nonvoting.

“Equivalent Disposition” means the Disposition by a Loan Party to any Person (other than another Loan Party) of (a) assets constituting a business unit, (b) all or a substantial part of the business of any Loan Party, or (c) sufficient Equity Interests of any Loan Party so that, after giving effect to such Disposition, such Person is no longer a Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Partnership, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Partnership or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Partnership or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Partnership or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Partnership or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Partnership or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Partnership or any ERISA Affiliate of any notice, concerning the imposition upon the Partnership or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-in Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum equal to the greater of (a) 0.00% and (b) an amount determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the London interbank offered rate (the “Screen Rate”) administered by the ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for such Interest Period, as displayed on page LIBOR01 of the applicable Reuters screen (or any replacement Reuters page which displays such rate or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If the Screen Rate for such Interest Period is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the applicable Interpolated Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If the Screen Rate for such Interest Period is not available at such time for any reason and the Administrative Agent determines that it is not possible to calculate an Interpolated Screen Rate for such Interest Period at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be, to the extent available, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Property” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” means (i) any Disqualified Foreign Subsidiary, (ii) any Disqualified Domestic Subsidiary and (iii) any other Subsidiary of the Partnership (other than the Operating Company) with respect to which, in the reasonable judgment of the Administrative Agent, the burden or cost of such Subsidiary providing guarantee and collateral support in respect of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Applicable Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Applicable Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to qualify as an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Applicable Swap Obligation. If an Applicable Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Applicable Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusive Management Agreement” means an agreement (including a lease) pursuant to which a Borrower obtains the exclusive right to manage the operations of any Person in the business of (a) providing cemetery services and/or cemetery property or to operate such cemetery property or (b) providing funeral home services or to operate such funeral home, in each case, for a term of not less than one year, including any Cemetery Non-Profit Management Agreement that satisfies the foregoing criteria.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of December 19, 2014, among the Operating Company, as a borrower, various subsidiaries thereof, as borrowers, certain affiliates thereof, as guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning assigned to such term in Section 3.22.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Capital One or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each of (i) that certain fee letter dated as of April 25, 2016 between the Operating Company and the Administrative Agent and (ii) that certain fee letter dated as of June 3, 2016 between the Operating Company and Citizens.

“Financial Officer” means (i) the chief financial officer, principal accounting officer, any treasurer or controller of the Administrative Borrower and (ii) any other financial officer of the Administrative Borrower designated in writing as such to, and reasonably acceptable to, the Administrative Agent.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Partnership and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or Section 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Partnership and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fiscal Year” means a fiscal year of the Partnership and its Subsidiaries ending on December 31 of each year.

“Flood Determination Information” has the meaning assigned to such term in Section 5.05(b).

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the total LC Exposure at such time, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of the total Swingline Exposure at such time, other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Future High Yield Notes” means any senior unsecured notes issued from time to time after the Effective Date pursuant to, and in accordance with, a High Yield Note Indenture, meeting each of the following requirements: (a) when taken as a whole, the terms of such notes are substantially similar in all material respects to, or are more favorable to the Loan Parties than, the High Yield Notes then outstanding (provided that (i) the scheduled maturity date for any principal payment under such notes shall not be prior to June 1, 2021 and (ii) the interest rate payable on such notes shall be a market rate for the issuance of such notes at the time issued); (b) no Default or Event of Default has occurred and is continuing or would result from the issuance of such notes; and (c) the Administrative Borrower shall have delivered to the Administrative Agent, not less than five (5) Business Days prior to the date of the issuance of such notes (or such shorter period as the Administrative Agent may agree to in writing), a Compliance Certificate showing compliance, on a Pro Forma Basis (for the related Calculation Period), with the covenants set forth in Section 6.12 immediately after giving effect to the issuance of such notes.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means StoneMor GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP Agreement” means that certain Second Amended and Restated Limited Liability Agreement of the General Partner, dated as of May 21, 2014, as may be amended, restated, modified, replaced or supplemented from time to time as permitted under this Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of)

any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the Partnership and each Subsidiary Guarantor.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement (including any and all supplements thereto), dated as of the Effective Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other guaranty or collateral agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“High Yield Documents” means each High Yield Note Indenture, any High Yield Notes, and the related guarantees, notes and all other agreements, instruments and other documents pursuant to which any High Yield Notes have been or will be issued or otherwise setting forth the terms of such High Yield Notes, as each may be amended, restated, modified, extended, renewed, replaced or supplemented from time to time, in each case as permitted under this Agreement.

“High Yield Note Indenture” means that certain Indenture, dated as of May 28, 2013, among the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation, and certain Subsidiaries of the Partnership, as guarantors, and Wilmington Trust, National Association as trustee, as the same may be amended, restated, modified, extended, renewed replaced or supplemented from time to time, in each case as permitted under this Agreement.

“High Yield Notes” means the 7-7/8% senior notes in an aggregate principal amount of $175,000,000, having a maturity of June 1, 2021, issued on May 28, 2013 pursuant to the High Yield Note Indenture, together with any Future High Yield Notes, each issued pursuant to the High Yield Note Indenture, in each case, as the same may be amended, restated, modified, extended, renewed, replaced or supplemented from time to time, in each case as permitted under this Agreement.

“Immaterial Leases” means, with respect to any Loan Party or any Subsidiary, (a) oral, month-to-month, season-to-season or otherwise terminable farm leases of excess cemetery land, (b) oral, month-to-month or “term of employment” residential leases with employees, (c) month-to-month leases for office or storage use, (d) cell site, cell tower, communication, billboard and sign leases on excess cemetery land, (e) oil and gas leases not effecting cemetery use and (f) other leases having no material adverse effect on the cemetery or funeral home use of the real property involved (or the value of such real property).

“Immaterial Subsidiary” means, at any time, any Subsidiary that, together with its Subsidiaries, as of the most recently ended fiscal quarter for which Financials have been (or were required to be) delivered has (i) individually contributed 1.5% or less of the Consolidated EBITDA of the Partnership and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination and (ii) consolidated assets representing 1.5% or less of the consolidated total assets of the Partnership and its Subsidiaries on the last day of the most recently ended fiscal quarter on or prior to the date of determination; provided, that the Administrative Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. In no event shall the aggregate amount of Consolidated EBITDA or consolidated total assets of all Immaterial Subsidiaries (and their respective Subsidiaries) exceed 5.0% of Consolidated EBITDA or consolidated total assets of the Partnership and its Subsidiaries, respectively. If the Consolidated EBITDA or consolidated total assets of all Subsidiaries so designated by the Administrative Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Subsidiary (as reasonably determined by the Administrative Borrower), the number of Subsidiaries that are at such time designated as Immaterial Subsidiaries shall be deemed to no longer be designated as Immaterial Subsidiaries until the threshold amounts in the preceding sentences are no longer exceeded (as reasonably determined by the Administrative Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries. From time to time, but in compliance with the foregoing provisions, the Administrative Borrower may, in its sole discretion provide a list of its Immaterial Subsidiaries at such time, which list may, in compliance with the foregoing provisions, be updated from time to time, in the sole discretion of the Administrative Borrower.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued liabilities incurred in the ordinary course of business) including earn-outs (but, for the sake of clarity, excluding obligations incurred in connection with Permitted Acquisitions with respect to (i) non-compete, employment, consulting or other similar arrangements or (ii) any shortfall in Trust Funds of the applicable Target);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capital Lease Obligations of such Person;

(g) all obligations of such Person in respect of any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything to the contrary contained in this Agreement, (y) earn-outs shall only be included as Indebtedness for purposes of this Agreement to the extent a specific dollar amount has been determined to be earned and is owing but remains unpaid beyond the date when due and (z) the obligations of the applicable Loan Parties under the Archdiocese Lease, as in effect on the Effective Date, shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2016 relating to the Loan Parties and the Transactions.

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.07 in the form attached hereto as Exhibit D-2.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar

Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, at any time and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results at such time from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which is longer than such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Capital One, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joining Lender” has the meaning assigned to such term in Section 2.20.

“Joint Lead Arrangers” means each of Capital One and Citizens, in each case, in its respective capacity as joint lead arranger for the credit facility evidenced by this Agreement.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means $15,000,000.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Notes, any Letter of Credit applications, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Partnership and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party (a) involving aggregate consideration payable to or by such Person of the Threshold Amount or more in any year or (b) the breach, cancellation, termination or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Partnership and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Partnership or any Subsidiary in respect of any Swap Agreement at any time shall be deemed to be the Swap Termination Value thereof at such time.

“Maturity Date” means, as of any date of determination, the earlier of (a) the Stated Maturity Date and (b) the date that is six (6) months prior to the earliest scheduled maturity date of any Permitted Unsecured Indebtedness on such date.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Partnership as of such date.

“Merchandise Trust” means a trust fund, pre-need trust, pre-construction trust or other reserve, trust, escrow or any similar arrangement established and administered by a Borrower as required in accordance with applicable law to receive and administer the aggregate of all amounts required by applicable law derived from the sale of services and personal property, such as foundations, markers, memorials, memorial bases, monuments, urns, vases, vaults and caskets, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel (to the extent reasonably requested by the Administrative Agent), ALTA surveys, appraisals (if requested by the Administrative Agent in accordance with Section 5.09), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgaged Property” means all real property, premises, franchises, rights and other property of any Loan Party that is subject to a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Note” has the meaning assigned to such term in Section 2.09(e).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Partnership and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” has the meaning assigned to such term in Section 3.20.

“Operating Company” means StoneMor Operating LLC, a Delaware limited liability company.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Partnership” means StoneMor Partners L.P., a Delaware limited partnership.

“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008, as amended, restated, modified, extended, renewed, replaced or supplemented from time to time as permitted under this Agreement.

“Partnership Common Units” means the common units of the Partnership.

“Partnership Subordinated Units” means the subordinated units of the Partnership.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Operating Company or any of its Subsidiaries of (i) all or substantially all of the assets of a Person (or all or substantially all of the assets constituting a division, business unit or line of business of a Person), (ii) all or substantially all (but in any event, not less than ninety percent (90%)) of the Equity Interests in a Person or (iii) the rights from a Person under any Exclusive Management Agreement (each such Person described in clauses (i) or (ii), a “Target”), in each case if, at the time of and immediately after giving effect thereto:

(a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, including on a Pro Forma Basis;

(b) the Target (or division, business unit or line of business of such Target) is engaged in the same or a similar line of business as the Partnership and the Subsidiaries or business reasonably related thereto;

(c) no less than five (5) Business Days prior to the proposed closing date thereof (or such shorter period as the Administrative Agent may agree to in its sole discretion), the Administrative Borrower shall have delivered written notice of such acquisition to the Administrative Agent (for distribution to the Lenders), which notice shall include (i) the proposed closing date thereof, (ii) a copy of the approval package to be presented to the Operating Company’s Board of Managers and (iii) copies of all appraisals completed in connection with such acquisition, if any; provided, that if the aggregate consideration paid in respect of such acquisition does not exceed the Threshold Amount, then items (ii) and (iii) may be, but shall not be required to be, at the election of the Administrative Borrower, a part of such written notice from the Administrative Borrower;

(d) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been, or will be timely, taken;

(e) the Loan Parties are in compliance, on a Pro Forma Basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Partnership for which Financials are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms, to the extent applicable) had occurred on the first day of the relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds the Threshold Amount, the Administrative Borrower shall have delivered to the Administrative Agent no less than five (5) Business Days prior to the proposed closing date thereof (or such shorter period as the Administrative Agent may agree to in its sole discretion), a certificate of a Financial Officer to such effect (including a certification that the expenses, synergies and other efficiencies described in clause (a) of the definition of “Pro Forma Basis” with respect to such acquisition are reasonably expected and factually supportable, in each case, as determined in good faith by the Administrative Borrower), together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent;

(f) in the case of an acquisition, merger or consolidation involving any Loan Party or any Subsidiary, the Loan Party or such Subsidiary (or another Person that merges or consolidates with such Subsidiary and that, immediately upon the consummation of such merger or consolidation, becomes a Subsidiary) is the surviving entity of such acquisition, merger and/or consolidation;

(g) [reserved]

(h) after giving effect to such acquisition, the Available Revolving Commitment shall not be less than $10,000,000;

(i) such acquisition has been approved by the board of directors or similar governing body of the Target; and

(j) the Administrative Borrower shall have delivered to the Administrative Agent no less than one (1) Business Day prior to the proposed closing date thereof (or such shorter period as the Administrative Agent may agree to in its sole discretion), a certificate of a Financial Officer certifying that all of the applicable requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such acquisition.

The acquisition of the rights from a Person under an Exclusive Management Agreement shall only be treated as an “acquisition” requiring compliance with the provisions of this definition to the extent that the Loan Parties are required to provide payment(s) (or other consideration) for such acquisition other than (x) in respect of the remittance of the counterparty’s accounts receivable collections and (y) other payments in the ordinary course of business.

For the sake of clarity, with respect to any acquisition, the aggregate consideration paid in respect of such acquisition shall not include (i) amounts paid with respect to non-compete, employment, consulting or other similar arrangements or (ii) amounts paid with respect to any shortfall in Trust Funds of the applicable Target.

Any acquisition which does not otherwise meet the requirements set forth above in this definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

If consummated in compliance with the requirements set forth in Section 6.04(q), (notwithstanding anything else contained in this definition of “Permitted Acquisition”), the Permitted Wisconsin Acquisition shall be deemed to be a Permitted Acquisition for all purposes of this Agreement and the other Loan Documents.

“Permitted Disposition” means:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of inventory and Cemetery Property in the ordinary course of business;

(c) Dispositions, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(d) licenses, leases or subleases of, or easements with respect to, property in favor of third Persons (including, without limitation, those with respect to cell sites and cell towers), made in the ordinary course of business and not interfering in any material respect with the business of any Loan Party or impairing the value of the related Collateral in any material respect;

(e) Dispositions of tangible personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(f) Dispositions (i) by any Loan Party or any Subsidiary to any other Loan Party, so long as Liens granted to the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and (ii) by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; and

(g) Dispositions of cash and Cash Equivalents in the ordinary course of business.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments and governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, encroachments, covenants, conditions, restrictions (zoning or otherwise), rights of way, minor defects, irregularities or similar encumbrances on or affecting real property (including those with respect to cell sites and cell towers) that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties or any Subsidiary; and

(g) any interest or title of a lessor or sublessor in and to any real property leased to a Loan Party or any Subsidiary;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means StoneMor GP Holdings LLC, a Delaware limited liability company, and its Affiliates other than, for the avoidance of doubt, the Partnership and any of its Subsidiaries.

“Permitted Unsecured Indebtedness” has the meaning assigned to such term in Section 6.01(l).

“Permitted Unsecured Indebtedness Documents” means all agreements, instruments and other documents pursuant to which any Permitted Unsecured Indebtedness has been or will be issued or incurred or otherwise setting forth the terms of such Permitted Unsecured Indebtedness, as each may be amended, restated, modified, extended, renewed, replaced or supplemented from time to time, in each case as permitted under this Agreement.

“Permitted Wisconsin Acquisition” means (a) the acquisition by StoneMor Wisconsin LLC, a Wisconsin limited liability company, or StoneMor Wisconsin Subsidiary LLC, a Wisconsin limited liability company (or any other Borrower(s) designated by the Administrative Borrower), of ten (10) cemeteries and three (3) crematory businesses, in each case, located in the State of Wisconsin, together with certain related assets, and (b) the acquisition by StoneMor Wisconsin LLC, a Wisconsin limited liability company, or StoneMor Wisconsin Subsidiary LLC, a Wisconsin limited liability company (or any other Borrower(s) designated by the Administrative Borrower), of exclusive management rights in six (6) additional cemeteries and certain related assets, as generally described to the Administrative Agent in writing by the Administrative Borrower prior to the Effective Date.

“Perpetual Care Trust” means a trust fund or other reserve, trust, escrow or any similar arrangement established and administered by a Borrower as required in accordance with applicable law for the purpose of receiving the aggregate of all amounts required by applicable law derived from the sale of interests in real property, or fixtures, including, without limitation, mausoleums, niches, columbaria, urns, or crypts, used in connection with the final disposition, memorialization, interment, entombment, or inurnment of human remains and set aside in reserve, trust, escrow or any similar arrangement and administering such amounts for the perpetual care and maintenance of cemetery lots, graves, grounds, landscaping, roads, paths, parking lots, fences, mausoleums, columbaria, vaults, crypts, utilities, and other improvements, structures and embellishments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Partnership or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, the Issuing Bank, any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary, other than any Excluded Subsidiary.

“Previously Consummated Acquisitions” means those acquisitions that were consummated by the Loan Parties prior to the Effective Date which constituted “Permitted Acquisitions” under the Existing Credit Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Capital One as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Pro Forma Basis” means, as of any date, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to the incurrence of Indebtedness under any Future High Yield Notes or Permitted Unsecured Indebtedness or Permitted Acquisition then being consummated, if applicable, as well as any other Permitted Acquisition or, to the extent applicable, Previously Consummated Acquisitions consummated on or after the first day of any relevant Calculation Period (in each case, as if consummated on the first day of such Calculation Period and based on the available historical financial information provided by the Person who is being or was, or whose assets are being or were, acquired in connection with each such Permitted Acquisition or, to the extent applicable, Previously Consummated Acquisitions, whether prepared in accordance with GAAP or otherwise, and accepted by the Administrative Borrower in the exercise of its reasonable business judgment), and, in each case involving a Permitted Acquisition, adjusted to account for (a) expenses eliminated or reasonably expected to be eliminated by the Loan Parties pursuant to synergies and other efficiencies of each such acquisition, in each case, during the 12 month period following the date of such Permitted Acquisition and (b) income, gains and losses from any Trust Accounts being acquired, using the net asset value thereof multiplied by the yield to maturity of the Barclays Aggregate Bond Index plus 200 basis points (or if such index is not available, a replacement index and margin that is selected by the Administrative Borrower and reasonably satisfactory to the Administrative Agent), but in any case, not less than 5% per annum or more than 7% per annum; provided, that the amounts set forth in (a) above are reasonably acceptable to the Administrative Agent; provided, further, that any such calculations delivered pursuant to the definition of “Permitted Acquisition” shall also give effect on a pro forma basis to (i) the incurrence of any Indebtedness by any Loan Parties on or after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (ii) the permanent repayment of any Indebtedness of any Loan Parties on or after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period (in each case, based on the historical financial information described above).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means each of (i) the chief executive officer and the chief operating officer of the Administrative Borrower, (ii) any Financial Officer and (iii) any other officer of the Administrative Borrower designated in writing as such to, and reasonably acceptable to, the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Partnership or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Partnership or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Partnership or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the applicable documentation pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $210,000,000.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or other relevant Sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or other relevant sanctions authority.

“Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“SDN List” has the meaning assigned to such term in Section 3.20.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Treasury Services Obligations owing to the Administrative Agent or one or more Secured Parties; provided, that the Secured Obligations of any Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Partnership and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Treasury Services Agreements entered into with such Person by the Partnership or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Partnership to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Seller Subordinated Debt” means Indebtedness of a Borrower to a seller pursuant to a Permitted Acquisition.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default under clauses (a), (b), (h) or (i) of Article VII.

“Specified Swap Obligations” means any and all Swap Obligations that, within at least ten (10) days (or such later date as the Administrative Agent may agree to in its sole discretion) from the date that any transaction relating to any such Swap Obligation is executed, the Secured Party party thereto (other than Capital One) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Specified Swap Obligation.

“Specified Treasury Services Obligations” means any and all Treasury Services Obligations that, within at least ten (10) days (or such later date as the Administrative Agent may agree to in its sole discretion) from the date that any transaction relating to any such Treasury Services Obligation is executed, the Secured Party party thereto (other than Capital One) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Specified Treasury Services Obligation.

“Stated Maturity Date” means August 4, 2021.

“Subordinated Indebtedness” means any Indebtedness of any Borrower or any Subsidiary the payment of which is subordinated to payment of the Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or other Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Partnership. Notwithstanding the foregoing, the Archdiocese Holdco shall not constitute a “Subsidiary” of any Loan Party for purposes of this Agreement or any other Loan Document.

“Subsidiary Guarantor” means each Subsidiary (other than any Excluded Subsidiary) that is a party to the Guaranty and Collateral Agreement. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Swap Agreement” means any agreement, contract or transaction, which is (a) an interest rate swap, option, future, or forward agreement, including a rate floor, rate cap, rate collar, cross-currency rate swap, and basis swap, (b) a spot, same day-tomorrow, tomorrow-next, forward, or other foreign exchange, precious metals, or other commodity agreement, (c) a currency swap, option, future, or forward agreement, (d) an equity index or equity swap, option, future, or forward agreement, (e) a debt index or debt swap, option, future, or forward agreement, (f) a total return, credit spread or credit swap, option, future, or forward agreement, (g) a commodity index or a commodity swap, option, future, or forward agreement, (h) a weather swap, option, future, or forward agreement, (i) an emissions swap, option, future, or forward agreement, (j) an inflation swap, option, future, or forward agreement, (k) an energy swap, option, future or forward agreement, (l) a metal swap, option, future or forward agreement, (m) an agricultural swap, option, future or forward agreement, (n) any agreement, contract or transaction that is similar to any other agreement or transaction referred to in the foregoing clauses (a) - (m) and that (x) is of a type that is the subject of recurrent dealings in the swap or other derivatives markets (including terms and conditions incorporated by reference therein), and (y) is a forward, swap, future, option, or spot transaction on one or more rates, currencies, commodities, equity securities, or other equity instruments, debt securities or other debt instruments, quantitative measures associated with an occurrence, extent of an occurrence, or contingency associated with a financial, commercial, or economic consequence, or economic or financial indices or measures of economic or financial risk or value, (o) any combination of agreements, contracts or transactions referred to in the foregoing clauses (a)-(n) or (p) any option to enter into an agreement, contract or transaction referred to in the foregoing clauses (a)-(o); provided that, in each case, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or independent contractors of the General Partner, any Loan Party or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of any Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided that, “Swap Obligations” shall not include any Excluded Swap Obligations.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Capital One, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means $15,000,000.

“Syndication Agent” means Citizens in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, as of any date of determination, the greater of (a) $10,000,000 and (b) the lesser of (i) $15,000,000 and (ii) 10% of Consolidated EBITDA of the Partnership and its Subsidiaries for the four fiscal quarter period ending on the last day of the most recent fiscal quarter for which Financials are available.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Services” means each and any of the following bank services provided to any Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) debit cards, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Treasury Services Agreement” means any agreement entered into by any Borrower or any Subsidiary in connection with Treasury Services.

“Treasury Services Obligations” means any and all obligations of any Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Treasury Services.

“Trust Accounts” means, collectively, the Perpetual Care Trusts and Merchandise Trusts.

“Trust Funds” means, as of any date of determination in connection with the Trust Accounts, the aggregate of all amounts required by applicable law to be set aside in reserve, trust or escrow or any similar arrangement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Undeveloped Real Property” means real property that, at the time of the acquisition thereof by any Loan Party or any Subsidiary, is not being operated as a cemetery, crematory or funeral home.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-in Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) all certificates and other required deliverables and submissions made by an officer of the General Partner or any Loan Party shall be deemed for all purposes to be made by such person solely in such person’s capacity as an officer of the General Partner or such Loan Party and not in such person’s individual capacity.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Partnership or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the Effective Date shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Effective Date, that would be treated as an operating lease for purposes of GAAP as of the Effective Date shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP (or the effectiveness thereof) after the Effective Date. All references in this Agreement to consolidated financial statements of the Partnership and its Subsidiaries or to the determination of any amount for the Partnership and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Partnership is required to consolidate (including the Cemetery Non-Profits and the Trust Funds), pursuant to FASB ASC 810, as if such variable interest entity were a Subsidiary as defined in this Agreement.

(b) All pro forma computations (including, for the avoidance of doubt, calculations to be made on a Pro Forma Basis) required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which Financials shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such Financials, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of, giving effect to any adjustments described in the definition of Pro Forma Basis and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05. Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.08. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with incremental loans under Section 2.20, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

SECTION 1.09. Status of Obligations. In the event that the Partnership or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Administrative Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrowers in Dollars from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Administrative Borrower may request in accordance herewith; provided that, unless the Administrative Borrower delivers a funding indemnity letter to the Administrative Agent at least one (1) Business Day prior to the Effective Date, all Borrowings made on the Effective Date must be made as Base Rate Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.07. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Administrative Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing (or, solely with respect to the Borrowings on the Effective Date, such shorter amount of time as the Administrative Agent may agree in its sole discretion) or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Administrative Borrower or such other Borrower designated by the Administrative Borrower, to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Administrative Borrower. The Swingline Lender shall make each Swingline Loan available to the Administrative Borrower by means of a credit to the general deposit account of the Administrative Borrower, with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this Section 2.04(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.04(c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(c) shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. Subject to the terms and conditions set forth in this Agreement, the Issuing Bank agrees, in reliance on the agreements of the other Revolving Lenders set forth in this Section 2.05 and the representations, warranties and covenants of the Borrowers set forth in this Agreement, to issue Letters of Credit at any time and from time to time during the Revolving Credit

Availability Period. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (ii) if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any requirement of law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Administrative Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this Section 2.05(a), the Administrative Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Administrative Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (ii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that the expiry date of any Letter of Credit may occur after the Maturity Date if, not later than sixty (60) days prior to the Maturity Date, the Borrowers provide Cash Collateral for such Letter of Credit or such Letter of Credit is backstopped, in each case, pursuant to arrangements reasonably satisfactory to the Issuing Bank and the Administrative Agent.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Administrative Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Administrative Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Administrative Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Base Rate Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing or Swingline Loan. If the Administrative Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Administrative Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Administrative Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Administrative Borrower pursuant to this Section 2.05(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.05(e) to reimburse the Issuing Bank, then to such

Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.05(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Administrative Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Administrative Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Administrative Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Administrative Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Administrative Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Administrative Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Administrative Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) shall apply. Interest accrued pursuant to this Section 2.05(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this Section 2.05(j), the Administrative Borrower shall deposit, or cause to be deposited, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Administrative Borrower or such other applicable Borrower hereby grants the Administrative Agent a Lien on the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Administrative Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Administrative Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within three (3) Business Days after all Events of Default have been waived.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Administrative Borrower by promptly crediting the amounts so received, in like funds, to an account of the Administrative Borrower or such other Borrower designated by the Administrative Borrower in the applicable Borrowing Request; provided, that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Administrative Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Administrative Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Administrative Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Administrative Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, an issuance of equity or debt securities, or a change of control, asset sale or similar event, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that occurs ten (10) Business Days after such Swingline Loan is made; provided, that on each date that a Borrowing (other than the Borrowing of a Swingline Loan) is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.09(b) or Section 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form set forth on Exhibit E hereto (or such other form as may be approved by the Administrative Agent) (each, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.10. The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the aggregate Revolving Commitment, the Borrowers shall immediately repay Borrowings or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.05(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Credit Exposures to be less than or equal to the aggregate Revolving Commitment.

SECTION 2.11. Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender, a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.11(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing:

(i) during the occurrence and continuance of a Specified Event of Default, (x) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section 2.12 or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; and

(ii) during the occurrence and continuance of any other Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (x) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section 2.12 or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Eurodollar Rate or Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Borrowings, or to determine or charge interest rates based upon the Eurodollar Rate or the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurodollar Base Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the Eurodollar Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit , liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), Section 2.17(g)(ii)(B) and Section 2.17(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable;

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Partnership within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the

Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 299 Park Avenue, New York, New York 10171, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative

Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Administrative Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Specified Treasury Services Obligations and Specified Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as Cash Collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. In addition, notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) [Reserved.]

(d) If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(d) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or Participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(d) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e), Section 2.06(b), Section 2.18(e) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or

Section 2.17) and obligations under the Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Administrative Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. The Administrative Borrower may, from time to time, elect to increase the Revolving Commitments in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $100,000,000. The Borrowers may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “Joining Lender”), to increase their existing Revolving Commitments or extend Revolving Commitments, as the case may be; provided that (i) each Joining Lender, shall be subject to the approval of the Administrative Borrower and the Administrative Agent (such approval not to be unreasonably withheld) and (ii) (x) in the case of an Increasing Lender, the Administrative Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit B hereto, and (y) in the case of a Joining Lender, the Administrative Borrower and such Joining Lender execute an agreement substantially in the form of Exhibit C hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.20. Increases and new Revolving Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Administrative Borrower, the Administrative Agent and the relevant Increasing Lenders or Joining Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this Section 2.20 unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in Section 4.02(a) and Section 4.02(b) shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer and (B) the Borrowers shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments being made, (i) each relevant Increasing Lender and Joining Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Administrative Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time. Any documentation establishing an increase in Revolving Commitments pursuant to this Section 2.20, may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.20.

SECTION 2.21. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(b); fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(b); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with their Applicable Percentage without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fees on the unfunded portion of such Defaulting Lender’s Commitment pursuant to Section 2.11 for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees with respect to its participation in Letters of Credit pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21(b).

(C) With respect to any participation fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Administrative Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.21(b).

(b) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of such Fronting Exposure at such time.

(ii) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority Lien on all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Issuing Bank’s Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21(b) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to other provisions of this Section 2.21, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the Liens granted pursuant to the Loan Documents.

(c) Defaulting Lender Cure. If the Administrative Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Applicable Percentage (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.22. Administrative Borrower. Each Borrower hereby designates the Operating Company as the Administrative Borrower hereunder to act on its behalf for the purposes of issuing Borrowing Requests, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and amendments to the Loan Documents) on behalf of any Borrower under the Loan Documents. The Administrative Borrower hereby accepts such appointment as the Administrative Borrower. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Administrative Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Loan Party or Loan Parties hereunder to the Administrative Borrower on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Partnership and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the transactions contemplated thereby and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case referred to in clause (b)(i) or (c), to the extent that a failure could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 hereto identifies, as of the Effective Date, each Subsidiary, noting whether such Subsidiary is an Excluded Subsidiary, a Borrower or a Subsidiary Guarantor, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its Equity Interests owned by the Partnership and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Equity Interests indicated on Schedule 3.01 as owned by the Partnership or another Subsidiary are owned, beneficially and of record, by the Partnership or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents. As of the Effective Date, except as set forth on Schedule 3.01, there are no outstanding commitments or other obligations of the Partnership or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any Equity Interests of the Partnership or any Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute legal, valid and binding obligations of such Loan Party, enforceable in accordance with their respective terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Partnership or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Partnership or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Partnership or any of its Subsidiaries, (d) will not violate or result in a breach or default under any registration, license, permit, approval or certificate necessary to conduct any cemetery, crematory or funeral home business issued by any Governmental Authority and (e) will not result in the creation or imposition of any Lien on any asset of the Partnership or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Administrative Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income or operations, shareholders’ equity or partners’ capital and cash flows for the Partnership and its consolidated Subsidiaries (i) as of and for the Fiscal Year ended December 31, 2015 reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the Fiscal Year ended March 31, 2016, certified by the chief financial officer of the General Partner, on behalf of the Partnership. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Partnership and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes and to normal year-end audit adjustments, in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Each of the Partnership and its Subsidiaries has good (and, in the case of real property, marketable) title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business (free and clear of all Liens, other than Liens permitted under Section 6.02), except for such defects in title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Partnership and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Partnership and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries as of the Effective Date, showing, as of the Effective Date, the street address, county or other relevant jurisdiction, state and record owner thereof, and whether such owned real property is subject to a Mortgage.

(d) Schedule 3.05(d) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee as of the Effective Date (other than (i) intercompany leases among the Loan Parties, (ii) office leases and (iii) Immaterial Leases), showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof, and whether such leased real property is subject to a Mortgage.

(e) Schedule 3.05(e) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor as of the Effective Date (other than (i) intercompany leases among the Loan Parties, (ii) office leases and (iii) Immaterial

Leases), showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof, and whether such leased real property is subject to a Mortgage.

SECTION 3.06. Litigation, Environmental and Labor Matters.

(a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Partnership or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Partnership nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability of the Partnership or any Subsidiary or (iv) knows of any basis for any Environmental Liability of the Partnership or any Subsidiary.

(c) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d) There are no strikes, lockouts or slowdowns against the Partnership or any of its Subsidiaries pending or, to their knowledge, threatened which could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of (i) the Fair Labor Standards Act or (ii) any other applicable Federal, state, local or foreign law relating to such matters which violation under this clause (ii) could reasonably be expected to result in a Material Adverse Effect. All material payments due from the Partnership or any of its Subsidiaries, or for which any claim may be made against the Partnership or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Partnership or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Partnership or any of its Subsidiaries is bound. No Loan Party is engaged in any unfair labor practice that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Partnership and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental

Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Partnership nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Partnership and its Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Partnership or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax Liens have been filed and no material claims are being asserted with respect to any such Taxes. As of the Effective Date, the income of the Partnership, of the Operating Company and of the Subsidiaries of the Operating Company that are intended by the Partnership to be treated as disregarded entities pursuant to Treas. Reg. Section 301.7701-3 is not subject to federal income tax at the company level.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the periods covered by any such projections may differ from the projected results and such differences may be material).

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Partnership or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15. No Burdensome Restrictions. Neither the Partnership nor any Subsidiary is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16. Solvency. Each of the Partnership and the Operating Company is individually, and the Loan Parties taken as a whole with their Subsidiaries on a consolidated basis are, in each case taking into account any rights of subrogation and contribution among Loan Parties, Solvent.

SECTION 3.17. Insurance. The Partnership maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.18. Security Interest in Collateral. The provisions of the Collateral Documents create legal, valid and (subject to applicable Cemetery Laws) enforceable Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, and upon (a) the filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), and (b) the taking of possession or control by the Administrative Agent (including possession of any certificate of title) of the Collateral with respect to which a security interest may be perfected by possession or control, such Liens shall be perfected Liens in and to all of the Collateral having priority over all other Liens on the Collateral and subject to no Liens, in each case, other than Liens permitted by Section 6.02.

SECTION 3.19. Material Contracts. All Material Contracts to which the Partnership or any Subsidiary is a party or is bound as of the Effective Date are listed on Schedule 3.19. Neither the Partnership nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Contract which it is a party which would entitle the counterparty to any such Material Contract to terminate such contract or accelerate the obligations of the Partnership or the applicable Subsidiary thereunder or (ii) any agreement or instrument evidencing or governing Indebtedness in excess of the Threshold Amount.

SECTION 3.20. OFAC. The Partnership and each Subsidiary of the Partnership is and will remain in compliance in all material respects with all U.S. economic Sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither the Partnership nor any Subsidiary or Affiliate of the Partnership (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic Sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic Sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law. The Loan Parties will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is currently the target of any U.S. Sanctions administered by OFAC or any similar Governmental Authority or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of Sanctions administered by OFAC or any similar Governmental Authority, to the extent such activities, businesses or transaction would be prohibited by U.S. Sanctions laws or regulations administered by OFAC or any similar Governmental Authority, or in any manner that would result in the violation of any U.S. Sanctions laws or regulations administered by OFAC or any similar Governmental Authority applicable to any party hereto.

SECTION 3.21. Anti-Terrorism Laws. The Partnership, each of its Subsidiaries and, to the knowledge of each of the Loan Parties, each of their Affiliates, are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) all applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act (31 U.S.C. §§ 5301 et seq.) and all regulations issued pursuant thereto and (d) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

SECTION 3.22. Foreign Corrupt Practices Act; Anti-Corruption Laws. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”), the UK Bribery Act 2010 and other similar anti-corruption legislation. No Loan Party nor any of Subsidiaries or Affiliates thereof has directly (or, to the knowledge of the Loan Parties and their Subsidiaries, indirectly) made any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or in violation of any Sanctions referred to in Section 3.20.

SECTION 3.23. Tax Shelter Regulations. The Loan Parties do not intend to treat any Loan or Letter of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Loan Party determines to take any action inconsistent with such intention, the Administrative Borrower will promptly notify the Administrative Agent thereof. If the Administrative Borrower so notifies the Administrative Agent, the Loan Parties acknowledge that one or more of the Lenders may treat its Loans, its interest in Swingline Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

SECTION 3.24. Common Enterprise. The operations of the Loan Parties require financing on a basis such that the credit supplied can be made available from time to time to the Loan Parties, as required for the continued successful operation of the Loan Parties as a whole. The Loan Parties have requested that the Lenders make credit available hereunder for the purposes set forth in Section 5.08. The Loan Parties expect to derive benefit, directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Loan Parties is dependent on the continued successful performance of the functions of the group as a whole. The Loan Parties acknowledge that, but for the agreement by each of the Loan Parties to execute and deliver this Agreement and the other Loan Documents, the Administrative Agent and the Lenders would not have made available the credit facilities established on the terms set forth in this Agreement.

SECTION 3.25. Broker’s Fees. Except for fees payable to the Administrative Agent, the Joint Lead Arrangers, and the Lenders under the Loan Documents, none of the Loan Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the Transactions.

SECTION 3.26. Compliance with Cemetery Laws. Each of the Loan Parties has complied with, is in compliance with, all applicable laws governing the operation of its cemeteries, crematories and funeral homes, the providing of cemetery and funeral services (including cremation services), and the sale of Cemetery Property and other cemetery and funeral merchandise (collectively, “Cemetery Laws”), including, without limitation: (a) obtaining and maintaining valid registrations, licenses, permits, and certificates to conduct each cemetery, crematory and funeral home business from each applicable Governmental Authority; (b) employing qualified representatives, employees, and sales agents who are registered with the appropriate Governmental Authorities; (c) submitting all required notices, records, statements, affidavits, financial reports and other documents, each in form and substance satisfactory to the appropriate Governmental Authorities; (d) making all required disclosures in accordance with applicable laws; (e) using contracts, agreements, and other documents in form, wording and substance that comply with applicable laws; (f) establishing, funding and administering trust or escrow accounts, including, but not limited to, Trust Accounts, in accordance with applicable laws; (g) appointing qualified trustees and escrow agents to manage and administer trust funds established under applicable laws; (h) maintaining and caring for cemeteries with the standard of care required by applicable laws; (i) constructing columbaria and mausoleums in accordance with applicable laws; (j) canceling contracts for cemetery and funeral services and merchandise, including making refunds to consumers, in accordance with applicable laws; (k) owning no more than the maximum amount of land permitted for cemetery and burial use under applicable laws; and (l) establishing cemeteries in areas permitted by applicable laws; except to the extent any failures to comply with the above requirements, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Furthermore, there are no pending or, to the knowledge of any Loan Party, threatened claims or suspensions against any Loan Party, by any Person which relate to the operation of any cemetery or funeral home, the providing of any cemetery, crematory or funeral services or the sale of any Cemetery Property or other cemetery or funeral merchandise, except for those that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.27. EEA Financial Institutions. No Loan Party and no Subsidiary is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Partnership and its Subsidiaries for the two most recent Fiscal Years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Partnership and its Subsidiaries for each fiscal quarter ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) satisfactory financial statement projections through and including the Partnership’s 2020 Fiscal Year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections) and (iv) a pro forma Compliance Certificate dated as of the Effective Date giving effect to the Transactions to occur on the Effective Date.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Blank Rome LLP, counsel for the Loan Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request and (ii) each local counsel to any Loan Party as set forth on Schedule 4.01(c), for all Effective Date Material Real Property Jurisdictions, as to such matters concerning the applicable Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer, confirming (i) compliance with the conditions set forth in Section 4.02(a) and Section 4.02(b) and (ii) that the Transactions are permitted under the High Yield Notes Indenture.

(f) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and all Indebtedness and other obligations thereunder shall have been (or will be, concurrently with the initial Credit Event under this Agreement) satisfied in full (except for those customary obligations that would survive such termination) and any and all Liens thereunder shall have been terminated (or will be, concurrently with the initial Credit Event under this Agreement).

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Hunton & Williams LLP, counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder or under any Fee Letter.

(h) The Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) made with respect to the Loan Parties and tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties, in each case, in such jurisdictions as may be satisfactory to the Administrative Agent and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Liens permitted under Section 6.02 or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(i) The Administrative Agent shall have received a certificate of a Responsible Officer either (i) attaching copies of all consents of, licenses of, filings by or with, and approvals of Governmental Authorities required in connection with the execution and delivery by the Loan Parties and the validity against the Loan Parties of the Loan Documents to which each is a party, and such consents, licenses, filings and approvals shall be in full force and effect or (ii) stating that no such consents, licenses, filings or approvals are so required.

(j) The Administrative Agent shall have received the Guaranty and Collateral Agreement together with (i) certificates or instruments representing Pledged Collateral (as defined in the Guaranty and Collateral Agreement) accompanied by all endorsements and/or powers required by the Guaranty and Collateral Agreement (or arrangements reasonably satisfactory to the Administrative Agent for the delivery of such items substantially concurrently with the making of the Loans on the Effective Date shall have been made), (ii) evidence of any filings concurrently with the making of the Loans on the Effective Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Collateral Agreement, covering the Collateral described in the Guaranty and Collateral Agreement and (iii) evidence of the taking concurrently with the making of the Loans on the Effective Date of all other actions, recordings and filings of or with respect to the Guaranty and Collateral Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby.

(k) The Administrative Agent shall have received at least three Business Days prior to the Effective Date all documentation and other information about the Partnership and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent in writing at least five Business Days prior to the Effective Date.

(l) Subject to Section 5.17, the Administrative Agent shall have received each of the Mortgage Instruments set forth on Schedule 4.01(l), in each case in form and substance reasonably satisfactory to it and its counsel.

(m) The Administrative Agent shall have received a solvency certificate from a Financial Officer (immediately after giving effect to the Transactions to occur on the Effective Date) substantially in the form attached hereto as Exhibit G.

The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article VIII, for purposes of determining satisfaction of the conditions precedent specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent any such representation or warranty specifically refers to an earlier date, such representation and warranty shall be true and correct in all material respects on and as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 4.02(a) and Section 4.02(b).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the satisfaction of all Secured Obligations (other than Unliquidated Obligations), each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Administrative Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within ninety-five (95) days after the end of each Fiscal Year of the Partnership (or, if earlier, the date that the Annual Report on Form 10-K of the Partnership for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), commencing with the Fiscal Year ending December 31, 2016, its audited consolidated balance sheet and related statements of income or operations, shareholders’ equity or partners’ capital and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception (other than a qualification in respect of any Fiscal Year in which the Maturity Date is scheduled to occur, due solely to the maturity of the Obligations) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Partnership and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of the Partnership (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Partnership for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), commencing with the fiscal quarter ending September 30, 2016, its consolidated balance sheet and related statements of income or operations, shareholders’ equity or partners’ capital and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Partnership and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (except for a footnote summarizing the investment of Trust Funds as at the end of the applicable fiscal quarter);

(c) concurrently with any delivery of Financials under Section 5.01(a) or Section 5.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 6.12;

(d) as soon as available, but in any event within sixty (60) days after the end of each Fiscal Year of the Partnership, commencing with the Fiscal Year ending December 31, 2016, an annual business plan and budget of the Partnership and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Partnership, in form reasonably satisfactory to the Administrative Agent (it being acknowledged by the Administrative Agent that the form of annual business plan and budget provided to the Administrative Agent prior to the Effective Date is satisfactory);

(e) within ninety-five (95) days after the end of each Fiscal Year of the Partnership, a current list of all cemeteries, crematories and funeral homes owned or leased by the Loan Parties, in form reasonably satisfactory to the Administrative Agent and containing such detail as may be reasonably requested by the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Partnership or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Partnership to its shareholders or partners generally, as the case may be, and in any case not otherwise required to be delivered to the Administrative Agent pursuant to this Section 5.01; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Partnership or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b) and Section 5.01(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or on which the Partnership posts such documents, or provides a link thereto, on the Partnership’s website on the internet (currently www.stonemor.com).

SECTION 5.02. Notices; Delivery of Information. The Administrative Borrower will furnish to the Administrative Agent (for distribution to each Lender) the following:

(a) prompt written notice of the occurrence of any Default or Event of Default;

(b) prompt written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary thereof (i) in which the amount in controversy is in excess of the Threshold Amount or (ii) that could reasonably be expected to result in a Material Adverse Effect;

(c) prompt written notice of the occurrence of (i) any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate becoming obligated to contribute to any Multiemployer Plan;

(d) [Reserved];

(e) [Reserved];

(f) [Reserved];

(g) promptly after any request by the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify;

(h) not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any material investigation by the SEC regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all default or other material notices and any amendments, waivers and other modifications, received under or pursuant to any High Yield Document or any Permitted Unsecured Indebtedness Document and, from time to time upon request by the Administrative Agent, such information regarding the High Yield Documents, Permitted Unsecured Indebtedness Documents and other Material Contracts as the Administrative Agent may reasonably request;

(j) promptly after the occurrence thereof, written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case which could reasonably be expected to result in a Material Adverse Effect;

(k) promptly after the assertion or occurrence thereof, written notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect, (ii) result in cleanup, removal or remedial costs in excess of the Threshold Amount or (iii) cause any property described in any Mortgage to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(l) promptly, and in any event within sixty (60) days after request by the Administrative Agent, at the expense of the Loan Parties, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Loan Parties, and the Loan Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; provided, that in no event shall such request for any report described in this Section 5.02(l) be made unless (i) an Event of Default exists or (ii) a notice has been delivered under Section 5.02(k); and

(m) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Partnership will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business and (b) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that the foregoing clauses (a) and (b) shall not prohibit any Disposition, merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any liquidation or dissolution of, or insolvency proceeding with respect to, any Immaterial Subsidiary.

SECTION 5.04. Payment of Obligations. The Partnership will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Partnership or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) General. The Partnership will, and will cause each of its Subsidiaries to, (a) keep and maintain all of its property in good working order and condition, ordinary wear and tear and casualty excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Administrative Borrower shall deliver to the Administrative Agent endorsements (x) to all property insurance policies naming the Administrative Agent as mortgagee and/or lender loss payee, as applicable, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Partnership or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default or Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so), upon five (5) Business Days prior written notice to the Administrative Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. In the event of any loss affecting the Collateral, so long as no Event of Default has occurred and is continuing, the net insurance proceeds shall be made available to the Loan Parties for the purpose of repairing or replacing such Collateral or otherwise reinvesting such proceeds in assets that are used or useful in the business operations of the Loan Parties.

(b) Flood Insurance.

(i) With respect to any real property in respect of which a Mortgage is required to be delivered pursuant to the terms hereof or any other Loan Document, the Loan Parties shall obtain for and deliver to the Administrative Agent (for distribution to each Lender) at the sole expense of the Loan Parties, prior to or concurrently with the delivery of such Mortgage, all information and documentation (which may include the property address, tax identification number and/or legal description of such real property) (the “Flood

Determination Information”) sufficient to enable the Administrative Agent to obtain a standard flood hazard determination certificate for such real property in form and substance and issued by a flood hazard certification firm, in each case, reasonably acceptable to the Administrative Agent.

(ii) The Loan Parties shall, at their sole expense, obtain and maintain at all times flood insurance with respect to all applicable Mortgaged Property, if (x) the Administrative Agent or any Lender provides notice to the Administrative Borrower that a standard flood hazard determination certificate reflects that all or any portion of such Mortgaged Property is situated within a “Special Flood Hazard Area,” as designated by the Federal Emergency Management Agency or other applicable Governmental Authority or (y) such flood insurance is then required by any other Applicable Flood Insurance Requirements and the applicable Loan Party will deliver a flood notification form signed by such Loan Party.

(iii) All such flood insurance required to be maintained pursuant to the terms hereof or any other Loan Document shall comply with all Applicable Flood Insurance Requirements. In addition, prior to or concurrently with the delivery of the related Mortgage, the Administrative Borrower shall promptly deliver to the Administrative Agent evidence of such flood insurance coverage, including copies of such flood insurance policies, together with such endorsements thereto, in each case, if requested, as the Administrative Agent (for itself or on behalf of any Lender) shall reasonably request (including, without limitation, any forms required by the Federal Emergency Management Agency).

(iv) If the Loan Parties fail to obtain and deliver to the Administrative Agent any Flood Determination Information or fails to obtain any flood insurance (or provide evidence of such coverage or copies of the policies thereof to the Administrative Agent), in each case, as required by any Loan Document or applicable law, to the extent permitted by applicable law, the Administrative Agent may, upon five (5) Business Days prior written notice to the Administrative Borrower, obtain such Flood Determination Information or flood insurance, as applicable, at the expense of the Loan Parties, and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

(v) Without limiting the foregoing, the Loan Parties will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Section 5.05(b), all at the expense of the Loan Parties.

SECTION 5.06. Books and Records; Inspection Rights. The Partnership will, and will cause each of its Subsidiaries to, keep proper books of record and account (a) in conformity in all material respects with GAAP consistently applied and (b) in material conformity with all applicable requirements of law or any Governmental Authority having jurisdiction over such Loan Party or such Subsidiary, as the case may be. The Partnership will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountant, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, including then-existing environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested at the expense of the Loan Parties with respect to all reasonable out-of-pocket expenses of the Administrative Agent (it being agreed that the Loan Parties shall not be liable for any such expenses of the Lenders except as set forth in the following proviso); provided, however, that if an Event of Default exists, the Administrative Agent or any Lender (or any employees of the Administrative Agent, any Lender or any consultants, accountant, lawyers, agents and appraisers retained by the Administrative Agent or any such Lender) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice; provided, further, however, that if no Event of Default exists, the Loan Parties shall only be liable for such expenses of the Administrative Agent for up to two (2) visits, inspections and examinations in any calendar year. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Partnership’s and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Partnership will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws and Cemetery Laws), (b) obtain and renew all Environmental Permits necessary for its operations and properties and (c) perform in all material respects its obligations under Material Contracts to which it is a party, in each case under the preceding clauses (a), (b) and (c), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used (a) to refinance the obligations outstanding under the Existing Credit Agreement and to pay fees, costs and expenses relating to the Transactions and (b) to finance the working capital needs, and for other general corporate purposes, of the Loan Parties and their Subsidiaries in the ordinary course of business, including acquisitions and distributions permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Appraisals. At any time that the Administrative Agent requests, the Partnership will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of their real property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, not more than ten (10) such appraisals per calendar year shall be at the sole expense of the Loan Parties.

SECTION 5.10. Reserved.

SECTION 5.11. Additional Loan Parties; Pledges; Additional Collateral; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary (other than an Excluded Subsidiary), the Administrative Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing (i) the owned and leased real property of such Person and (ii) the material assets of such Person, and shall cause each such Subsidiary to deliver to the Administrative Agent (x) a joinder to the Guaranty and Collateral Agreement (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Guaranty and Collateral Agreement and (y) an accession agreement to this Agreement (in the form of Exhibit H) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement as if it were a Borrower hereunder on the Effective Date, in each case, to be accompanied by appropriate corporate resolutions, other corporate documentation and, to the extent reasonably requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Subject to applicable Cemetery Laws and subject to the terms and conditions of the Guaranty and Collateral Agreement and the other Collateral Documents, the Administrative Borrower will, and will cause each other Loan Party to, cause all of its owned property (whether real, personal, tangible, intangible, or mixed), and leased real property, other than Excluded Property, to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, subject in any case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, but subject to applicable Cemetery Laws and subject to the terms and conditions of the Guaranty and Collateral Agreement and the other Collateral Documents, the Loan Parties (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Partnership or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each other Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property of the Loan Parties, other than Excluded Property, to the extent, and within sixty (60) days after the acquisition thereof or such longer period of time as the Administrative Agent may otherwise agree.

(c) Without limiting the foregoing, but subject to applicable Cemetery Laws and subject to the terms and conditions of the Guaranty and Collateral Agreement and the other Collateral Documents, the Loan Parties will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) Subject to applicable Cemetery Laws and subject to the terms and conditions of the Guaranty and Collateral Agreement and the other Collateral Documents, if any assets (including any real property or improvements thereto or any interest therein, but in each case other than Excluded Property) are acquired by a Loan Party after the Effective Date (other than (i) assets constituting Collateral under the Guaranty and Collateral Agreement that become subject to the Lien under the Guaranty and Collateral Agreement upon acquisition thereof or (ii) Excluded Property), the Administrative Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Loan Parties will cause such assets to be subjected to a Lien securing the

Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.11(c), all at the expense of the Loan Parties.

SECTION 5.12. Compliance with Terms of Leaseholds. The Partnership will, and will cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case under this Section 5.12, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.13. Amendment to High Yield Document Covenants. If the Loan Parties shall, at any time after the Effective Date, amend or modify any High Yield Document in a manner that requires any Loan Party to comply with a covenant or add an event of default that either is not at such time included in this Agreement or, if such covenant or event of default shall already be included in this Agreement, is more restrictive upon any Loan Party than such existing covenant or event of default, then each such covenant and each event of default, definition and other provision relating to such covenant or event of default in such High Yield Document (as each is amended or modified from time to time thereafter) shall be automatically deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full. Promptly after any such amendment or modification, the Administrative Borrower will (a) furnish to the Administrative Agent (for distribution to the Lenders) a copy of each such covenant and each event of default, definition and other provisions related thereto and (b) execute and deliver to the Administrative Agent (for distribution to the Lenders) an instrument, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, modifying this Agreement by adding or modifying, as the case may be, the full text of such covenant and the events of default, definitions and other related provisions.

SECTION 5.14. Employee Benefit Plans. The Partnership will, and will cause each Subsidiary to, maintain each Plan in compliance with all applicable requirements of law and regulations, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.15. Lender Meetings. To the extent requested by the Administrative Agent or the Required Lenders, the Loan Parties will make available a Responsible Officer (or such other officer as is reasonably acceptable to the Administrative Borrower and the Administrative Agent) to participate in a conference call (including a customary question and answer session) with the Administrative Agent and the Lenders once during each fiscal quarter to be held at such time as may be agreed to by the Administrative Borrower and the Administrative Agent.

SECTION 5.16. Maintenance of Trust Funds and Trust Accounts. Each Loan Party shall deposit in the appropriate Trust Account all applicable Trust Funds in compliance in all material respects with applicable law, and such Loan Party shall establish and maintain all of the funding obligations of each of the Trust Accounts in compliance in all material respects with applicable law.

SECTION 5.17. Post-Closing Matters. Each Loan Party shall, within the time periods specified in Schedule 5.17 (as each may be extended by the Administrative Agent in writing (which writing may take the form of electronic mail) in its sole discretion) complete such undertakings as are set forth on Schedule 5.17.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the satisfaction of all Secured Obligations (other than Unliquidated Obligations), each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. The Partnership will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof except by an amount equal to the sum of (i) accrued and capitalized interest thereon plus (ii) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(c) loans and advances from (i) any Loan Party to any other Loan Party, (ii) any Loan Party to the Partnership made for the purpose of making payments permitted by Section 6.07, (iii) any Loan Party to any Subsidiary that is not a Loan Party which Investment is permitted under Section 6.04, and (iv) the General Partner to any Loan Party, provided that any such loan or advance under this clause (iv) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees of any Loan Party of Indebtedness of any other Loan Party or of any Subsidiary and by any Subsidiary of Indebtedness of any Loan Party or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(c) and (iii) Guarantees permitted under this Section 6.01(d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, except by an amount equal to the sum of (i) accrued and capitalized interest thereon plus (ii) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement; provided that (x) such Indebtedness (other than extensions, renewals and replacements permitted above) is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e) shall not exceed $10,000,000 at any time outstanding;

(f) Seller Subordinated Debt; provided, that (i) such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) the aggregate amount of such Seller Subordinated Debt incurred in connection with any Permitted Acquisition does not exceed 25% of the aggregate consideration for such Permitted Acquisition;

(g) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(h) obligations of the Loan Parties or any Subsidiary in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by the Loan Parties or any Subsidiary, in each case in the ordinary course of business;

(i) Indebtedness of any Loan Party or any Subsidiary in respect of netting services, overdraft protections and related liabilities in connection with deposit accounts;

(j) Indebtedness of a type described in clause (g) of the definition of “Indebtedness” to the extent payment of such Indebtedness is permitted under Section 6.07;

(k) Indebtedness in respect of any Swap Agreements entered into in the ordinary course of business to mitigate risk and not for speculative purposes;

(l) unsecured Indebtedness (including Indebtedness under or evidenced by High Yield Notes) (“Permitted Unsecured Indebtedness”); provided, that with respect to any such Permitted Unsecured Indebtedness incurred after the Effective Date, (i) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Loan Parties are in compliance, on a Pro Forma Basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Partnership for which Financials are available, as if such Indebtedness had been incurred on the first day of the relevant period for testing compliance and the Administrative Borrower shall have delivered to the Administrative Agent no less than five (5) Business Days prior to the proposed closing thereof (or such shorter period as the Administrative Agent may agree), a certificate of a Financial Officer to such effect, (ii) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness, (iii) such Indebtedness does not mature prior to 181 days after the Stated Maturity Date, (iv) the terms of such Indebtedness do not require payments of principal (other than customary mandatory prepayments or redemptions solely as a result of a change of control, asset sale or similar event) at any time prior to 181 days after the Stated Maturity Date and (v) such Indebtedness is incurred on market terms and does not contain any financial maintenance covenants or other terms that are more restrictive in any material respect to the obligors thereunder than the terms of this Agreement other than those that are only applicable after the Stated Maturity Date;

(m) unsecured Indebtedness incurred in favor of (i) a Cemetery Non-Profit in the ordinary course of business pursuant to the applicable Cemetery Non-Profit Management Agreement for such Cemetery Non-Profit or (ii) a Person in the ordinary course of business pursuant to the Exclusive Management Agreement for such Person;

(n) Indebtedness in the form of earn-outs, non-compete, consulting or other similar arrangements, and purchase price adjustments, in respect of Permitted Acquisitions;

(o) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired as the result of a Permitted Acquisition, in an aggregate amount not to exceed $1,000,000 at any one time outstanding; provided, that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed by any Loan Party or any Subsidiary (other than by any such Person that so becomes a Subsidiary) and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(p) to the extent constituting Indebtedness, Indebtedness consisting of Sale and Leaseback Transactions permitted by Section 6.10; and

(q) additional Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

SECTION 6.02. Liens. The Partnership will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Loan Party or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to the sum of (x) accrued and capitalized interest thereon, plus (y) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(d) Liens securing Indebtedness permitted under Section 6.01(e) and Liens securing accounts payable for the purchase of pre-assembled mausoleums and crypts; provided, (i) such Liens only serve to secure the payment of Indebtedness or accounts payable arising under such related obligation, (ii) such Liens do not encumber any other property or asset of any Loan Party or any Subsidiary and (iii) except as permitted under Section 6.01(e), the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) Liens solely on any cash earnest money deposits made by the Operating Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under Section 6.04;

(f) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h) bankers’ Liens and customary rights of setoff, revocation and chargeback under deposit or credit card agreements entered into in the ordinary course of business;

(i) Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 6.01(g);

(j) any Lien or other restriction on the use of property (including cash) deposited in any Trust Fund, to the extent imposed by law or by the terms of the agreement governing such Trust Fund;

(k) Liens in favor of collecting banks arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code;

(l) any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to the sum of (x) accrued and capitalized interest thereon, plus (y) premiums, penalties, fees and reasonable expenses incurred in connection with such extension, renewal or replacement;

(m) licenses, leases, subleases or easements granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Loan Party or Subsidiary or materially impairing the value of the related property; and

(n) additional Liens not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $2,500,000.

SECTION 6.03. Fundamental Changes and Dispositions.

(a) The Partnership will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or make any Disposition of (in one transaction or in a series of transactions) any of its assets, or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) any Person may merge into any Borrower in a transaction in which a Borrower is the surviving Person and (B) any Person may merge into any Loan Party (other than the Partnership) in a transaction in which such Loan Party is the surviving Person;

(ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving (A) the Partnership must result in the Partnership as the surviving Person and (B) a Borrower must result in a Borrower as the surviving Person);

(iii) any Subsidiary that is not a Loan Party may merge with or into any other Subsidiary that is not a Loan Party;

(iv) if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary may liquidate or dissolve if (a) the Partnership determines in good faith that such liquidation or dissolution is in the best interest of the Partnership and its Subsidiaries and is not disadvantageous to the Lenders in any material respect and (b) if such Subsidiary is a Loan Party, any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with this Section 6.03 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party immediately after giving effect to such liquidation or dissolution;

(v) to the extent constituting a sale, transfer, lease or other Disposition, the Loan Parties and their Subsidiaries may make Dispositions consisting of (a) Liens permitted by Section 6.02, (b) Restricted Payments permitted by Section 6.07, (c) Investments permitted by Section 6.04 or (d) Sale and Leaseback Transactions permitted by Section 6.10;

(vi) any Loan Party and any Subsidiary may consummate any Permitted Disposition;

(vii) any Loan Party and any Subsidiary may consummate Dispositions of real property which Disposition is not otherwise permitted under Section 6.03(a)(vi), together with the related incidental personal property; provided, that, (A) at the time of such Disposition, no Default or Event of Default shall exist or would result therefrom, (B) the aggregate book value of all such property Disposed of under this Section 6.03(a)(vii) in any Fiscal Year does not exceed $10,000,000, (3) at least 75% of the consideration for such Disposition consists of cash and (4) the purchase price for such property shall be paid to such Loan Party or such Subsidiary in cash and any Investments permitted by Section 6.04(j);

(viii) any Loan Party and any Subsidiary may enter into licenses of intellectual property or other technology in the ordinary course of business;

(ix) the Loan Parties and the Subsidiaries may consummate the Effective Date Contemplated Dispositions;

(x) Dispositions of assets acquired pursuant to a Permitted Acquisition consummated within eighteen (18) months prior to the date of the proposed Disposition to the extent that the assets to be Disposed of were incidental to such Permitted Acquisition and are not necessary in or material to the business of Loan Parties; provided, that the aggregate value of the assets Disposed of from any Permitted Acquisition shall not exceed 10% (or such greater amount as the Administrative Agent may agree, not to exceed 25%) of the aggregate consideration paid in connection with such Permitted Acquisition;

(xi) any Loan Party and any Subsidiary may also Dispose of assets with a book value that, together with the book value of all other property of the Loan Parties and its Subsidiaries previously Disposed of as permitted by this Section 6.03(a)(xi) during any Fiscal Year, does not exceed $10,000,000; and

(xii) any Subsidiary may enter into any merger, amalgamation or consolidation the sole purpose of which is to effect a Disposition permitted by this Section 6.03 or a Permitted Acquisition; provided, that, in the case of a Permitted Acquisition, if such Subsidiary is a Loan Party, then the surviving Person in such transaction (to the extent not such Subsidiary) must be or become a Loan Party which assumes or has assumed or acquired all of the property and assets of such Subsidiary;

provided that (x) any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidations shall not be permitted unless it is also permitted by Section 6.04 and (y) all Dispositions to Persons other than Loan Parties or Subsidiaries permitted hereby shall be made for fair value.

(b) The Partnership will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Partnership and its Subsidiaries on the Effective Date and businesses reasonably related, complementary or ancillary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Partnership will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

(a) cash and Cash Equivalents;

(b) Permitted Acquisitions;

(c) (i) Investments by the Partnership and its Subsidiaries existing on the Effective Date in the Equity Interests of its Subsidiaries, (ii) additional Investments by any Loan Party or any Subsidiary in any Loan Party (including Subsidiaries formed in accordance with Section 6.04(m)), (iii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iv) Investments by Loan Parties in Subsidiaries that are not Loan Parties and (v) Investments in the form of loans and advances permitted under Section 6.01(c); provided, that not more than an aggregate amount of $1,000,000 in Investments may be made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or from account debtors in settlement of delinquent accounts to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) non-economic Equity Interest in the Archdiocese Holdco, on the terms set forth in the Operating Agreement, in the form of Exhibit F to the Archdiocese Lease, between the Archdiocese and one or more of the Loan Parties (as amended, restated, modified or supplemented from time to time, in each case in a manner which could not reasonably be expected to be adverse in any material respect to the interests of the Administrative Agent or the Lenders);

(g) loans and advances to officers and employees of the General Partner, any Loan Party or any Subsidiary, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount for all such loans and advances not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(h) Investments existing on the Effective Date and set forth on Schedule 6.04;

(i) Investments by any Loan Party in Swap Agreements permitted under Section 6.01(k);

(j) Investments arising directly out of the receipt by any Loan Party or any Subsidiary of non-cash consideration for any Disposition permitted under Section 6.03;

(k) Investments of Trust Funds, and interest and other earnings thereon, in accordance with Section 6.13;

(l) Investments of any Person in existence at the time such Person becomes a Subsidiary (other than in Subsidiaries of any such Person); provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary;

(m) Investments in the form of creation of newly formed wholly-owned Subsidiaries so long as, in each case, (i) prompt written notice of the creation of such Subsidiary is given to the Administrative Agent and (ii) all actions required under the Collateral and Guaranty Agreement and Section 5.11 are taken with respect to such Subsidiary;

(n) advances by the Loan Parties and Subsidiaries to suppliers which advances are made in the ordinary course of business for the purpose of prepaying purchases of inventory;

(o) Investments in (i) a Cemetery Non-Profit in the ordinary course of business pursuant to the Cemetery Non-Profit Management Agreement for such Cemetery Non-Profit and (ii) a Person in the ordinary course of business pursuant to the applicable Exclusive Management Agreement for such Person;

(p) Guarantees (other than Guarantees constituting Indebtedness) and indemnification obligations incurred in the ordinary course of business or pursuant to a transaction that is permitted under this Agreement;

(q) Investments in the form of the Permitted Wisconsin Acquisition on terms substantially similar to those described to the Administrative Agent prior to the Effective Date (with such changes as may be reasonably acceptable to the Administrative Agent) subject to (i) no Default or Event of Default shall have occurred and be continuing or would arise after giving effect thereto, including on a Pro Forma Basis, (ii) delivery to the Administrative Agent of copies of all appraisals completed in connection with such acquisition, if any, (iii) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been, or will be timely, taken, (iv) compliance, on a Pro Forma Basis, with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Partnership for which Financials are available, as if the Permitted Wisconsin Acquisition (and any related incurrence of Indebtedness) had occurred on the first day of the Measurement Period ended on such day, and (v) the Administrative Borrower shall have delivered to the Administrative Agent no less than one (1) Business Day prior to the proposed closing date thereof (or such shorter period as the Administrative Agent may agree to in its sole discretion), a certificate of a Financial Officer certifying that all of the applicable requirements set forth in this Section 6.04(q) have been satisfied or will be satisfied on or prior to the consummation of such acquisition (it being acknowledged that the acquisitions described in clauses (a) and (b) of the definition of “Permitted Wisconsin Acquisition” may be consummated on different dates);

(r) Investments for aggregate consideration not to exceed $10,000,000 in any Fiscal Year consisting of the acquisition of fee or leasehold interests in Undeveloped Real Property (or the acquisition of one hundred percent (100%) of the Equity Interests of a Person that has no material assets other than fee or leasehold interests in Undeveloped Real Property, no business other than the ownership of such interests and no material liabilities other than those related to such interests), in each case, for the purpose of developing and operating a cemetery, crematory or funeral home at such Undeveloped Real Property (including in connection with the expansion of an existing cemetery, crematory or funeral home owned or managed by a Borrower); and

(s) any other Investment so long as the aggregate amount of all such Investments does not exceed $5,000,000 at any time.

SECTION 6.05. Swap Agreements. The Partnership will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business in order to manage risks associated with liabilities, commitments, Investments, assets or property held or reasonably anticipated and not for speculative purposes or taking a “market view” and that do not contain any provision exonerating a non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

SECTION 6.06. Transactions with Affiliates. The Partnership will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Partnership or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and their wholly owned Subsidiaries not involving any other Affiliate, (c) transactions permitted pursuant to this Agreement, including any Investment permitted by Section 6.04 and any Restricted Payment permitted by Section 6.07, (d) the payment of consulting or other fees to any Loan Party in the ordinary course of business, (e) the payment of customary fees to non-officer directors (or equivalents) of the General Partner, (f) customary director, officer and employee compensation (including bonuses) and other customary benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in each case incurred or entered into in the ordinary course of business, (g) the Loan Parties may enter into transactions with directors, officers and employees of the General Partner and the Loan Parties in the ordinary course of business so long as (i) any such material transaction has been approved by the board of directors or other applicable governing bodies of such Loan Parties and (ii) if such transaction involves $500,000 or more (other than transactions permitted under Section 6.06(f)), then the Administrative Borrower shall provide a certificate of a Responsible Officer certifying to the Administrative Agent that the board of directors or other applicable governing body has approved such transaction, (h) the Loan Parties may perform their respective obligations under (A) the Common Unit Purchase Agreement, dated as of May 19, 2014, between the Partnership and American Cemeteries Infrastructure Investors, LLC, (B) the Omnibus Agreement, dated as of September 20, 2004, as amended as of January 24, 2011, among certain Loan Parties and certain of their Affiliates, and (C) the Assignment Agreement, dated as of September 20, 2004, between McCown De Leeuw & Co. IV, L.P. and the Partnership, (i) payments to the General Partner for the purpose of paying ordinary course business expenses of the General Partner in an aggregate amount in any Fiscal Year not to exceed $1,000,000, (j) transactions entered into in the ordinary course of business between or among the Loan Parties and their Subsidiaries and (A) a Cemetery Non-Profit pursuant to the Cemetery Non-Profit Management Agreement for such Cemetery Non-Profit or (B) a Person pursuant to the Exclusive Management Agreement for such Person, and (k) the issuance or sale of Equity Interests that are not Disqualified Equity Interests to an Affiliate so long as such issuance or sale does not result in a Change in Control. In no event shall any management, consulting or similar fee be paid or payable by the Partnership or any of its Subsidiaries to any Affiliate, except as specifically provided in this Section 6.06.

SECTION 6.07. Restricted Payments. The Partnership will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Partnership may declare and pay dividends and distributions with respect to its Equity Interests payable solely in the form of additional Equity Interests that are not Disqualified Equity Interests, (b) Subsidiaries may declare and pay dividends and distributions ratably with respect to their Equity Interests, (c) as long as no Event of Default exists or would result therefrom, the Partnership may declare and pay regularly scheduled quarterly distributions to its general and limited partners pursuant to the Partnership Agreement as in effect on the Effective Date, and pay amounts related to the distribution equivalent rights granted to directors, officers, employees or independent contractors of the General Partner, any Loan Party or any Subsidiary under the Partnership’s equity incentive plans and (d) as long as no Event of Default exists or would result therefrom, the Partnership may make Restricted Payments the proceeds of which will be used to repurchase, retire, or otherwise acquire the Equity Interests of the Partnership from directors, officers, employees or independent contractors of the General Partner, any Loan Party or any Subsidiary (or their estate, heirs, family member, spouse and/or former spouse), in each case, in connection with the resignation, termination, death or disability of any such directors, officers, employees or independent contractors in an aggregate amount not to exceed $3,000,000 during any Fiscal Year.

SECTION 6.08. Restrictive Agreements. The Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Partnership or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Partnership or any other Subsidiary or to Guarantee Indebtedness of the

Partnership or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or the High Yield Documents or any Permitted Unsecured Indebtedness Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Loan Party, a Subsidiary or other assets or properties of any Loan Party or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Loan Party, Subsidiary, asset or property that is to be sold and such sale is permitted hereunder (or, if such sale is not permitted hereunder, such sale shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than Unliquidated Obligations) and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized)), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Amendment of Partnership Units and Organizational Documents; Prepayments of Indebtedness; Amendments of Indebtedness. The Partnership will not, and will not permit any Subsidiary to:

(a) amend or modify, or permit the amendment or modification of, any provision of any Partnership Common Unit or Partnership Subordinated Unit (including, without limitation, any certificate of designation relating thereto) in a manner that could reasonably be expected to be adverse in any material respect to the interests of the Administrative Agent or the Lenders;

(b) amend modify or change in any way adverse to the interests of the Administrative Agent or the Lenders in any material respect the Partnership Agreement, the GP Agreement or any other Loan Party’s organizational documents, or enter into any new organizational document, which could reasonably be expected to be adverse in any material respect to the interests of the Administrative Agent or the Lenders; provided, that, the foregoing clause shall not restrict (i) the ability of Partnership or the General Partner to amend the Partnership Agreement or the GP Agreement, respectively, to authorize the issuance of Equity Interests otherwise permitted pursuant to the terms of this Agreement, or (ii) the ability of the Partnership to amend its organizational documents to adopt customary takeover defenses for a public company, such as classification of its board of directors, requirements for notice of acquisition of shares and other similar measures;

(c) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due), or any prepayment or redemption (except as expressly required under the terms of the relevant agreement) as a result of any asset sale, change of control or similar event of any Permitted Unsecured Indebtedness, or, after the incurrence or issuance thereof, any Seller Subordinated Debt; provided, that High Yield Notes and any other Permitted Unsecured Indebtedness may be prepaid with the proceeds of any Permitted Unsecured Indebtedness; or

(d) amend, modify or change in any way adverse to the interests of the Administrative Agent or the Lenders in any material respect any Seller Subordinated Debt, any High Yield Document or any Permitted Unsecured Indebtedness Document, including, without limitation, any such amendment, modification or change that causes or requires in any manner any Loan Party or any Subsidiary to make a mandatory prepayment of any such Indebtedness.

SECTION 6.10. Sale and Leaseback Transactions. The Partnership will not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any Sale and Leaseback Transaction except (a) the Sale and Leaseback Transactions existing on the Effective Date and set forth in Schedule 6.10 and (b) so long as no Event of Default exists or would result therefrom, up to $10,000,000 of other Sale and Leaseback Transactions over the term of this Agreement.

SECTION 6.11. Accounting Changes; Fiscal Year. The Partnership will not, and will not permit any Subsidiary to:

(a) make any material change in any accounting policies or reporting practices, except as required by GAAP or approved by the Administrative Agent in its reasonable discretion; or

(b) change its Fiscal Year from the basis in effect on the Effective Date.

SECTION 6.12. Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. The Partnership will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, commencing on September 30, 2016, determined for the period of four (4) consecutive fiscal quarters ending on such date, to be greater than 4.00:1.00; provided, that, upon written notice by the Administrative Borrower to the Administrative Agent pursuant to a certificate of a Responsible Officer on or prior to the last day of the fiscal quarter in which any Designated Acquisition occurs (or, if such Designated Acquisition is comprised of more than one Permitted Acquisition, the fiscal quarter in which the last such Permitted Acquisition comprising such Designated Acquisition is consummated) (i) stating that the Administrative Borrower is making an election to increase the Consolidated Leverage Ratio and (ii) certifying that the Administrative Borrower or another Loan Party has made a Designated Acquisition subsequent to the last day of the immediately preceding fiscal quarter and describing such Designated Acquisition in reasonable detail, then, as of the last day of the fiscal quarter in which such Designated Acquisition occurs, and as of the last day of the immediately succeeding fiscal quarter, such ratio may be greater than 4.00:1.00, but in no event greater than 4.25:1.00.

(b) Minimum Consolidated Debt Service Coverage Ratio. The Partnership will not permit the Consolidated Debt Service Coverage Ratio as of the last day of any fiscal quarter, commencing on September 30, 2016, determined for the period of four (4) consecutive fiscal quarters ending on such date, to be less than 2.50:1.00.

SECTION 6.13. Trust Funds. The Partnership will not, and will not permit any Subsidiary to, except in accordance with reasonable business practices and in accordance in all material respects with applicable law, (a) withdraw or otherwise remove any monies or other assets (whether principal, interest or other earnings) from any Trust Account or (b) make any investments of Trust Funds or interest or earnings thereon.

SECTION 6.14. Holding Company. The Partnership will not (a) engage in any business or activity, other than those of a holding company and activities incidental thereto, (b) own any significant assets (other than (i) the Equity Interests in the Operating Company, (ii) any intercompany loan permitted to be made by it pursuant to Section 6.04, (iii) cash to be loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement, and (iv) other assets used or held in connection with the performance of activities permitted to be conducted by the Partnership), or (c) have any material liabilities (other than (i) those liabilities for which it is responsible under this Agreement, the Partnership Agreement, the other Loan Documents, the High Yield Documents to which it is a party or any Permitted Unsecured Indebtedness Documents to which it is a party, any intercompany loan permitted to be incurred by it pursuant to Section 6.01 and any other Indebtedness permitted to be incurred by the Partnership pursuant to Section 6.01, (ii) liabilities in respect of the Guarantee of leases and contracts of the Loan Parties entered into the ordinary course of business or in connection with any Permitted Acquisition or any Disposition permitted under Section 6.03, and (iv) liabilities in respect of the Guarantee of the Loan Parties’ trusting obligations described in Section 5.16 (including Guarantees in favor of the applicable regulatory authorities to maintain the financial condition of the applicable Loan Parties); provided, however, the restrictions contained above shall not prohibit (or be construed to prohibit) the Partnership from conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the business and activities of the Loan Parties through the Loan Parties.

SECTION 6.15. Anti-Corruption Laws. The Partnership will not, and will not permit any Subsidiary to, use the proceeds of any Loan, directly or indirectly, in violation of any law or regulation referred to in Section 3.20, Section 3.21 or Section 3.22 or to fund any activities in any Sanctioned Country or with any Sanctioned Person.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d) any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03 (with respect to the existence of the Partnership and the other Loan Parties), Section 5.06, Section 5.08, Section 5.11, Section 5.16 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Administrative Agent to the Administrative Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer has obtained knowledge thereof;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or other Disposition of, or casualty loss or damage to, the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurer has been notified of the potential claim and does not dispute coverage), shall be rendered against any Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4021 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(m) a Change in Control shall occur;

(n) [Reserved];

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority Lien on any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document; or

(q) (i) the subordination provisions of any Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness; or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any such subordination provisions, (B) that such subordination provisions exist for the benefit of the Administrative Agent, the Issuing Bank or the Lenders or (C) that all payments of principal of, or interest on, the Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any such subordination provisions;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Loan Parties described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Loan Parties and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ (or such shorter period of time as the Administrative Agent may otherwise agree) prior written request by the Administrative Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Loan Party or any Subsidiary in respect of) all interests retained by any Loan Party or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

In case of the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or the LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and, in the case of each of clauses (a) and (b) of this paragraph, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.

The Administrative Agent, on behalf of itself and the Secured Parties (acting in accordance with the terms of this Agreement or otherwise at the direction of the Required Lenders), shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the other Secured Parties all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of the Collateral.

No Secured Party that is party to a Treasury Services Agreement or Swap Agreement that obtains the benefits of Section 2.18(b) or any Collateral with respect to the related Treasury Services Obligations or Swap Obligations, as applicable, by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Treasury Services Agreements or Swap Agreements unless the Administrative Agent has received written notice of such Treasury Services Agreements or Swap Agreements, as applicable, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Effectiveness; Electronic Communication.

(a) Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to the Partnership or any other Loan Party, to it at c/o StoneMor Operating LLC, 3600 Horizon Blvd., Suite 100, Trevose, Pennsylvania 19053, Attention of Sean P. McGrath (Telecopy No. (215) 826-2929; Telephone No. (215) 826-2836; email smcgr@stonemor.com), with a copy to Blank Rome LLP, One Logan Square, 130 N. 18th Street, Philadelphia, PA 19103-6998, Attention of Lewis J. Hoch (Telecopy No. (215) 832-5542; Telephone No. (215) 569-5542; email Hoch@BlankRome.com);

(ii) if to the Administrative Agent, to Capital One, National Association, 299 Park Avenue, New York, New York 10171, Attention of Thomas Kornobis (Telecopy No. (888) 246-3710; Telephone No. (646) 836-5268; email Thomas.Kornobis@capitalone.com), with a copy to Hunton & Williams LLP, Riverfront Plaza – East Tower, 951 East Byrd Street, Richmond, Virginia 23219, Attention of Eric J. Nedell (Telecopy No. (804) 343-4863; Telephone No. (804) 787-8078; email enedell@hunton.com);

(iii) if to the Issuing Bank, to it at Capital One, National Association, Letter of Credit Operations, 301 West 11th Street, 3rd Floor, Wilmington, Delaware 19801, Attention of Glenie Mathues (Telecopy No. (646) 589-9554; Telephone No. (302) 576-0722; email Glenie.Mathues@capitalone.com);

(iv) if to the Swingline Lender, to it at Capital One, National Association, 299 Park Avenue, New York, New York 10171, Attention of Thomas Kornobis (Telecopy No. (888) 246-3710; Telephone No. (646) 836-5268; email Thomas.Kornobis@capitalone.com); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY MATERIALS OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of any materials or information provided by or on behalf of any Borrower through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted under Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement, any other Loan Document, nor any provision hereof or thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.18(b) or Section 2.18(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) release either (A) the Partnership or (B) all or substantially all of the Subsidiary Guarantors, in each case, from its or their obligations under the Guaranty and Collateral Agreement without the written consent of each Lender;

(vii) except as provided in Section 9.02(d) or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

(viii) contractually subordinate the Lien securing the Secured Obligations to any other obligations or Indebtedness (other than obligations or Indebtedness that are secured by Liens permitted under Section 6.02), without the written consent of each Lender; or

(ix) waive any of the conditions set forth in Section 4.01 or Section 4.02 in connection with the funding of the Loans on the Effective Date, without the written consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender) and (y) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the Cash Collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Administrative Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrowers or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Administrative Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Administrative Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b) and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, but limited to no more than one counsel and, if applicable, one local counsel in each applicable jurisdiction) in connection with the syndication and distribution (including, without limitation, via the internet or through a Platform) of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and any other Loan Document, including its rights under this Section 9.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent (or any sub-agent thereof), the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Partnership or any of its Subsidiaries, or any Environmental Liability related in any way to the Partnership or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) arise out of claims or disputes between two or more Indemnitees (other than with respect to an Indemnitee acting in its capacity as Administrative Agent, Joint Lead Arranger, Syndication Agent, Co-Documentation Agent, Issuing Bank or similar role) and that does not involve an act or omission by any Loan Party or any Subsidiary. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under Section 9.03(a) or Section 9.03(b), each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the failure of the Borrowers to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section 9.03 shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii) and Section 9.04(b)(iii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld) of:

(A) the Administrative Borrower (provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(D) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignments shall be made to (x) the Partnership, any Borrower or any Affiliate or Subsidiary of the Partnership, (y) any holder of Permitted Unsecured Indebtedness or (z) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (z);

(B) no assignments shall be made to a natural person;

(C) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(F) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 9.04(b)(iii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(v), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(v) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(d) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e), Section 2.05(f), Section 2.06(b), Section 2.18(e) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(vi).

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided, that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the

Administrative Borrower and the Administrative Agent promptly after any such setoff and application by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Partnership and its Subsidiaries or the credit facility evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility evidenced by this Agreement, (h) with the consent of the Administrative Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided, that in the case of information received from any Loan Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. PATRIOT Act. The Administrative Agent and each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Administrative Agent and such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.15. Releases of Loan Parties.

(a) Any Loan Party (other than the Partnership and the Administrative Borrower) shall automatically be released from its obligations under the Guaranty and Collateral Agreement and the other Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary; provided, that if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section 9.15, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.15 shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Administrative Borrower, release any Loan Party from its obligations under the Guaranty and Collateral Agreement and the other Loan Documents if such Loan Party becomes an Excluded Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than (i) Unliquidated Obligations and (ii) Specified Treasury Services Obligations, Specified Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guaranty and Collateral Agreement and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Independent Effect of Covenants. Each Borrower expressly acknowledges and agrees that each covenant contained in Article V or Article VI shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article V or Article VI, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Article V or Article VI.

SECTION 9.19. Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Collateral Documents which imposes additional burdens on the Partnership or any of its Subsidiaries or further restricts the rights of the Partnership or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Administrative Borrower:

STONEMOR OPERATING LLC

By:	/s/ Sean P. McGrath
Name:	Sean P. McGrath
Title:	Chief Financial Officer

Partnership:

STONEMOR PARTNERS L.P.
By: STONEMOR GP LLC, as its General Partner

By:	/s/ Sean P. McGrath
Name:	Sean P. McGrath
Title:	Chief Financial Officer

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Alleghany Memorial Park Subsidiary, Inc.

Altavista Memorial Park Subsidiary, Inc.

Arlington Development Company

Augusta Memorial Park Perpetual Care Company

Birchlawn Burial Park Subsidiary, Inc.

Bronswood Cemetery, Inc.

Cedar Hill Funeral Home, Inc.

Cemetery Investments Subsidiary, Inc.

Chapel Hill Associates, Inc.

Chapel Hill Funeral Home, Inc.

Columbia Memorial Park Subsidiary, Inc.

Cornerstone Family Insurance Services, Inc.

Cornerstone Family Services of New Jersey, Inc.

Cornerstone Family Services of West Virginia Subsidiary, Inc.

Covenant Acquisition Subsidiary, Inc.

Covington Memorial Funeral Home, Inc.

Covington Memorial Gardens, Inc.

Eloise B. Kyper Funeral Home, Inc.

Forest Lawn Gardens, Inc.

Forest Lawn Memory Gardens, Inc.

Forest Lawn Memorial Chapel, Inc.

Glen Haven Memorial Park Subsidiary, Inc.

Henry Memorial Park Subsidiary, Inc.

KIRIS Subsidiary, Inc.

Kirk & Nice, Inc.

Kirk & Nice Suburban Chapel, Inc.

Lakewood/Hamilton Cemetery Subsidiary, Inc.

Lakewood Memory Gardens South Subsidiary, Inc.

Laurel Hill Memorial Park Subsidiary, Inc.

Laurelwood Holding Company

Legacy Estates, Inc.

Loewen [Virginia] Subsidiary, Inc.

Lorraine Park Cemetery Subsidiary, Inc.

By:	/s/ Frank Milles
Frank Milles, as Vice President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Modern Park Development Subsidiary, Inc.

Oak Hill Cemetery Subsidiary, Inc.

Osiris Holding Finance Company

Osiris Holding of Maryland Subsidiary, Inc.

Osiris Holding of Rhode Island Subsidiary, Inc.

Osiris Management, Inc.

Osiris Telemarketing Corp.

Perpetual Gardens.Com, Inc.

Prince George Cemetery Corporation

PVD Acquisitions Subsidiary, Inc.

Rockbridge Memorial Gardens Subsidiary Company

Rose Lawn Cemeteries Subsidiary, Incorporated

Roselawn Development Subsidiary Corporation

Russell Memorial Cemetery Subsidiary, Inc.

Shenandoah Memorial Park Subsidiary, Inc.

Sierra View Memorial Park

Southern Memorial Sales Subsidiary, Inc.

Springhill Memory Gardens Subsidiary, Inc.

Stephen R. Haky Funeral Home, Inc.

Star City Memorial Sales Subsidiary, Inc.

Stitham Subsidiary, Incorporated

StoneMor Alabama Subsidiary, Inc.

StoneMor California, Inc.

StoneMor California Subsidiary, Inc.

StoneMor Georgia Subsidiary, Inc.

StoneMor Hawaii Subsidiary, Inc.

StoneMor North Carolina Funeral Services, Inc.

StoneMor Ohio Subsidiary, Inc.

StoneMor Puerto Rico Cemetery and Funeral, Inc.

StoneMor Tennessee Subsidiary, Inc.

StoneMor Washington, Inc.

Sunset Memorial Gardens Subsidiary, Inc.

Sunset Memorial Park Subsidiary, Inc.

Temple Hill Subsidiary Corporation

The Valhalla Cemetery Subsidiary Corporation

Virginia Memorial Service Subsidiary Corporation

W N C Subsidiary, Inc.

Wicomico Memorial Parks Subsidiary, Inc.

Willowbrook Management Corp.

By:	/s/ Frank Milles
Frank Milles, as Vice President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Alleghany Memorial Park LLC

Altavista Memorial Park LLC

Birchlawn Burial Park LLC

CMS West LLC

CMS West Subsidiary LLC

Cemetery Investments LLC

Cemetery Management Services, L.L.C.

Cemetery Management Services of Ohio, L.L.C.

Columbia Memorial Park LLC

Cornerstone Family Services of West Virginia LLC

Cornerstone Funeral and Cremation Services LLC

Covenant Acquisition LLC

Glen Haven Memorial Park LLC

Henlopen Memorial Park LLC

Henlopen Memorial Park Subsidiary LLC

Henry Memorial Park LLC

Juniata Memorial Park LLC

KIRIS LLC

Lakewood/Hamilton Cemetery LLC

Lakewood Memory Gardens South LLC

Laurel Hill Memorial Park LLC

Loewen [Virginia] LLC

Lorraine Park Cemetery LLC

Modern Park Development LLC

Oak Hill Cemetery LLC

Osiris Holding of Maryland LLC

Osiris Holding of Pennsylvania LLC

Osiris Holding of Rhode Island LLC

Plymouth Warehouse Facilities LLC

PVD Acquisitions LLC

Rolling Green Memorial Park LLC

Rockbridge Memorial Gardens LLC

Rose Lawn Cemeteries LLC

Roselawn Development LLC

Russell Memorial Cemetery LLC

Shenandoah Memorial Park LLC

Southern Memorial Sales LLC

Springhill Memory Gardens LLC

Star City Memorial Sales LLC

Stitham LLC

By:	/s/ Frank Milles
Frank Milles, as Vice President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

StoneMor Alabama LLC

StoneMor Arkansas Subsidiary LLC

StoneMor Cemetery Products LLC

StoneMor Colorado LLC

StoneMor Colorado Subsidiary LLC

StoneMor Georgia LLC

StoneMor Hawaiian Joint Venture Group LLC

StoneMor Hawaii LLC

StoneMor Holding of Pennsylvania LLC

StoneMor Illinois LLC

StoneMor Illinois Subsidiary LLC

StoneMor Indiana LLC

StoneMor Indiana Subsidiary LLC

StoneMor Iowa LLC

StoneMor Iowa Subsidiary LLC

StoneMor Kansas LLC

StoneMor Kansas Subsidiary LLC

StoneMor Kentucky LLC

StoneMor Kentucky Subsidiary LLC

StoneMor Michigan LLC

StoneMor Michigan Subsidiary LLC

StoneMor Mississippi LLC

StoneMor Mississippi Subsidiary LLC

StoneMor Missouri LLC

StoneMor Missouri Subsidiary LLC

StoneMor North Carolina LLC

StoneMor North Carolina Subsidiary LLC

StoneMor Ohio LLC

StoneMor Oklahoma LLC

StoneMor Oklahoma Subsidiary LLC

StoneMor Oregon LLC

StoneMor Oregon Subsidiary LLC

StoneMor Pennsylvania LLC

StoneMor Pennsylvania Subsidiary LLC

StoneMor Puerto Rico LLC

StoneMor Puerto Rico Subsidiary LLC

StoneMor South Carolina LLC

StoneMor South Carolina Subsidiary LLC

StoneMor Washington Subsidiary LLC

StoneMor Wisconsin LLC

StoneMor Wisconsin Subsidiary LLC

By:	/s/ Frank Milles
Frank Milles, as Vice President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Sunset Memorial Gardens LLC

Sunset Memorial Park LLC

Temple Hill LLC

The Valhalla Cemetery Company LLC

Tioga County Memorial Gardens LLC

Virginia Memorial Service LLC

WNCI LLC

Wicomico Memorial Parks LLC

Woodlawn Memorial Park Subsidiary LLC

By:	/s/ Frank Milles
Frank Milles, as Vice President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Cornerstone Trust Management Services LLC

By:	/s/ Frank Milles
Frank Milles, as President of the above-named Borrower

Signature Page to Credit Agreement

[StoneMor Operating LLC]

StoneMor Florida LLC
StoneMor Florida Subsidiary LLC

By:	/s/ Kenneth E. Lee, Jr.,
Kenneth E. Lee, Jr., as President of each of the above-named Borrowers

Signature Page to Credit Agreement

[StoneMor Operating LLC]

CAPITAL ONE, NATIONAL ASSOCIATION,
individually as a Lender, as the Swingline Lender, as the Issuing Bank and as the Administrative Agent

By:	/s/ Andrew Richards
Name:	Andrew Richards
Title:	Senior Vice President

Signature Page to Credit Agreement

[StoneMor Operating LLC]

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Dale R. Carr
Name:	Dale R. Carr
Title:	Senior Vice President

Signature Page to Credit Agreement

[StoneMor Operating LLC]

TD BANK, N.A., as a Lender

By:	/s/ Susan Schwartz
Name:	Susan Schwartz
Title:	Senior Relationship Manager & Vice President

Signature Page to Credit Agreement

[StoneMor Operating LLC]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

Signature Page to Credit Agreement

[StoneMor Operating LLC]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Daniel K. Reagle
Name:	Daniel K. Reagle
Title:	Authorized Signer

Signature Page to Credit Agreement

[StoneMor Operating LLC]

UNIVEST BANK AND TRUST CO., as a Lender

By:	/s/ John T. Haurin
Name:	John T. Haurin
Title:	EVP

Signature Page to Credit Agreement

[StoneMor Operating LLC]

CUSTOMERS BANK, as a Lender

By:	/s/ Eugene Kennedy
Name:	Eugene Kennedy
Title:	Managing Director

Signature Page to Credit Agreement

[StoneMor Operating LLC]

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kent Nelson
Name:	Kent Nelson
Title:	SVP

Signature Page to Credit Agreement

[StoneMor Operating LLC]

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Ellen Frank
Name:	Ellen Frank
Title:	Senior Vice President

Signature Page to Credit Agreement

[StoneMor Operating LLC]

Schedule 1.01(a)

Effective Date Cemetery Non-Profits

Each Cemetery Non-Profit in which one or more of the Loan Parties holds or has a direct or indirect voting interest (other than Archdiocese Holdco) are set forth below.

Bethel Cemetery Association, a New Jersey nonprofit corporation

Beth Israel Cemetery Association of Woodbridge, New Jersey, a New Jersey nonprofit corporation

Clover Leaf Park Cemetery Association, a New Jersey nonprofit corporation

Locustwood Cemetery Association, a New Jersey nonprofit corporation

Crown Hill Cemetery Association, an Ohio nonprofit corporation

Highland Memorial Park, Inc., an Ohio nonprofit corporation

Hillside Memorial Park Association, Inc., an Ohio nonprofit corporation

Kingwood Memorial Park Association, an Ohio nonprofit corporation

Northlawn Memorial Gardens, an Ohio nonprofit corporation

Ohio Cemetery Holdings, Inc., an Ohio nonprofit corporation

Schedule 1.01(b)

Effective Date Contemplated Dispositions

Site ID	Property	Total Acreage	Reported / Undeveloped	Marketable Size	Zoning
172	Beverly Hills Cemetery 1290 Fairmont Road Morgantown, WV 26502	76 Acres	26 Acres	15 Acres	C-2

724	521 Hamlin Rochester Hills, MI	84 Acres	29 Acres	±10 Acres	Commercial

727	Forest Lawn 3739 Washington Road McMurray, PA 15317	60 Acres	30 Acres	±30 Acres	Residential

734	Garden of Memory Garden View 10703 North State Road 3 Muncie, IN 47303	172 Acres	80 Acres	±81.8 Acres	2/3 Farm 1/3 Mobile Home Park

242	Marysville Cemetery 8801 State Ave Marysville, WA 98270	2820 sq. ft			R8

Schedule 2.01

Commitments

Lender	Commitment
Capital One, National Association	$42,500,000
Citizens Bank of Pennsylvania	$42,500,000
TD Bank, N.A.	$35,000,000
Raymond James Bank, N.A.	$35,000,000
JPMorgan Chase Bank, N.A.	$15,000,000
Univest Bank and Trust Co.	$15,000,000
Customers Bank	$9,000,000
Webster Bank, N.A.	$9,000,000
TriState Capital Bank	$7,000,000

AGGREGATE COMMITMENTS	$210,000,000

Schedule 3.01

Subsidiaries

This Schedule lists each indirect or direct Subsidiary of StoneMor Partners L.P. Each Subsidiary is a Borrower under the Credit Agreement and a Subsidiary Guarantor under the Guaranty and Collateral Agreement.

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
StoneMor Alabama LLC	Alabama	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Alabama Subsidiary, Inc.	Alabama	StoneMor Alabama LLC, 200 shares common stock, 100%	Voting, Certificate Number 1

The Valhalla Cemetery Company LLC	Alabama	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

The Valhalla Cemetery Subsidiary Corporation	Alabama	The Valhalla Cemetery Company LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Arkansas Subsidiary LLC	Arkansas	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor California, Inc.	California	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 1

StoneMor California Subsidiary, Inc.	California	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 1

Sierra View Memorial Park	California	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 1

StoneMor Colorado LLC	Colorado	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Colorado Subsidiary LLC	Colorado	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Willowbrook Management Corp.	Connecticut	Laurelwood Holding Company, 1,000 shares common stock, 100%	Voting, Certificate Number 6

Cemetery Management Services, L.L.C.	Delaware	Henlopen Memorial Park Subsidiary LLC, 100 membership units, 100%	Voting, Certificate Number 2

Cornerstone Trust Management Services LLC	Delaware	Cemetery Management Services, L.L.C., 1 membership unit, 100%	Voting, Certificate Number 1

Cemetery Management Services of Ohio, L.L.C.	Delaware	Cemetery Management Services, L.L.C., 1 membership unit, 100%	Voting, Certificate Number 2

Plymouth Warehouse Facilities LLC	Delaware	Cemetery Management Services, L.L.C., 1 membership unit, 100%	Voting, Certificate Number 1

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Cornerstone Family Insurance Services, Inc.	Delaware	Henlopen Memorial Park Subsidiary LLC, 100 shares common stock, 100%	Voting, Certificate Number 2

Cornerstone Funeral and Cremation Services LLC	Delaware	Henlopen Memorial Park Subsidiary LLC, 100 membership units, 100%	Voting, Certificate Number 2

Glen Haven Memorial Park LLC	Delaware	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Henlopen Memorial Park LLC	Delaware	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Henlopen Memorial Park Subsidiary LLC	Delaware	Cornerstone Family Services of West Virginia Subsidiary, Inc., 200 membership units, 100%	Voting, Certificate Number 1

Lorraine Park Cemetery LLC	Delaware	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Osiris Holding Finance Company	Delaware	Henlopen Memorial Park Subsidiary LLC, 100 shares common stock, 100%	Voting, Certificate Number 2

Osiris Holding of Maryland LLC	Delaware	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Perpetual Gardens.Com, Inc.	Delaware	Henlopen Memorial Park Subsidiary LLC, 100 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Operating LLC	Delaware	StoneMor Partners L.P., 1,000 membership units, 100%	Voting, Certificate Number 2

WNCI LLC	Delaware	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

StoneMor Florida Subsidiary LLC	Florida	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Florida LLC	Florida	StoneMor Operating LLC, 100 units of membership interest, 100%	Voting, Certificate Number 1

Lakewood Memory Gardens South LLC	Georgia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Lakewood Memory Gardens South Subsidiary, Inc.	Georgia	Lakewood Memory Gardens South LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Georgia LLC	Georgia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Georgia Subsidiary, Inc.	Georgia	StoneMor Georgia LLC, 200 shares common stock, 100%	Voting, Certificate Number 1

StoneMor Hawaiian Joint Venture Group LLC	Hawaii	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
StoneMor Hawaii LLC	Hawaii	StoneMor Hawaiian Joint Venture Group LLC, 100 membership units, 100%	Voting, Certificate Number 2

StoneMor Hawaii Subsidiary, Inc.	Hawaii	StoneMor Hawaiian Joint Venture Group LLC, 100 shares common stock, 100%	Voting, Certificate Number 1

StoneMor Illinois LLC	Illinois	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Illinois Subsidiary LLC	Illinois	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Bronswood Cemetery, Inc.	Illinois	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares of common stock, par value $16 2/3, 100%	Voting, Certificate Number 1A

StoneMor Indiana LLC	Indiana	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Indiana Subsidiary LLC	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Chapel Hill Funeral Home, Inc.	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 1,000 shares of Class A voting common stock; 100,000 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

Covington Memorial Funeral Home, Inc.	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 500 shares of Class A voting common stock; 50,000 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

Covington Memorial Gardens, Inc.	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 1,000 shares of Class A voting common stock; 92,500 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Forest Lawn Memorial Chapel, Inc.	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 40 shares of Class A voting common stock; 4,000 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

Forest Lawn Memory Gardens, Inc.	Indiana	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 1,000 shares of Class A voting common stock; 12,500 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

StoneMor Iowa LLC	Iowa	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Iowa Subsidiary LLC	Iowa	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Kansas LLC	Kansas	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Kansas Subsidiary LLC	Kansas	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Kentucky LLC	Kentucky	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Kentucky Subsidiary LLC	Kentucky	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Cedar Hill Funeral Home, Inc.	Maryland	Sunset Memorial Park Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 17

Columbia Memorial Park LLC	Maryland	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Columbia Memorial Park Subsidiary, Inc.	Maryland	Columbia Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Glen Haven Memorial Park Subsidiary, Inc.	Maryland	Glen Haven Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Lorraine Park Cemetery Subsidiary, Inc.	Maryland	Lorraine Park Cemetery LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Modern Park Development LLC	Maryland	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Modern Park Development Subsidiary, Inc.	Maryland	Modern Park Development LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Osiris Holding of Maryland Subsidiary, Inc.	Maryland	Osiris Holding of Maryland LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Springhill Memory Gardens LLC	Maryland	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Springhill Memory Gardens Subsidiary, Inc.	Maryland	Springhill Memory Gardens LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Sunset Memorial Park LLC	Maryland	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Sunset Memorial Park Subsidiary, Inc.	Maryland	Sunset Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Wicomico Memorial Parks LLC	Maryland	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Wicomico Memorial Parks Subsidiary, Inc.	Maryland	Wicomico Memorial Parks LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

W N C Subsidiary, Inc.	Maryland	WNCI LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Michigan LLC	Michigan	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Michigan Subsidiary LLC	Michigan	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Chapel Hill Associates, Inc.	Michigan	Cornerstone Family Services of West Virginia Subsidiary, Inc.; 1,000 shares of Class A voting common stock; 92,500 shares of Class B non-voting common stock; 100%	Class A Voting, Certificate Number 1A Class B Nonvoting, Certificate Number 1A

StoneMor Mississippi LLC	Mississippi	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Mississippi Subsidiary LLC	Mississippi	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Missouri LLC	Missouri	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Missouri Subsidiary LLC	Missouri	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Arlington Development Company	New Jersey	Cornerstone Family Services of New Jersey, Inc., 100 shares common stock, 100%	Voting, Certificate Number 145

Cornerstone Family Services of New Jersey, Inc.	New Jersey	StoneMor Operating LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Legacy Estates, Inc.	New Jersey	Cornerstone Family Services of New Jersey, Inc., 10 shares common stock, 100%	Voting, Certificate Number 2

Osiris Management, Inc.	New Jersey	Cornerstone Family Services of West Virginia Subsidiary, Inc., 200 shares common stock, 100%	Voting, Certificate Number 2

Osiris Telemarketing Corp.	New York	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 2

StoneMor North Carolina LLC	North Carolina	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor North Carolina Funeral Services, Inc.	North Carolina	Cornerstone Family Services of West Virginia Subsidiary, Inc., 200 shares common stock, 100%	Voting, Certificate Number 1

StoneMor North Carolina Subsidiary LLC	North Carolina	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Ohio LLC	Ohio	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Ohio Subsidiary, Inc.	Ohio	StoneMor Ohio LLC, 200 shares common stock, 100%	Voting, Certificate Number 1

StoneMor Oklahoma LLC	Oklahoma	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Oklahoma Subsidiary LLC	Oklahoma	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Oregon LLC	Oregon	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Oregon Subsidiary LLC	Oregon	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

CMS West LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

CMS West Subsidiary LLC	Pennsylvania	Laurelwood Holding Company, 100 membership units, 100%	Voting, Certificate Number 2

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Eloise B. Kyper Funeral Home, Inc.	Pennsylvania	CMS West Subsidiary LLC, 600 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Pennsylvania LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

Juniata Memorial Park LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Laurelwood Holding Company	Pennsylvania	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 3

StoneMor Cemetery Products LLC	Pennsylvania	Laurelwood Holding Company, 100 membership units, 100%	Voting, Certificate Number 1

Osiris Holding of Pennsylvania LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

StoneMor Pennsylvania Subsidiary LLC	Pennsylvania	Laurelwood Holding Company, 100 membership units, 100%	Voting, Certificate Number 1

Rolling Green Memorial Park LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Stephen R. Haky Funeral Home, Inc.	Pennsylvania	CMS West Subsidiary LLC, 101 shares common stock, 100%	Voting, Certificate Number 1A

StoneMor Holding of Pennsylvania LLC	Pennsylvania	Laurelwood Holding Company, 100 membership units, 100%	Voting, Certificate Number 1

Tioga County Memorial Gardens LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Woodlawn Memorial Park Subsidiary LLC	Pennsylvania	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Forest Lawn Gardens, Inc.	Pennsylvania	Laurelwood Holding Company; 139 shares of common stock; 100%	Voting, Certificate Number 14

Kirk & Nice, Inc.	Pennsylvania	CMS West Subsidiary LLC, 3,862 shares of common stock, 100%	Voting, Certificate Number 7

Kirk & Nice Suburban Chapel, Inc.	Pennsylvania	CMS West Subsidiary LLC, 5 shares of common stock, 100%	Voting, Certificate Number 3

StoneMor Puerto Rico LLC	Puerto Rico	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Puerto Rico Subsidiary LLC	Puerto Rico	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Puerto Rico Cemetery And Funeral, Inc.	Puerto Rico	StoneMor Puerto Rico Subsidiary LLC, 90 shares of common stock, 100%	Voting, Certificate Number 4

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Osiris Holding of Rhode Island LLC	Rhode Island	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Osiris Holding of Rhode Island Subsidiary, Inc.	Rhode Island	Osiris Holding of Rhode Island LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor South Carolina LLC	South Carolina	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor South Carolina Subsidiary LLC	South Carolina	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Lakewood/Hamilton Cemetery LLC	Tennessee	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Lakewood/Hamilton Cemetery Subsidiary, Inc.	Tennessee	Lakewood/Hamilton Cemetery LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Tennessee Subsidiary, Inc.	Tennessee	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 1

Alleghany Memorial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Alleghany Memorial Park Subsidiary, Inc.	Virginia	Alleghany Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Altavista Memorial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Altavista Memorial Park Subsidiary, Inc.	Virginia	Altavista Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Augusta Memorial Park Perpetual Care Company	Virginia	StoneMor Operating LLC, 100 shares common stock, 100%	Voting, Certificate Number 2

Birchlawn Burial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Birchlawn Burial Park Subsidiary, Inc.	Virginia	Birchlawn Burial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Cemetery Investments LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Cemetery Investments Subsidiary, Inc.	Virginia	Cemetery Investments LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Covenant Acquisition LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Covenant Acquisition Subsidiary, Inc.	Virginia	Covenant Acquisition LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Henry Memorial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Henry Memorial Park Subsidiary, Inc.	Virginia	Henry Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

KIRIS LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

KIRIS Subsidiary, Inc.	Virginia	StoneMor Operating LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Laurel Hill Memorial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Laurel Hill Memorial Park Subsidiary, Inc.	Virginia	Laurel Hill Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Loewen [Virginia] LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Loewen [Virginia] Subsidiary, Inc.	Virginia	Loewen [Virginia] LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Oak Hill Cemetery LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Oak Hill Cemetery Subsidiary, Inc.	Virginia	Oak Hill Cemetery LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

PVD Acquisitions LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

PVD Acquisitions Subsidiary, Inc.	Virginia	PVD Acquisitions LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Rockbridge Memorial Gardens LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Rockbridge Memorial Gardens Subsidiary Company	Virginia	Rockbridge Memorial Gardens LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Rose Lawn Cemeteries LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Rose Lawn Cemeteries Subsidiary, Incorporated	Virginia	Rose Lawn Cemeteries LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Roselawn Development LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Roselawn Development Subsidiary Corporation	Virginia	Roselawn Development LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Russell Memorial Cemetery LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Russell Memorial Cemetery Subsidiary, Inc.	Virginia	Russell Memorial Cemetery LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Shenandoah Memorial Park LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Shenandoah Memorial Park Subsidiary, Inc.	Virginia	Shenandoah Memorial Park LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Southern Memorial Sales LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Southern Memorial Sales Subsidiary, Inc.	Virginia	Southern Memorial Sales LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Star City Memorial Sales LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Star City Memorial Sales Subsidiary, Inc.	Virginia	Star City Memorial Sales LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Stitham LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Stitham Subsidiary, Incorporated	Virginia	Stitham LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Sunset Memorial Gardens LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Sunset Memorial Gardens Subsidiary, Inc.	Virginia	Sunset Memorial Gardens LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Temple Hill LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Temple Hill Subsidiary Corporation	Virginia	Temple Hill LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Virginia Memorial Service LLC	Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Virginia Memorial Service Subsidiary Corporation	Virginia	Virginia Memorial Service LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

Prince George Cemetery Corporation	Virginia	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares of common stock, 100%	Voting, Certificate Number 12

StoneMor Washington, Inc.	Washington	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Washington Subsidiary LLC	Washington	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Schedule 3.01

Subsidiaries

Subsidiary Borrower	Jurisdiction Of Incorporation Or Organization	Owner, Number And % Of Equity Interests Owned	Class Or Nature Of Equity Interests And Certificate Number
Cornerstone Family Services of West Virginia LLC	West Virginia	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 2

Cornerstone Family Services of West Virginia Subsidiary, Inc.	West Virginia	Cornerstone Family Services of West Virginia LLC, 200 shares common stock, 100%	Voting, Certificate Number 2

StoneMor Wisconsin LLC	Wisconsin	StoneMor Operating LLC, 100 membership units, 100%	Voting, Certificate Number 1

StoneMor Wisconsin Subsidiary LLC	Wisconsin	Cornerstone Family Services of West Virginia Subsidiary, Inc., 100 membership units, 100%	Voting, Certificate Number 1

Schedule 3.05(c)

Owned Real Property

The real properties identified herein are subject to a Mortgage except for those properties which are Excluded Properties.

Property Name	Address/County*	Property Owner

Alabama

Valhalla Cemetery and Funeral Home	5317 Bessemer Highway, Jefferson County, Birmingham, Alabama 35228	The Valhalla Cemetery Company LLC

Crestwood Memorial Cemetery and Funeral Home	2209 East Broad Street, Gadsden, Etowah County, Alabama 35903	StoneMor Alabama LLC

Forestlawn Gardens	802 Golden Springs Rd., Anniston, Calhoun County, Alabama 36207	StoneMor Alabama LLC

Lakeview Memory Gardens	3800 North Highway 431, Phenix City, Russell County, Alabama 36867	StoneMor Alabama LLC

Ridout’s Forest Crest Cemetery	5730 Highway 78 East, Birmingham, Jefferson County, Alabama 35210	StoneMor Alabama LLC

Ridout’s Forest Hill Cemetery	431 North 60th Street, Birmingham, Jefferson County, Alabama 35212	StoneMor Alabama LLC

Walker Memory Gardens	692 Highway 5 North, Jasper, Walker County, Alabama 35503	StoneMor Alabama LLC

Elkins East Chapel	7435 Highway 72, Killen, Lauderdale County, Alabama 35645	StoneMor Alabama Subsidiary, Inc.

Huntsville Memory Gardens	6810 University Drive, Highway 72W, Huntsville, Madison County, Alabama 35806	StoneMor Alabama LLC

Tri-Cities Memorial Gardens	2601 Florence Boulevard, Florence, Lauderdale County, Alabama 35630	StoneMor Alabama LLC

California

ABC Wallace Funeral Services (prior Alternative Burial & Cremation Services location)	445 North American Street, Stockton, San Joaquin County, California 95202	StoneMor California Subsidiary, Inc.

La Verne Cemetery	3201 North “B” Street, La Verne, Los Angeles County, California 91750	StoneMor California, Inc.

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Lodi Memorial Park & Cemetery & Crematory	5750 East Pine Street, Lodi, San Joaquin County, California 95240	StoneMor California, Inc.

Melrose Abbey Memorial Park and Mortuary & Crematory	2303 South Manchester Avenue, Anaheim, Orange County, California 92802	StoneMor California, Inc.

Oakmont Memorial Park and Mortuary & Crematory	2099 Reliez Valley Road, Lafayette, Contra Costa County, California 94549	StoneMor California, Inc.

Olivet Memorial Park & Crematory	1601 Hillside Boulevard, Colma, San Mateo County, California 94014	StoneMor California, Inc.

Sacramento Memorial Lawn, Funeral Home & Crematory	6100 Stockton Boulevard, Sacramento, Sacramento County, California 95824	StoneMor California, Inc.

Sierra View Memorial Park, Mortuary and Crematory	4900 Olive Avenue, Olivehurst, Yuba County, California 95961	Sierra View Memorial Park StoneMor California, Inc.

Colorado

Grand Junction Memorial Gardens	2970 North Avenue, Grand Junction, Mesa County, Colorado 81504	StoneMor Colorado LLC

Olinger’s Evergreen Cemetery	200 East 168th Avenue, Broomfield, Broomfield County, Colorado 80020	StoneMor Colorado LLC

Delaware

Henlopen Cemetery	RD 1 226A, Milton, Sussex County, Delaware 19968, a/k/a 28787 Lockerman Road, Milton, Delaware 19968	Henlopen Memorial Park LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Florida

Daytona Memorial Park Daytona Memorial Park North Atlantis Cremation Volusia Crematory Lohman Pet Cemetery and Crematory	1423, 1428, 1432 Bellevue Avenue Daytona Beach Volusia County, Florida 32114	StoneMor Florida LLC

5 residential lots adjacent to Daytona Memorial Park	1423-1425 Bellevue Avenue Daytona Beach Volusia County, Florida 32114	StoneMor Florida LLC

Edgewater – New Smyrna Cemetery	700 S. Ridgewood Avenue Edgewater, Volusia County, Florida 32132	StoneMor Florida LLC

Deland Memorial Gardens	600 East Beresford Avenue Deland, Volusia County, Florida 32725	StoneMor Florida LLC

Lohman Funeral Home Daytona	1423 Bellevue Avenue, Daytona Beach, Volusia County, Florida 32114	StoneMor Florida Subsidiary LLC

Lohman Funeral Home Ormond	733 West Granada Boulevard, Ormond Beach, Volusia County, Florida 32174	StoneMor Florida Subsidiary LLC

Lohman Funeral Home Palm Coast	220 Palm Coast Parkway SW, Palm Coast, Flagler County, Florida 32137	StoneMor Florida Subsidiary LLC

Lohman Funeral Home Port Orange	1201 Dunlawton Avenue, Port Orange, Volusia County, Florida 32127	StoneMor Florida Subsidiary LLC

Lohman Funeral Home Deland	935 East New York Avenue, Deland, Volusia County, Florida 32724	StoneMor Florida Subsidiary LLC

Lohman Funeral Home Deltona	1681 Providence Boulevard, Deltona, Volusia County, Florida 32725	StoneMor Florida Subsidiary LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Allen J. Harden Funeral Home	1800 North Donnelly Street, Mount Dora, Lake County, Florida 32757	StoneMor Florida Subsidiary LLC

Cox-Gifford Seawinds Funeral Home & Crematory	1950 20th Street, Vero Beach, Indian River County, Florida 32960	StoneMor Florida Subsidiary LLC

Davis-Seawinds Funeral Home & Crematory	560 Montreal Avenue, Melbourne, Brevard County, Florida 32935	StoneMor Florida Subsidiary LLC

Buxton-Seawinds Funeral Home & Crematory	3833 SE 18th Terrace, Okeechobee, Okeechobee County, Florida 34974	StoneMor Florida Subsidiary LLC

Palm Beach National Chapel	10055 Heritage Farms Road, Lake Worth, Palm Beach County, Florida 33449	StoneMor Florida Subsidiary LLC

Seawinds Funeral Home Seawinds Crematory	735 South Fleming Street, Sebastian, Indian River County, Florida 32958	StoneMor Florida Subsidiary LLC

Young-Seawinds Funeral Home & Crematory Eagle Monument & Cemetery Services	805 Barrel Avenue, Fort Pierce, St. Lucie County, Florida 34982	StoneMor Florida Subsidiary LLC

Fountains Memorial Park	5635 W. Green Acres Street, Homosassa, Citrus County, Florida 34446	StoneMor Florida Subsidiary LLC

Good Shepherd Memorial Gardens	5050 Southwest 20th Street, Ocala, Marion County, Florida 34474	StoneMor Florida LLC

Arlington Park Cemetery	6821 & 6920 Lone Star Road, Jacksonville, Duval County, Florida 32211	StoneMor Florida LLC

Arlington Park Funeral Home	6920 Lone Star Road, Jacksonville, Duval County, Florida 32211	StoneMor Florida LLC

Vista Funeral Home	14200 N.W. 57th Avenue, Miami Lakes, Miami-Dade County, Florida 33014	StoneMor Florida Subsidiary LLC

Forest Hills Memorial Park & Forest Hills Funeral Home – Palm City Chapel	2001 Southwest Murphy Road, Palm City, Martin County, FL 3499	StoneMor Florida LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Adams & Jennings Funeral Home	6900 N. Nebraska Ave., Tampa, Hillsborough County, Florida 33604	StoneMor Florida Subsidiary LLC

Cardwell Funeral Home	301 Big Tree Drive, South Daytona, Volusia County, Florida 32119	StoneMor Florida Subsidiary LLC

Florida Coast Crematory & Cremations	1821 West 10th Street, Unit E-1, Riviera Beach, Palm Beach County, Florida 33404	StoneMor Florida Subsidiary LLC

Serenity Meadows Memorial Park, Funeral Home & Crematory	6919 Providence Road, Riverview, Hillsborough County, Florida 33578	StoneMor Florida LLC

Georgia

Lakewood Memory Gardens South	325 Greens Lake Road, Rossville, Catoosa County, Georgia 30741	Lakewood Memory Gardens South LLC

Floral Memory Gardens	120 Old Pretoria Road, Albany, Dougherty County, Georgia 31707	StoneMor Georgia LLC

Floyd Memory Gardens	U.S. Highway 411 East, Rome, Floyd County, Georgia 30165	StoneMor Georgia LLC

Oaknoll Memorial Gardens	2549 Shorter Avenue, Rome, Floyd County, Georgia 30165	StoneMor Georgia LLC

Restlawn Memory Gardens	2098 Mooty Bridge Road, LaGrange, Troup County, Georgia 30240	StoneMor Georgia LLC

Sunset Hill Memorial Gardens	Church Street, Rome, Floyd County, Georgia 30165	StoneMor Georgia LLC

Carroll Memory Gardens	914 Stripling Chapel Road, Carrollton, Carroll County, Georgia 30116	StoneMor Georgia LLC

Illinois

Mount Vernon Memorial Estates	11875 Archer Avenue, Lemont, Cook County, Illinois 60439	StoneMor Illinois LLC

Floral Lawn Cemetery	835 Dearborn Avenue, South Beloit, Winnebago County, Illinois 61080	StoneMor Illinois LLC

McHenry County Memorial Park	11301 Lake Avenue, Woodstock, McHenry County, Illinois 60098	StoneMor Illinois LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Willow Lawn Memorial Park & Crematory/Aarrowood Pet Cemetery & Crematorium	24090 West Highway 45, Vernon Hills, Lake County, Illinois 60061	StoneMor Illinois LLC

Windridge Funeral Home	104 High Road, Cary, McHenry County, Illinois 60013	StoneMor Illinois Subsidiary LLC

Windridge Memorial Park & Nature Sanctuary	7014 South Rawson Bridge Road, Cary, McHenry County, Illinois 60013	StoneMor Illinois LLC

Woodlawn Funeral Home (Mortuary)	3201 West Jefferson Street Joliet, Will County, Illinois 60431	StoneMor Illinois Subsidiary LLC

Woodlawn Memorial Park I	23060 West Jefferson Street, Joliet, Will County, Illinois 60431	StoneMor Illinois LLC

Woodlawn Memorial Park II	22500 West Jefferson Street and 3201 West Jefferson Street, Joliet, Illinois 60431	StoneMor Illinois LLC

Bronswood Cemetery	3805 Madison Street, Oak Brook, DuPage County, Illinois 60523	Bronswood Cemetery, Inc.

Herr Funeral Home & Cremation Services – Caseyville	300 West Lincoln Avenue, Caseyville, St. Clair County, Illinois 62232	StoneMor Illinois Subsidiary LLC

Herr Funeral Home & Cremation Services – Collinsville (plus, adjacent residential property)	501 W. Main Street, Collinsville, Madison County, Illinois 62234	StoneMor Illinois Subsidiary LLC

Highland Memorial Park	33100 North Hunt Club Road, Libertyville, Lake County, Illinois 60048	StoneMor Illinois LLC

Northshore Garden of Memories	1801 Green Bay Road, North Chicago, Lake County, Illinois 60064	StoneMor Illinois LLC

Sunset Hill Cemetery	2900 State Route 157, Glen Carbon, Madison County, Illinois 62034	StoneMor Illinois LLC

Sunset Hill Funeral Home and Cremation Services	50 Fountain Drive, Glen Carbon, Madison County, Illinois 62034	StoneMor Illinois Subsidiary LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Indiana

Calvary Cemetery and Crematory	2701 Willowdale Road, Portage, Porter County, Indiana 46368	StoneMor Indiana LLC

Highland Cemetery	2257 Portage Avenue, South Bend, St. Joseph County, Indiana 46616	StoneMor Indiana LLC

Park Lawn Cemetery & Mausoleum	1526 South Green River Road, Evansville, Vanderburgh County, Indiana 47715	StoneMor Indiana LLC

Riverview Cemetery & Crematory	2300 Portage Avenue, South Bend, St. Joseph County, Indiana 46616	StoneMor Indiana LLC

St. Joseph Valley Memorial Park	375 West Cleveland Road, Granger, St. Joseph County, Indiana 46530	StoneMor Indiana LLC

Valhalla Memory Gardens & Crematorium	310 North Johnson Avenue, Bloomington, Monroe County, Indiana 47404	StoneMor Indiana LLC

Chapel Hill Funeral Home	10776 McKinley Highway, Osceola, St. Joseph County, Indiana 46561	Chapel Hill Funeral Home, Inc

Chapel Hill Memorial Gardens	10776 McKinley Highway, Osceola, St. Joseph County Indiana 46561	StoneMor Indiana LLC

Covington Memorial Funeral Home	8408 Covington Road, Fort Wayne, Allen County, Indiana 46804	Covington Memorial Funeral Home, Inc.

Covington Memorial Gardens	8408 Covington Road, Fort Wayne, Allen County, Indiana 46804	Covington Memorial Gardens, Inc.

Forest Lawn Funeral Home	1977 State Road 135, Greenwood, Johnson County, Indiana 46143	StoneMor Indiana Subsidiary LLC

Forest Lawn Memory Gardens	1977 S. State Road 135, Greenwood, Johnson County, Indiana 46143	Forest Lawn Memory Gardens, Inc.

Lindsay Meyer Tract	1977 S. State Road 135, Greenwood, Johnson County, Indiana 46143	StoneMor Indiana LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Gardens of Memory and the adjacent approximate 80 acres known as the Muncie Tract	10703 N State Road 3, Muncie, Delaware County, Indiana 47303	StoneMor Indiana LLC

Garden View Funeral Home	10501 N State Road 3, Muncie, Delaware County, Indiana 47303	StoneMor Indiana Subsidiary LLC

Gill Funeral Home	308 East Walnut Street, Washington, Daviess County, Indiana 47501	StoneMor Indiana Subsidiary LLC

Lincoln Memory Gardens	6851 South Indianapolis Road, Whitestown, Boone County, Indiana 46075	StoneMor Indiana LLC

Iowa

Memorial Park Cemetery	6605 Morningside Avenue, Sioux City, Woodbury County, Iowa 51106	StoneMor Iowa LLC

Kansas

Old Mission Wichita Park Cemetery/Crematory and Old Mission Mortuary	3424 East 21st Street, Wichita, Sedgwick County, Kansas 67208	StoneMor Kansas LLC

White Chapel Memorial Gardens	1806 North Oliver, Wichita, Sedgwick County, Kansas 67208	StoneMor Kansas LLC

Heritage Funeral Home and Cremation Services	528 North Main Street, Hutchinson, Reno County, Kansas 67501	StoneMor Kansas Subsidiary LLC

Fairlawn Burial Park	2401 Carey Boulevard, Hutchinson, Reno County, Kansas 67501	StoneMor Kansas LLC

Kentucky

Highland Memory Garden	279 Landis Lane, Mount Washington, Bullitt County, Kentucky 40047	StoneMor Kentucky LLC

Forest Lawn Memorial Park	3227 Dixie Highway, Erlanger, Kenton County, Kentucky 41018	StoneMor Kentucky LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Maryland

Cedar Hill Cemetery, Cedar Hill Funeral Home	4111 Pennsylvania Avenue, Suitland, Prince Georges County, Maryland 20746	Osiris Holding of Maryland LLC

Lincoln Memorial Cemetery	4001 Suitland Road, Suitland, Prince Georges County, Maryland 20746	Osiris Holding of Maryland LLC

Glen Haven Memorial Park	7215 Ritchie Highway, Glen Burnie, Anne Arundel County, Maryland 21061	Glen Haven Memorial Park LLC

Lorraine Park Cemetery	5608 Dogwood Road, Baltimore, Baltimore County, Maryland 21207	Lorraine Park Cemetery LLC

Washington National Cemetery	4101 Suitland Road, Suitland, Prince Georges County, Maryland 20746	WNCI LLC

Columbia Memorial Park	12005 Clarksville Pike, Route 108, Clarksville, Howard County, Maryland 21029	Columbia Memorial Park LLC

Hillcrest Burial Park	10901 Mason Road NE, Cumberland, Allegheny County, Maryland 21502	Modern Park Development LLC

Springhill Memory Gardens	US Highway 50, Marker 106, Hebron, Wicomico County, Maryland 21830, aka 27260 Ocean Gateway, Hebron, Maryland 21830	Springhill Memory Gardens LLC

Sunset Memorial Park	13800 North East Bedford Road, Cumberland, Allegheny County, Maryland 21502	Sunset Memorial Park LLC

Wicomico Memorial Park	721 Snow Hill Road, Salisbury, Wicomico County, Maryland 21801	Wicomico Memorial Parks LLC

Michigan

Floral Gardens Cemetery	2215 West Cass Avenue Road, Bay City, Bay County, Michigan 48708	StoneMor Michigan LLC

Floral Lawn Memorial Gardens	1490 East Michigan Avenue, Battle Creek, Calhoun County, Michigan 49014	StoneMor Michigan LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Roseland Memorial Gardens	3744 Brooklyn Road, Jackson, Jackson County, Michigan 49203	StoneMor Michigan LLC

Chapel Hill Memorial Gardens	4444 West Grand River, Lansing, Ingham County, Michigan 48906	StoneMor Michigan LLC

Christian Memorial Gardens East	255 West Sheridan Line Road, Peck, Sanilac County, Michigan 48466	StoneMor Michigan LLC

Christian Memorial Gardens West	521 East Hamlin Road, Rochester Hills, Oakland County, Michigan 48307	StoneMor Michigan LLC

Deepdale Memorial Gardens	4110 Lansing Road, Lansing, Ingham County, Michigan 48917	StoneMor Michigan LLC

East Lawn Memory Gardens	2400 Bennett Road, Okemos, Ingham County, Michigan 48864	StoneMor Michigan LLC

Flint Memorial Park	G-9506 North Dort Highway, Mount Morris, Genesee County, Michigan 48458	StoneMor Michigan LLC

Mount Ever Rest Memorial Park North	1617 North Drake Road, Kalamazoo, Kalamazoo County, Michigan 49008	StoneMor Michigan LLC

Mount Ever Rest Memorial Park South	3941 South Westnedge Avenue, Kalamazoo, Kalamazoo County, Michigan 49008	StoneMor Michigan LLC

Sunrise Memorial Gardens	2188 Remembrance Drive, Muskegon, Muskegon County, Michigan 49442	StoneMor Michigan LLC

Chapel Hill Memorial Gardens	2899 Patterson Avenue, Grand Rapids, Kent County, Michigan 49512	Chapel Hill Associates, Inc.

Office Building	4108 Old Lansing Road, Lansing, Eaton County, Michigan 48917	StoneMor Michigan Subsidiary LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Mississippi

Lee Memorial Park	5257 Raymond Avenue, Verona, Lee County, Mississippi 38879	StoneMor Mississippi LLC

Lee Memorial Funeral Home	5257 Raymond Avenue, Verona, Lee County, Mississippi 38879	StoneMor Mississippi LLC

East Chickasaw Memorial Gardens	Old Highway 145 South, Okolona, Chickasaw County, Mississippi 38860	StoneMor Mississippi LLC

Missouri

Forest Hill Calvary Cemetery and Funeral Chapel	6901 Troost Avenue, Kansas City, Jackson County, Missouri 64131	StoneMor Missouri LLC

Ewing-Schutte-Semler Funeral Home	701 South Osage, Sedalia, Pettis County, Missouri 65301	StoneMor Missouri Subsidiary LLC

Highland Sacred Gardens	3600 East 28th Street, Sedalia, Pettis County, Missouri 65301	StoneMor Missouri LLC

Memorial Park Sedalia	3306 Greenridge Road, Sedalia, Pettis County, Missouri 65301	StoneMor Missouri LLC

Eastlawn Cemetery Eastlawn Funeral Home	2244 E. Pythian, Springfield, Greene County, Missouri 65802	StoneMor Missouri LLC

White Chapel Memorial Gardens Klingner-Cope Family Funeral Home at White Chapel	5234 W. State Highway EE, Springfield, Greene County, Missouri 65802	StoneMor Missouri LLC

Rivermonte Memorial Gardens Klingner-Cope Family Funeral Home at Rivermonte	4500 S. Lone Pine Road, Springfield, Greene County, Missouri 65804	StoneMor Missouri LLC

Klingner-Cope Family Funeral Home at Midtown	1635 N. Benton, Springfield, Greene County, Missouri 65803	StoneMor Missouri Subsidiary LLC

New Jersey

Arlington Park Cemetery	1620 Cove Road, Pennsauken, Camden County, New Jersey 08110	Arlington Development Company

North Carolina

Randolph Memorial Park	4538 US Highway 220 Business North, Asheboro, Randolph County, North Carolina 27203	StoneMor North Carolina LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Alamance Memorial Park	4039 South Church Street, Burlington, Alamance County, North Carolina, 27215	StoneMor North Carolina LLC

West Lawn Memorial Park	1350 South Main Street, China Grove, Rowan County, North Carolina 28023	StoneMor North Carolina LLC

Wayne Memorial Park	2925 U.S. Highway 117 North and 1193 Old Grantham Road, Goldsboro, Wayne County, North Carolina 27530	StoneMor North Carolina LLC

Lakeview Memorial Park	3600 U.S. Highway 29 North, Greensboro, Guilford County, North Carolina 27405	StoneMor North Carolina LLC

Skyline Memory Gardens	432 Old Buck Shoals Road, Mount Airy, Surry County, North Carolina 27030	StoneMor North Carolina LLC

Oakhill Memorial Park	2603 Tower Hill Road, Kinston, Lenoir County, North Carolina 28501	StoneMor North Carolina LLC

Pinelawn Memorial Park	4488 Highway 70 West, Kinston, Lenoir County, North Carolina 28504	StoneMor North Carolina LLC

Oaklawn Memorial Gardens	3250 High Point Road, Winston-Salem, Forsyth County, North Carolina 27107	StoneMor North Carolina LLC

Rowan Memorial Park	4125 U.S. Highway 601 North, Salisbury, Rowan County, North Carolina 28147	StoneMor North Carolina LLC

Carolina Biblical Gardens of Guilford	5710 Riverdale Road, Jamestown, Guilford County, North Carolina 27282	StoneMor North Carolina LLC

Martin Memorial Gardens	U.S. Highway 64 West, Everetts, Martin County, North Carolina 27892	StoneMor North Carolina LLC

York Memorial Park	5150 York Road, Charlotte, Mecklenburg County, North Carolina 28217	StoneMor North Carolina LLC

Chatham Memorial Park	13260 US Highway 64 West, Siler City, Chatham County, North Carolina 27344	StoneMor North Carolina LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Crestview Memorial Park	6850 University Parkway, Rural Hall, Forsyth County, North Carolina 27045	StoneMor North Carolina LLC

Woodlawn Memorial Park	2107 Liberty Street, Durham, Durham County, North Carolina 27703	StoneMor North Carolina LLC

Mountlawn Memorial Park	196 Fan Key Road, North Wilkesboro, Wilkes County, NC 28659	StoneMor North Carolina LLC

Montlawn Memorial Park and Montlawn Funerals and Cremations	2911 South Wilmington Street, Raleigh, Wake County, NC 27603	StoneMor North Carolina LLC

Floral Garden Memorial Park	1730 English Road, High Point, Guilford County, NC 27262	StoneMor North Carolina LLC

Ohio

3.2 acre Tract adjacent to Kingwood Memorial Park	8230 Columbus Pike, Lewis Center, Delaware County, OH 43035	StoneMor Ohio LLC

Butler County Memorial Park	4570 Trenton-Oxford Road, Hamilton, Butler County, Ohio 45011	StoneMor Ohio LLC

Blessing Funeral Home (branch) (prior Terbinski-Jennings Funeral Home location)	11900 North Dixie Drive, Tipp City, Montgomery County, Ohio 45371	Cornerstone Funeral and Cremation Services LLC

Residential property adjoining Rest Lawn Memorial Park	10375 Plainfield Road, Cincinnati, Hamilton County, Ohio 45241-3228	StoneMor Ohio LLC

Oregon

Hillcrest Memorial Park/Crematory and Hillcrest Mortuary	2201 North Phoenix Rd., Medford, Jackson County, Oregon 97504	StoneMor Oregon LLC

Memory Gardens Memorial Park and Memory Gardens Mortuary	1395 Arnold Lane, Medford, Jackson County, Oregon 97501	StoneMor Oregon LLC

Roseburg Memorial Gardens	1056 Northwest Hicks Rd., Roseburg, Douglas County, Oregon 97470	StoneMor Oregon LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Valley View Cemetery	683 Valley View Road, Sutherlin, Douglas County, Oregon 97479	StoneMor Oregon LLC

Restlawn Memorial Gardens & Mausoleum and Restlawn Funeral Home	201 Oak Grove Road NW, Salem, Polk County, Oregon 97304	StoneMor Oregon LLC

Wilson’s Chapel of the Roses and Roseburg Crematory	965 West Harvard Boulevard, Roseburg, Douglas County, Oregon 97470	StoneMor Oregon Subsidiary LLC

Fir Lawn Memorial Park & Mortuary; Donelson Funeral Chapel & Cremation Services	1070 West Main, Hillsboro, Washington County, Oregon 97123	StoneMor Oregon LLC

Forest Lawn Cemetery	400 SW Walters Road, Gresham, Multnomah County, Oregon 97080	StoneMor Oregon LLC

Peake Funeral Chapel	1925 SE Scott Street, Milwaukie, Clackamas County, Oregon 97222	StoneMor Oregon Subsidiary LLC

Gable Funeral Chapel;& Cremation Services; Montavilla Crematory (prior Cremation & Burial Care of Oregon location)	225 NE 80th Avenue, Portland, Multnomah County, Oregon 97213	StoneMor Oregon Subsidiary LLC

Keizer Funeral Chapel & Cremation Services Farnstrom Cremation Center	4365 River Road North, Keizer, Marion County, Oregon 97303	StoneMor Oregon Subsidiary LLC

Farnstrom Mortuary	410 Monmouth Street, Independence, Polk County, Oregon 97351	StoneMor Oregon Subsidiary LLC

PENNSYLVANIA

Allegheny County Memorial Park	1600 Duncan Avenue, Allison Park, Allegheny County, Pennsylvania 15101	StoneMor Pennsylvania LLC

Bethlehem Memorial Park	1851 Linden Street, Bethlehem, Northampton County, Pennsylvania 18017	StoneMor Pennsylvania LLC

Blair Memorial Park	RD #7, Altoona, Blair County, Pennsylvania 16601	StoneMor Pennsylvania LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Blue Ridge Memorial Gardens	6701 Jonestown Road, Harrisburg, Dauphin County, Pennsylvania 17112	StoneMor Pennsylvania LLC

Castle View Memorial Park	3010 Wilmington Road, New Castle, Lawrence County, Pennsylvania 16105	StoneMor Pennsylvania LLC

Centre County Memorial Park	1032 Benner Pike, State College, Centre County, Pennsylvania 16801	StoneMor Pennsylvania LLC

Chartiers Cemetery	801 Noblestown Road, Carnegie, Allegheny County, Pennsylvania 15106	StoneMor Pennsylvania LLC

Coraopolis Cemetery	Main & Woodlawn Road, Coraopolis, Allegheny County, Pennsylvania 15108	StoneMor Holding of Pennsylvania LLC

Crestview Memorial Park	749 North Broad Street, Extension, Grove City, Mercer County, Pennsylvania 16127	StoneMor Pennsylvania LLC

Cumberland Valley Memorial Gardens	1921 Ritner Highway, Carlisle, Cumberland County, Pennsylvania 17013	Osiris Holding of Pennsylvania LLC

Eloise B. Kyper Funeral Home	1034 Benner Pike, State College, Centre County, Pennsylvania 16801	Eloise B. Kyper Funeral Home, Inc.

Erie County Memorial Gardens	7880 Edinboro Road, Erie, Erie County, Pennsylvania 16509	StoneMor Pennsylvania LLC

Grand View Memorial Park	500 N. Weber Street, Annville, Lebanon County, Pennsylvania 17003	StoneMor Pennsylvania LLC

Greene County Memorial Park	RD #1, Waynesburg, Greene County, Pennsylvania 15370 aka 1003 Jefferson Road, Waynesburg, Pennsylvania 15370	StoneMor Pennsylvania LLC

Greenlawn Burial Estates (for additional acreage see Semper Concrete Products)	731 West Old Route 422, Butler, Butler County, Pennsylvania 16001	StoneMor Pennsylvania LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Green Lawn Memorial Park	Junction of Routes 15 and 54, Montgomery, Lycoming County, Pennsylvania 17752	StoneMor Pennsylvania LLC

Greenwood Cemetery	719 Highland Avenue, Lancaster, Lancaster County, Pennsylvania 17603	Osiris Holding of Pennsylvania LLC

Juniata Memorial Park	9010 US Highway 577 South, Lewistown, Mifflin County, Pennsylvania 17044	Juniata Memorial Park LLC

Lakewood Memorial Park	RD #2, P.O. Box 2948, Cheswick, Allegheny County, Pennsylvania 15024 aka 943 Rt. 910, Cheswick, Pennsylvania 15024	StoneMor Pennsylvania LLC

Laurelwood Cemetery	901 Bryant Street, Stroudsburg, Monroe County, Pennsylvania 18360	StoneMor Holding of Pennsylvania LLC

Lawn Haven Burial Estates	RD #1, Box 38, Worthington, Armstrong County, Pennsylvania 16262, aka 1290 Butler Road, Worthington, Pennsylvania 16262	StoneMor Pennsylvania LLC

The Morris Cemetery	428 Nutt Road, Phoenixville, Chester County, Pennsylvania 19460	StoneMor Pennsylvania LLC

Mount Airy Cemetery	3012 Old Freeport Road, Natrona Heights, Allegheny County, Pennsylvania 15065	StoneMor Holding of Pennsylvania LLC

Mount Lebanon Cemetery	509 Washington Road, Pittsburgh, Allegheny County, Pennsylvania 15228	StoneMor Pennsylvania LLC

Mount Royal Cemetery	2700 Mount Royal Boulevard, Glenshaw, Allegheny County, Pennsylvania 15116	StoneMor Pennsylvania LLC

Mount Zion Cemetery and Mausoleum	225 East Schuylkill Road, Pottstown, Chester County, Pennsylvania 19465	StoneMor Pennsylvania LLC

Parklawn Memorial Gardens	Route 219, Boot Jack Road, Ridgeway, Elk County, Pennsylvania 15853	Osiris Holding of Pennsylvania LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Pinewood Memorial Park	20950 Route 19, Evans City, Butler County, Pennsylvania 16066	StoneMor Pennsylvania LLC

Pleasant View Cemetery	650 Fritztown Road, Sinking Spring, Berks County, Pennsylvania 19608	Osiris Holding of Pennsylvania LLC

Prospect Cemetery	501 Prospect Street, East Stroudsburg, Monroe County, Pennsylvania 18301	StoneMor Pennsylvania LLC

Prospect Hill Cemetery	4855 Londonderry Road, Harrisburg, Dauphin County, Pennsylvania 17113	StoneMor Pennsylvania LLC

Riverside Cemetery	200 South Montgomery Avenue, Norristown, Montgomery County, Pennsylvania 19403	StoneMor Pennsylvania LLC

Riverview Memorial Gardens	3776 Peters Mountain Road, Halifax, Dauphin County, Pennsylvania 17032	StoneMor Pennsylvania LLC

Rolling Green Memorial Park	Route 3 at Route 202 Bypass, West Chester, Chester County, Pennsylvania 19382, aka 1008 W. Chester Pike, West Chester, Pennsylvania 19382	Rolling Green Memorial Park LLC

Roselawn Memorial Gardens	17045 Conneaut Lake Road, Meadville, Crawford County, Pennsylvania 16335	StoneMor Pennsylvania LLC

Semper Concrete Products (adjacent to Greenlawn Burial Estates)	S.R. 422, Butler, Butler County, Pennsylvania 16001, aka 858 New Castle Road (Rt. 422), Franklin Township, Pennsylvania 16001	CMS West LLC

South Side Cemetery	1404 Brownsville Road, Pittsburgh, Allegheny County, Pennsylvania 15210	StoneMor Pennsylvania LLC

Sunset Hill Memorial Gardens	6615 Route 322, Cranberry, Venango County, Pennsylvania 16319	StoneMor Pennsylvania LLC

Tioga County Memorial Gardens	Box 82A, Trout Run, Tioga County, Pennsylvania 17771	Tioga County Memorial Gardens LLC

Tri-County Memorial Gardens	740 Wyndamere Road, Lewisberry, York County, Pennsylvania 17339	StoneMor Pennsylvania LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Twin Hills Memorial Park and Mausoleum	3332 Lycoming Mall Drive, Muncy, Lycoming County, Pennsylvania 17756	StoneMor Pennsylvania LLC

Voegtly Cemetery	1955 Lowrie Street, Pittsburgh, Allegheny County, Pennsylvania 15212	CMS West LLC

Westminster Cemetery	1159 Newville Road, Carlisle, Cumberland County, Pennsylvania 17013	StoneMor Pennsylvania LLC

Woodlawn Cemetery	450 Penn Avenue, Aliquippa, Beaver County, Pennsylvania 15001	StoneMor Pennsylvania LLC

Woodlawn Memorial Gardens	4855 Londonderry Road, Harrisburg, Dauphin County, Pennsylvania 17113	StoneMor Pennsylvania LLC

Woodlawn Memorial Park	1500 Airport Road, Allentown, Lehigh County, Pennsylvania 18103	StoneMor Holding of Pennsylvania LLC

Cedar Hill Memorial Park	1700 Airport Road, Allentown, Lehigh County, Pennsylvania 18103	StoneMor Pennsylvania LLC

Grandview Cemetery	2735 Walbert Avenue, Allentown, Lehigh County, Pennsylvania 18104	StoneMor Pennsylvania LLC

Laurel Cemetery	Kimmett Avenue and Castasauqua Avenue, Whitehall, Lehigh County, Pennsylvania 18052	StoneMor Pennsylvania LLC

Arlington Memorial Park	3843 Lehigh Street, Whitehall, Lehigh County, Pennsylvania 18052	StoneMor Pennsylvania LLC

Sylvan Heights Cemetery/Stephen R. Haky Funeral Home	603 and 609 North Gallatin Avenue, Uniontown, Fayette County, Pennsylvania 15401	StoneMor Pennsylvania LLC

Mountain View Cemetery	Hopwood Fairchance Road, Uniontown, Fayette County, Pennsylvania 15401	StoneMor Pennsylvania LLC

LaFayette Memorial Park	132 Twin Hills Road, Brier Hill, Fayette County, Pennsylvania 15401	StoneMor Pennsylvania LLC

Haky Funeral Home	515 North Main Street, Masontown, Fayette County, Pennsylvania 15401	CCMS West Subsidiary LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Weber Funeral Home - Hamilton	1619 Hamilton Street, Allentown, Lehigh County, Pennsylvania 18102	CCMS West Subsidiary LLC

Weber Funeral Home – Ridge	502 and 526-528 Ridge Street, Allentown, Lehigh County, Pennsylvania 18102	CCMS West Subsidiary LLC

Norcross – Weber Funeral Home	101 N. Main Street, Allentown, Lehigh County, Pennsylvania 18036	CCMS West Subsidiary LLC

Forest Lawn Gardens	3739 Washington Road, McMurray, Washington County, Pennsylvania 15317	Forest Lawn Gardens, Inc.

Tract adjoining Forest Lawn Gardens	3739 Washington Road, McMurray, Washington County, Pennsylvania 15317	StoneMor Pennsylvania LLC

George Washington Memorial Park, Kirk & Nice Funeral Home and Kirk & Nice Crematory	80 Stenton Avenue, Plymouth Meeting, Montgomery County, PA 19462	StoneMor Pennsylvania LLC

Sunset Memorial Park and Kirk & Nice Suburban Chapel	333 County Line Road, Feasterville, Bucks County, PA 19053	StoneMor Pennsylvania LLC

Hillside Cemetery	2556 Susquehanna Road, Roslyn, Montgomery County, PA 19001	StoneMor Pennsylvania LLC

Waverly Road Tract	1500 Waverly Road Cheltenham, Montgomery County, PA 19038	StoneMor Pennsylvania LLC

Puerto Rico

Camposanto De Cristo Resucitado	Carr 2 KM 225 HMG, Ponce, Puerto Rico	StoneMor Puerto Rico LLC

Pepino Memorial Park & Funeral Home	Carretera 119 a LasMarias-Barr, San Sebastian, Puerto Rico	StoneMor Puerto Rico LLC

Monte Cristo Memorial Park	Carr 110 Km. 0.6 Norte Hacia Ramey, Caimital Alto Ward, Aguadilla, Puerto Rico 00605	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Los Jardines Memorial Park	Carr 113 Km. 3.7 Ave Noel Estrada, Guayabos Ward, Isabela, Puerto Rico 00662	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Valle de Los Suenos Memorial Park	Carr 685 Km. 20, Bajura Ward, Manati, Puerto Rico 00674	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Las Mercedes Memorial Park	Carr 14 #2300 Km. 7.3 Bo. Cerrillo, Coto Laurel, Cerrillos Ward, Ponce, Puerto Rico 00780	StoneMor Puerto Rico Cemetery and Funeral, Inc.

El Senorial Memorial Park & Funeral Home	Carr 176 Km. 6.2 Rio Piedr, Cupey Alto Ward, Rio Piedras Ward, San Juan, Puerto Rico 00926	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Funeraria Del Angel Gonzalez Lago	Ave. 65th Infanteria Km. 5.2 Rio, Sabana Llana Ward, Rio Piedras Ward, San Juan, Puerto Rico 00924	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Porta Coeli Funeral Home	244 Dr Veve Street, Correa Ward, Bayamon, Puerto Rico 00966	StoneMor Puerto Rico Cemetery and Funeral, Inc.

Rhode Island

Newport Cemetery	123 Howland Avenue, Middletown, Newport County, Rhode Island 02840	Osiris Holding of Rhode Island LLC

Trinity Cemetery	367 East Main Road, Portsmouth, Newport County, Rhode Island 02871	Osiris Holding of Rhode Island LLC

South Carolina

Frederick Memorial Gardens/Shuford Hatcher Funeral Home at Frederick	986 Chesnee Highway, Gaffney, Cherokee County, South Carolina 29341	StoneMor South Carolina LLC

Graceland East Memorial Park	2206 Woodruff Road, Simpsonville, Greenville County, South Carolina 29681	StoneMor South Carolina LLC

Shuford-Hatcher Funeral Home	211 East Frederick Street, Gaffney, Cherokee County, South Carolina 29340	StoneMor South Carolina Subsidiary LLC

Forest Lawn Cemetery	765 E. Main Street, Laurens, Laurens County, South Carolina 29360	StoneMor South Carolina LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Forest Lawn East	2968 Torrington Road, Laurens, Laurens County, South Carolina 29360	StoneMor South Carolina LLC

Good Shepherd Memorial Gardens	4164 Boiling Springs Road, Boiling Springs, Spartanburg County, South Carolina 29316	StoneMor South Carolina LLC

Springhill Memorial Gardens/ Graceland Mortuary at Springhill Chapel	1011 S. Alabama Avenue, Chesnee, Spartanburg County, South Carolina 29323	StoneMor South Carolina LLC

Whispering Pines Memorial Gardens	3044 Old Highway 52, Moncks Corner, Berkeley County, South Carolina 29461	StoneMor South Carolina LLC

Graceland Cemetery/ Graceland Mortuary	4814 White Horse Road, Greenville, Greenville County, South Carolina 29611	StoneMor South Carolina LLC

Tennessee

Lakewood Memory Gardens East	4621 Shallowford Road, Chattanooga, Hamilton County, Tennessee 37411	Lakewood/Hamilton Cemetery LLC

Lakewood Memory Gardens West	3509 Cummings Road, Chattanooga, Hamilton County, Tennessee 37419	Lakewood/Hamilton Cemetery LLC

Hamilton Memorial Park	8900 Dallas Hollow Road, Soddy Daisy, Hamilton County, Tennessee 37379	Lakewood/Hamilton Cemetery LLC

Memorial Park Southwoods	5485 Hacks Cross Road, Memphis, Shelby County, Tennessee 38125	Lakewood/Hamilton Cemetery LLC

Northridge Woodhaven Cemetery, Funeral Home	6755 Highway 51 North, Millington, Shelby County, Tennessee 38053	Lakewood/Hamilton Cemetery LLC

Woodhaven Funeral Home & Memorial Gardens	160 Edgemoore Road, Powell, Knox County, Tennessee 37849	Lakewood/Hamilton Cemetery LLC

Ridgecrest Cemetery	216 Ridgecrest Road, Jackson, Madison County, Tennessee 38305	Lakewood/Hamilton Cemetery LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Highland Memorial Gardens	3360 North Highland Avenue, Jackson, Madison County, Tennessee 38305	Lakewood/Hamilton Cemetery LLC

Forest Hill Funeral Home And Memorial Park – East	2440 Whitten Road, Memphis, Shelby County, TN 38133	Lakewood/Hamilton Cemetery LLC

Forest Hill Funeral Home And Memorial Park – Midtown	1661 S. Elvis Presley Boulevard, Memphis, Shelby County, TN 38106	Lakewood/Hamilton Cemetery LLC

Forest Hill Funeral Home And Memorial Park – South	2545 East Holmes, Memphis, Shelby County, TN 38118.	Lakewood/Hamilton Cemetery LLC

Virginia

Alleghany Memorial Park	7008 Winterberry Road, Covington, Alleghany County, Virginia 24426	Alleghany Memorial Park LLC

Altavista Memorial Park	Route 29 North, Altavista, Campbell County, Virginia 24517	Altavista Memorial Park LLC

Augusta Memorial Park	Route 6 & Goose Creek Road, Waynesboro, Augusta County, Virginia 22980	Virginia Memorial Service LLC

Birchlawn Burial Park	US Route 460 East, Pearisburg, Giles County, Virginia 24134	Birchlawn Burial Park LLC

Briarwood Memorial Gardens	Highway 29 South, Amherst, Amherst County, Virginia 24521, aka 1823 S. Amherst Highway, Amherst, Virginia 24521	Stitham LLC

Crestview Memorial Park	18599 Highway 1 North, LaCrosse, Mecklenberg County, Virginia 23950	Covenant Acquisition LLC

Evergreen Memorial Gardens	Mayre Lane, Luray, Page County, Virginia 22835	PVD Acquisitions LLC

Fort Hill Memorial Park	5196 Fort Avenue, Lynchburg, City of Lynchburg, Virginia 24506	Stitham LLC

Henry Memorial Park	8443 North Virginia Avenue, Bassett, Henry County, Virginia 24055	Henry Memorial Park LLC

Hillcrest Memory Gardens	4160 Rixeyville Road, Jefffersonton, Culpeper County, Virginia 22724	PVD Acquisitions LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Laurel Hill Memorial Park/ Laurel Hill Funeral Home	10127 Plank Road, Spotsylvania, Spotsylvania County, Virginia 22553	Laurel Hill Memorial Park LLC

Mount Rose Cemetery	10069 Crescent Road, Glade Spring, Washington County, Virginia 24340	Rose Lawn Cemeteries LLC

Northern Neck Memorial Gardens	Route 360 East, Callao, Northumberland County, Virginia 22435	Covenant Acquisition LLC

Oaklawn Mausoleum and Memory Gardens	1921 Shutterlee Mill Road, Staunton, Staunton City, Virginia 24401	Southern Memorial Sales LLC

Heidi Memorial Pet Cemetery	1921 Shutterlee Mill Road, Staunton, Staunton City, Virginia 24401	KIRIS LLC

Oak Hill Cemetery	1902 Plank Road, Fredericksburg, Fredericksburg City, Virginia 22401	Oak Hill Cemetery LLC

Old Dominion Memorial Park	7271 Cloverdale Road, Roanoke, Botetourt County, Virginia 24019	Star City Memorial Sales LLC

Panorama Memorial Gardens	4917 Strasburg Road, Strasburg, Warren County, Virginia 22657	PVD Acquisitions LLC

Powell Valley Memorial Gardens	5650 Powell Valley Road, Big Stone Gap, Wise County, Virginia 24219	Loewen [Virginia] LLC

Rockbridge Memorial Gardens	Route 60 East, Lexington, Rockbridge County, Virginia 24450, aka 116 Peaceful Lane, Lexington, Virginia 24450	Rockbridge Memorial Gardens LLC

Roosevelt Memorial Park	1101 Campostella Road, Chesapeake, City of Chesapeake, Virginia 23320	Cemetery Investments LLC

Roselawn Burial Park and Roselawn Funeral Home	103 Clearview Drive, Martinsville, Martinsville City, Virginia 24114	Roselawn Development LLC

Rose Lawn Cemetery	Highway 11 South, Marion, Smyth County, Virginia 24354, aka 4410 Lee Highway, Marion, Virginia 24354	Rose Lawn Cemeteries LLC

Roselawn Memorial Gardens	2880 North Franklin Street, Christiansburg, Montgomery County, Virginia 24073	Loewen [Virginia] LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Rosewood Memorial Gardens (Rural Retreat)	Route 2, Rural Retreat, Wythe County, Virginia 24368, aka 7764 W. Lee Highway, Rural Retreat, Virginia 24368	Loewen [Virginia] LLC

Russell Memorial Cemetery	1010 East Main Street, Lebanon, Russell County, Virginia 24266	Russell Memorial Cemetery LLC

Shenandoah Memorial Park	1270 Front Royal Pike Box 73, Winchester, Frederick County, Virginia 22602	Shenandoah Memorial Park LLC

Sunset Memorial Gardens	3702 Loren Drive, Fredericksburg, Spotsylvania County, Virginia 22407	Sunset Memorial Gardens LLC

Temple Hill Memorial Park	Route 3, Box 76, Castlewood, Russell County, Virginia 24224, aka 2529 Memorial Drive, Castlewood 24224	Temple Hill LLC

Virginia Monument Company (adjacent to Rose Lawn Cemetery)	3137 Lee Highway, Marion, Smyth County, Virginia 24354	Rose Lawn Cemeteries LLC

Virginia Memorial Park	11490 Forest Road, Forest, Bedford County, Virginia 24551	Stitham LLC

Southlawn Memorial Park	1911 Birdsong Road, Petersburg, Prince George County, Virginia 23805	Prince George Cemetery Corporation

Forest Lawn Cemetery	4000 Pilots Lane, Richmond, Henrico County, Virginia 23222	PVD Acquisitions LLC

Greenwood Memorial Gardens	12609 Patterson Avenue, Richmond, Gouchland County, A 23238	Loewen [Virginia] LLC

Clinch Valley Memorial Cemetery	3201 West Front Street, Richlands, Tazewell County, VA 24641	Laurel Hill Memorial Park LLC

Sunset Memorial Park,	2901 West Hundred Road, Chester, Chesterfield County, VA 23831	Rose Lawn Cemeteries LLC

Washington

Oakwood Hill Cemetery and Funeral Chapel	5210 South Alder, Tacoma, Pierce County, Washington 98409	StoneMor Washington, Inc.

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Piper-Morley-Mellinger Funeral Chapel	5436 South Puget Sound Avenue, Pierce County, Tacoma, Washington 98409	StoneMor Washington Subsidiary LLC

Evergreen Memorial Park & Mausoleum	1301 – 10th Street NE, East Wenatchee, Douglas County, Washington 98802	StoneMor Washington, Inc.

Marysville Cemetery	8801 State Avenue, Marysville, Snohomish County, Washington 98270	StoneMor Washington, Inc.

West Virginia

Beverly Hills Memorial Gardens	Route 19 South, Westover, Monongalia County, West Virginia 26505, aka 1290 Fairmont Road, Westover, West Virginia 26505	Cornerstone Family Services of West Virginia LLC

Clendenin Memorial Gardens	1313 Hillview Drive, Dunbar, Kanawha County, West Virginia 25064	Cornerstone Family Services of West Virginia LLC

Evergreen Cemetery North	4800 Emerson Avenue, Parkersburg, Wood County, West Virginia 26104	Cornerstone Family Services of West Virginia LLC

Evergreen Cemetery South	14th Avenue and Beverly Street, Parkersburg, Wood County, West Virginia 26104	Cornerstone Family Services of West Virginia LLC

Fairview Memory Gardens	510 State Street, Hamlin, Lincoln County, West Virginia 25523	Cornerstone Family Services of West Virginia LLC

Floral Hills Garden of Memories	6839 Sissonville Drive, Sissonville, Kanawha County, West Virginia 25320	Cornerstone Family Services of West Virginia LLC

Floral Hills Memorial Gardens	Route 1, Mt. Clare, Harrison County, West Virginia 26408	Cornerstone Family Services of West Virginia LLC

Forest Memorial Park	Route 60 East, Milton, Cabell County, West Virginia 25541, aka 2240 Route 60 West, Milton, West Virginia 25541	Cornerstone Family Services of West Virginia LLC

Forest Lawn Memorial Gardens and Mausoleum	2813 Goodwill Road, Huntington, Cabell County, West Virginia 25704	Cornerstone Family Services of West Virginia LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Grandview Memorial Park and Mausoleum	1313 Hillview Drive, Dunbar, Kanawha County, West Virginia 25064	Cornerstone Family Services of West Virginia LLC

Grandview Memorial Gardens	Route 4, Fairmont, Marion County, West Virginia 26554	Cornerstone Family Services of West Virginia LLC

Greenbrier Burial Park	2000 Miller Street, Hinton, Summers County, West Virginia 25951	Cornerstone Family Services of West Virginia LLC

Guyan Memorial Gardens	Old Logan Road, Godby, Logan County, West Virginia 25547	Cornerstone Family Services of West Virginia LLC

Halcyon Hills Memorial Gardens	RD 3 Sherrard, Wheeling, Marshall County, West Virginia 26003, aka 4987 County Highway 88/15, Wheeling, West Virginia 26003	Cornerstone Family Services of West Virginia LLC

Highland Hills Memorial Garden	401 Archer Road, Follansbee, Brooke County, West Virginia 26037	Cornerstone Family Services of West Virginia LLC

Highland Memory Gardens	Route 119, Mitchell Heights Road, Pecks Mill, Logan County, West Virginia 25547	Cornerstone Family Services of West Virginia LLC

Jackson County Memory Gardens	Route 33 West, Cottageville, Jackson County, West Virginia 25239	Cornerstone Family Services of West Virginia LLC

Montgomery Memorial Park	Route 60, London, Kanawah County, West Virginia 25126	Cornerstone Family Services of West Virginia LLC

Palm Memorial Gardens	Route 10 Main Street, Matheny, Wyoming County, WV 24860	Cornerstone Family Services of West Virginia LLC

Parkview Memorial Gardens	1922 Warden Run Road, Wheeling, Ohio County, West Virginia 26003	Cornerstone Family Services of West Virginia LLC

Pineview Cemetery	Route 3 East, Orgas, Boone County, West Virginia 25148	Cornerstone Family Services of West Virginia LLC

Resthaven Memorial Park	1917 West Main Street, Princeton, Mercer County, West Virginia 24740	Cornerstone Family Services of West Virginia LLC

Restlawn Memorial Gardens	Route 20, Bluefield, Mercer County, West Virginia 24701	Cornerstone Family Services of West Virginia LLC

Schedule 3.05(c)

Owned Real Property

Property Name	Address/County*	Property Owner

Restwood Memorial Garden	HC 80 Box 32-D, Madams Creek Road, Hinton, Summers County, West Virginia 25951	Cornerstone Family Services of West Virginia LLC

Shadow Lawn Memory Gardens	Sixth Street, Newel, Hancock County, West Virginia 26050	Cornerstone Family Services of West Virginia LLC

Spring Valley Memory Gardens	2813 Goodwill Road, Huntington, Wayne County, West Virginia 25704	Cornerstone Family Services of West Virginia LLC

Sunset Memorial Park - South Charleston	4301 MacCorkle Avenue SW, South Charleston, Kanawha County, West Virginia 25309	Cornerstone Family Services of West Virginia LLC

Sunset Memorial Park - Beckley	1925 Harper Road, #25801, Beckley, Raleigh County, West Virginia 25801	Cornerstone Family Services of West Virginia LLC

Valley View Memorial Park	2466 Main Street, Hurricane, Putnam County, West Virginia 25526	Cornerstone Family Services of West Virginia LLC

West Virginia Memorial Gardens	RR 55 Little Beaver Creek, Calvin, Nicholas County, West Virginia 26660	Cornerstone Family Services of West Virginia LLC

White Chapel Memorial Gardens	US Route 60, Midland Trail, Barboursville, Cabell County, West Virginia 25504	Cornerstone Family Services of West Virginia LLC

Woodlawn Memorial Park	Route 52 Bluewell, Bluefield, Mercer County, West Virginia 24701, aka Route 52 – Coal Heritage Road, Bluewell, West Virginia 24701	Cornerstone Family Services of West Virginia LLC

Kanawha Valley Memorial Gardens	Drawer 330, Route 60, Glasgow Kanawha County, West Virginia 25086	Cornerstone Family Services of West Virginia LLC

*	or other relevant jurisdiction

Schedule 3.05(d)

Leased Real Property (Lessee)

Leased Real Property (Loan Party as Lessee)

Funeral Home/Direct Disposal Leases1

1.	Funeral Home Lease dated September 28, 2006, between Brown-Service Funeral Homes Company, Inc., as landlord, and StoneMor Alabama Subsidiary, Inc., as tenant:

	Location:	Elliott Funeral Home, 15215 Court Street, Moulton, Lawrence County, Alabama 35650

	Use:	Lease is for the Elliott Funeral Home

	Term:	Ten (10) years from 9/28/2006 to 9/27/2016

2.	Funeral Home Lease dated September 28, 2006, between Brown-Service Funeral Homes Company, Inc., as landlord, and StoneMor Alabama Subsidiary, Inc., as tenant:

	Location:	Ridout’s Brown-Service Funeral Home, 711 Memorial Drive Southwest, Decatur, Morgan County, Alabama 35601

	Use:	Lease is for the Ridout’s Brown-Service Funeral Home

	Term:	Ten (10) years from 9/28/2006 to 9/27/2016

3.	Funeral Home Lease dated December 21, 2007, between Brown-Service Funeral Homes Company, Inc., as landlord, and StoneMor Alabama Subsidiary, Inc., as tenant:

	Location:	Elkins Funeral Home, 1535 Hermitage Dr., Florence, Lauderdale County, Alabama 35630

	Use:	Lease is for Elkins Funeral Home

	Term:	Ten (10) years from 12/21/2006 to 11/30/2017

4.	Lease dated January 1, 1998, Amendment to Lease dated April 1, 2003, Second Amendment to Lease dated December 21, 2007 between Goosewing, LLC (successor in title to James Huson and Teresa Huson), as landlord, and StoneMor Arkansas Subsidiary LLC (as assignee from SCI Arkansas Funeral Services, Inc., successor by merger to ECI Services of Arkansas, Inc.), as tenant:

	Location:	Huson Funeral Home A, 6400 Mablevale Pike, Little Rock, Pulaski County AR 72209

	Use:	Lease is for Huson Funeral Home A

	Term:	Initial term of ten (10) years expired on 1/1/2008 with two (2) options to extend for five (5) years each, which were exercised and will expire on 1/31/2018.

[1]	Subject to the post-closing conditions set forth in Schedule 5.17 of the Credit Agreement, the leased funeral home/direct disposal properties identified herein are subject to a Mortgage except for those properties which are Excluded Properties.

Schedule 3.05(d)

Leased Real Property (Lessee)

5.	Lease dated January 1, 1998, Amendment to Lease dated April 1, 2003, Second Amendment to Lease dated December 21, 2007 between Goosewing, LLC (successor in title to James Huson and Teresa Huson), as landlord, and StoneMor Arkansas Subsidiary LLC (as assignee from SCI Arkansas Funeral Services, Inc., successor by merger to ECI Services of Arkansas, Inc.), as tenant:

	Location:	Huson Funeral Home B, 7700 Highway 107, Sherwood, Pulaski County AR 72120

	Use:	Lease is for Huson Funeral Home B

	Term:	Initial term of ten (10) years expired on 1/1/2008 with two (2) options to extend for five (5) years each; first option exercised and will expire on 1/1/2013. Final expiration with options is 1/31/2018.

6.	Lease dated January 1, 1998, Amendment to Lease dated April 1, 2003, Second Amendment to Lease dated December 21, 2007 between Goosewing, LLC (successor in title to James Huson and Teresa Huson), as landlord, and StoneMor Arkansas Subsidiary LLC (as assignee from SCI Arkansas Funeral Services, Inc., successor by merger to ECI Services of Arkansas, Inc.), as tenant:

	Location:	Huson Funeral Home C, 6000 Camp Robinson Road, North Little Rock, Pulaski County, AR 72118

	Use:	Lease is for Huson Funeral Home C

	Term:	Initial term of ten (10) years expired on 1/1/2008 with two (2) options to extend for five (5) years each; first option exercised and will expire on 1/1/2013. Final expiration with options is 1/31/2018.

7.	Commercial Lease dated October 6, 2008 between Nadeau, Mendonca & Pretel, LLC, as landlord, and StoneMor California Subsidiary, Inc., as tenant:

	Location:	Nadeau Funeral Home, 180 E. Monte Vista, Vacaville, CA 95688

	Use:	Lease is for Nadeau Funeral Home

	Term:	Five (5) years from 10/6/2008 to 9/30/2013 with two (2) options to extend for five (5) years each; first option exercised

8.	Lease Agreement dated June 10, 2005, First Amendment to Lease Agreement dated December 21, 2007, and Second Amendment to Lease dated June 2010, between Daniel B. Ingrum and Carol L. Ingrum, collectively, as landlord, and Universal Memorial Centers VI, Inc., assigned to StoneMor California Subsidiary, Inc., as tenant:

	Location:	Rocha’s Mortuary, 215 South School Street, Lodi, San Joaquin County, CA 95240

	Use:	Lease is for Rocha’s Mortuary

	Term:	Two (2) years from 7/1/2005 to 6/30/2007 with two (2) options to extend for three (3) years each; first option was exercised extending term to 6/30/2010; Second Amendment extended term through June 30, 2011, with right to renew for second renewal term; lease was renewed and extended beyond second renewal term.

9.	Lease dated November 17, 1995 between Dixie Scott and Peggy I. Scott, collectively, as landlord, and Security Trust Plans, Inc., successor by merger to Scott Funeral Home, Inc., assigned to StoneMor Florida Subsidiary LLC, as tenant:

	Location:	Scott Seawinds Funeral Home & Crematory, 504 W. Interlake Boulevard, Lake Placid, Highlands County, FL 33852

	Use:	Lease is for Scott Seawinds Funeral Home & Crematory

	Term:	Ten (10) years from 11/17/1995 to 11/17/2005 with two (2) options to extend for five (5) years each; first and second options exercised to 11/17/2015.

Schedule 3.05(d)

Leased Real Property (Lessee)

10.	Commercial Lease dated August 23, 2007 between Sprinter Holdings, L.L.C., as landlord, and StoneMor Partners LP, as tenant:

	Location:	Sutherline Chapel of Roses, 311 E. Central Avenue, Sutherline, Douglas County, OR 97123

	Use:	Lease is for Sutherline Chapel of Roses funeral home

	Term:	Five (5) years from to 9/1/2007 to 9/30/2012 with two (2) options to extend for successive terms of five (5) years each; first option exercised

11.	Funeral Home Lease dated July 31, 1990, Letter Agreement dated July 26, 2000, Letter Agreement dated July 27, 2005 between Richard L. Long, as landlord, and Long and Fisher Funeral Home, assigned to ECI Services of West Virginia, assigned to SCI West Virginia Funeral Services, Inc., assigned to Cornerstone Family Services Lease Agreement dated April 25, 2016, effective as of January 1, 2016:

	Location:	Long & Fisher Funeral Home, 6837 Sissonville Drive, Sissonville, Kanawha County, West Virginia 25230

	Use:	Lease is for the Long & Fisher Funeral Home

	Term:	Five (5) year initial term, commencing 7/31/1990, with four (4) options to extend for periods of five (5) years each; first through fourth options exercised to 7/30/2015; First Amendment extended term for an additional five years expiring December 31, 2021, with one option to renew for an additional 5 year term

12.	Funeral Home Lease dated July 31, 1990, Letter Agreement dated July 26, 2000, Letter Agreement dated July 27, 2005 between Richard L. Long, as landlord, and Long and Fisher Funeral Home, assigned to ECI Services of West Virginia, assigned to SCI West Virginia Funeral Services, Inc., assigned to Cornerstone Family Services of West Virginia Subsidiary, Inc., as tenant, as amended by First Amendment to Lease Agreement dated April 25, 2016, effective as of January 1, 2016:

	Location:	Pryor Funeral Home, 184 Walnut Street, East Bank, Kanawha County, West Virginia 25067

	Use:	Lease is for the Pryor Funeral Home

	Term:	Five (5) year initial term, commencing 7/31/1990, with four (4) options to extend for periods of five (5) years each; first option exercised to 7/30/2010; second option exercised and will expire on 7/30/2015; First Amendment extended term for an additional five years expiring December 31, 2021, with one option to renew for an additional 5 year term

13.	Funeral Home Lease dated July 31, 1990, Letter Agreement dated July 26, 2000, Letter Agreement dated July 27, 2005 between Richard L. Long, as landlord, and Long and Fisher Funeral Home, assigned to ECI Services of West Virginia, assigned to SCI West Virginia

Schedule 3.05(d)

Leased Real Property (Lessee)

Funeral Services, Inc., assigned to Cornerstone Family Services of West Virginia Subsidiary, Inc., as tenant, as amended by First Amendment to Lease Agreement dated April 25, 2016, effective as of January 1, 2016:

	Location:	Powell-Jarrett Funeral Home, 706 Rebecca Street, Charleston, Kanawha County, West Virginia 25312

	Use:	Lease is for the Powell-Jarrett Funeral Home (not operated by Cornerstone Family Services of West Virginia Subsidiary, Inc. – proposed to be sub-leased to an operator)

	Term:	Five (5) year initial term, commencing 7/31/1990, with four (4) options to extend for periods of five (5) years each; first option exercised to 7/30/2010; second option exercised and will expire on 7/30/2015; First Amendment extended term for an additional five years expiring December 31, 2021, with one option to renew for an additional 5 year term

14.	Sublease Agreement dated February 25, 2008 between Cornerstone Family Services of West Virginia Subsidiary, Inc., as sublandlord, and Junora Grant, as subtenant:

	Location:	Powell-Jarrett Funeral Home, 706 Rebecca Avenue, Charleston, Kanawha County, WV 25312

	Use:	Sublease is for Powell-Jarrett Funeral Home

	Term:	Five (5) years from 2/25/2008 to 2/24/2013; subtenant continues in occupancy with automatic one (1) year extensions unless terminated by either party at leas

15.	Single Tenant Lease Agreement dated June 6, 2012, by and between Samuel D. Salas Properties, a California general partnership, as landlord, and StoneMor California Subsidiary, Inc., a California corporation, successor by assignment to StoneMor Operating LLC, as tenant:

	Location:	Lodi Funeral Home, 725 South Fairmont Avenue, Lodi, San Joaquin County, California

	Use:	Funeral Home

	Term:	Ten years commencing June 6, 2012; expiring June 30, 2022

	Options, etc.:	One (1) five (5) year option to extend; Right of First Refusal; Option to Purchase

16.	Office-Warehouse Lease dated September 25, 2008, First Amendment To Lease dated August 24, 2009 and Second Amendment To Lease dated August 5, 2011 between Weston Investment Co. LLC, an Oregon limited liability company, as landlord, and StoneMor Oregon Subsidiary LLC, an Oregon limited liability company, successor by assignment from Care Cremation Society, Inc., an Oregon corporation, as tenant:

	Location:	Care Cremation Service, 10754 SE Highway 212, Clackmas County, Clackamas, Oregon 97015

	Use:	Immediate Disposition Company

	Term:	Two (2) years from October 1, 2011 to September 30, 2013; tenancy has continued thereafter

Schedule 3.05(d)

Leased Real Property (Lessee)

17.	Lease dated March 18, 2012 between Scott Ayres, as landlord, and StoneMor Oregon Subsidiary LLC, an Oregon limited liability company, successor by assignment from Care Cremation Society, Inc., an Oregon corporation, Alexander Farnstrom and Benjamin Farnstrom, as tenant:

	Location:	Care Cremation Service - Salem, 2704 12th Street SE, Marion County, Salem, OR 97302

	Use:	Immediate Disposition Company

	Term:	Twelve (12) months from March 21, 2012 to March 21, 2013; tenancy has continued thereafter

18.	Lease dated December 10, 2008, between the Community Redevelopment Agency for Port Orange Town Center, a public body corporate and politic established pursuant to Section 163.356, Florida Statutes, successor in interest to Ridgewood Funeral Properties, LLC, a Florida limited liability company, as landlord, and StoneMor Florida Subsidiary LLC, a Florida limited liability company, successor by assignment from Cardwell Funeral Home, LLC, a Florida limited liability company, as tenant:

	Location:	Cardwell Funeral Home, 3571 Ridgewood Avenue, Port Orange, Volusia County, Florida 32129

	Use:	Funeral Establishment

	Term:	Four (4) years from December 10, 2008, year to year options thereafter exercised; current option extended term to December 10, 2016; terminable at any time upon six (6) months notice

19.	Absolute Net-Non-Subordinated Ground Lease dated May 18, 2009 between the City of Stuart, as landlord, and StoneMor Florida Subsidiary LLC, a Florida limited liability company, successor by assignment from Eco Ventures, LLC, a Florida limited liability company, as tenant, as amended by First Amendment To Ground Lease effective February 19, 2013:

	Location:	Treasure Coast Seawinds Funeral Home & Crematory 950 S.E. Monterey Road, Stuart, Martin County, Florida 34994

	Use:	Funeral Establishment, Cinerator

	Term:	Initial term expires February 28, 2033, two five (5) options thereafter

20.	Lease Agreement dated October 23, 1997, as amended by Amendment No. 1 to Lease Agreement dated March 4, 1999 and Amendment No. 2 to Lease Agreement dated June 10, 2014, between Terry S. Roberts, as Trustee of the Terry S. Roberts Revocable Trust No. 1 dated February 15, 1994 (“Landlord”), and StoneMor Florida Subsidiary LLC (“Tenant”), assignee of S.E. Funeral Homes of Florida, LLC, a Florida limited liability company, as successor-in-interest to S.E. Acquisition of Ocala, Florida, Inc., assignor.

	Location:	Roberts Funeral Homes, Roberts Crematory, 606 Southwest 2nd Avenue, Ocala, Marion County, FL 34471

	Use:	Funeral Establishment and Cinerator

	Term:	Initial term was ten (10) years; now in Second Option period expiring October 22, 2017; Tenant has right of first offer and also option to purchase

Schedule 3.05(d)

Leased Real Property (Lessee)

21.	Lease Agreement dated October 22, 1997, between Lowly Fish Ventures, Inc., a Florida corporation (successor in interest to Roger Wayne and Gail Gullette) (“Landlord”), and StoneMor Florida Subsidiary LLC (“Tenant”), assignee of S.E. Funeral Homes of Florida, LLC, a Florida limited liability company, as successor-in-interest to Bruce Ocala Funeral Home, Inc., a Florida corporation,, assignor.

	Location:	Roberts Funeral Homes - Bruce Chapel East, 2739 Southeast Maricamp Road, Ocala, Marion County, FL 34471 and Roberts Funeral Home - Bruce Chapel West, 6241 Southwest State Road 200, Ocala, Marion County, FL 34476

	Use:	Funeral Establishments

	Term:	Initial term was ten (10) years; now in Second Option period expiring October 31, 2017; Tenant has right of first refusal and also option to purchase

22.	Lease dated as of March 7, 1995 between Pollock Realty, LLC, a North Carolina limited liability company (successor-in-interest to Pollock Realty Partnership) (“Landlord”),, and StoneMor North Carolina Funeral Services, Inc. (“Tenant”), assignee of S.E. Funeral Homes of North Carolina, Inc., a North Carolina corporation (successor-in-interest to Pollock Wells Funeral Service, Inc.).

	Location:	Pollock-Best Funerals & Cremations, 2015 Neuse Boulevard, New Bern, Craven County, North Carolina 28560

	Use:	Funeral Establishment

	Term:	Initial term expired March 7, 2005; Tenant has nine options to extend for successive five year periods; Tenant is currently in the third extension option expiring March 7, 2000: extensions are automatic unless Tenant gives notice of termination at least 180 days prior to end of the current term

23.	Lease Agreement dated January 7, 2010 between E.M.I. Enterprises, Inc., a Florida corporation (“Landlord”), and StoneMor Florida Subsidiary LLC (“Tenant”), assignee of Savino Funeral Home Inc., a Florida corporation

	Location:	Savino-Weissman Funeral Home & Cremation Services, 2950 North State Road 7, Margate, Broward County, FL 33063

	Use:	Funeral Establishment

	Term:	Initial term of 5 years commenced January 7, 2010 and expired January 31, 2015; Tenant has 3 options to extend the Lease, each for a 5-year renewal term - Tenant must exercise option no later than 120 days prior to the expiration of the then current term; Tenant has first option to lease Bay # 2 if the space becomes available and also second option to purchase the shopping center

Schedule 3.05(d)

Leased Real Property (Lessee)

24.	Lease Agreement dated September 1, 2012, as amended by Amendment to Lease dated November 9, 2012, between Nianca, LLC, a Florida limited liability company (“Landlord”), and StoneMor Florida Subsidiary LLC, a Florida limited liability company (“Tenant”), assignee of Coral Springs Funeral Home, LLC, a Florida limited liability company, assignee of Savino Funeral Home Inc., a Florida corporation

	Location:	Coral Springs Funeral Home, 1420 North University Drive Coral Springs, Broward County, FL 33071

	Use:	Funeral Establishment

	Term:	Initial term commenced November 1, 2012 and expires October 31, 2022; Tenant has 3 options to extend the Lease, each for a 5-year renewal term - Tenant must give notice of extension 1 year prior to the expiration of the then current term

25.	Funeral Home Lease dated July 21, 2015, by and between Gloria Weiss Realty, LLC, a Florida limited liability company, as landlord, and StoneMor Florida Subsidiary LLC, a Florida limited liability company, as tenant.

	Location:	Weiss Funeral Home – 202 East Boynton Beach Boulevard, Boynton Beach, Florida 33435

	Use:	Funeral Home

	Term:	Thirty-Six (36) months, commencing on July 21, 2015 and expiring on July 20, 2018; Lease includes one (1) option to extend for three (3) years, exercised by providing notice at least 90 days prior to the expiration date of the initial term of the lease

26.	Office Lease dated as August 21, 2006, as amended by Lease Amendment dated September 18, 2015, effective October 1, 2015, by and between Vittorio Bertuzzelli, an individual as Landlord, and Ken Conklin and/or Avatar Associates, L.L.C., a Florida limited liability company (d/b/a Avatar Cremation Services) as original lessee, incorrectly listed as “Avatar Cremation Services, Inc.”, which error is acknowledged and deemed corrected by Assignment executed by original lessee and current Tenant, and the associated Consent to Assignment and Assumption of Lease executed by Landlord, to StoneMor Florida Subsidiary LLC, a Florida limited liability company as current Tenant, dated March , 2016:

	Location:	Avatar Cremation Services, 818 U.S. Highway One, Suite 4, North Palm Beach, Palm Beach County, Florida 33408

	Use:	Direct Disposal Establishment

	Term:	Extended through September 30, 2018

27.	Lease dated October 26, 2015 by and between Goldon Limited Company, LLC as Landlord and Matrix Care, LCC as original lessee, subleased to StoneMor Florida Subsidiary LLC, a Florida limited liability company pursuant to that certain Sublease Agreement dated March 31, 2016 executed by Landlord, original lessee, and Avatar Associates, L.L.C., a Florida limited liability company (d/b/a Avatar Cremation Services), as prior sublessee:

	Location:	Avatar Cremation Services, 1650 South Dixie Highway, Suite 110, Boca Raton, Palm Beach County, Florida 33432

	Use:	Direct Disposal Establishment

	Term:	terminating October 31, 2018, with an option to renew for three years upon 90 days written notice before the end of the current term

Schedule 3.05(d)

Leased Real Property (Lessee)

28.	Stipulation of Settlement dated January 1997 between Focus Corporation, as plaintiff, and Hermanos Portela, Inc., d/b/a Funeraria Porta Coeli, as defendant, and Hermanos Portela, Inc., h/n/c Funeraria Porta Coeli, as plaintiff, and Estate of Jose Rafael Fournier Grau etc., as defendant, assigned to SCI Puerto Rico Funeral And Cemetery Services, Inc., as tenant:

	Location:	Porta Coeli Funeral Home, 244 Dr Veve Street, Bayamon, Puerto Rico 00966

	Use:	Not specified in Settlement Agreement, but used for parking and other funeral home use

	Term:	Month to month, but tenant has right to match any third party lease offer

29.	Lease Agreement dated December 9, 1993 (the terms and conditions contained in a June 1, 1989 Lease Agreement are contained in this Lease Agreement) between Alfonso M. Diaz Marquez, and his wife Milagros Dalila Merheb Arroyo, as landlord, and Portal Corp., as tenant, assigned to SCI Puerto Rico Funeral And Cemetery Services, Inc., as tenant:

	Location:	Gonzalez Lago Funeral Home, Carretera 181 Edificio #201, Trujillo Alto, Puerto Rico 00976

	Use:	Operation of a funeral parlor

	Term:	Five (5) years from June 1, 1989 expiring May 31, 1994. The Lease Agreement is currently in the sixth (6th) renewal term of three (3) years each expiring May 31, 2012. Tenant has one additional renewal term of two (2) years, which was exercised and expired on May 31, 2014; tenancy has continued thereafter

Cemetery Leases[2]

1.	Lease Agreement entered into as of the 26th day of September, 2013 by and among the Archdiocese of Philadelphia (“Landlord”) and StoneMor Operating LLC, a Delaware limited liability company, StoneMor Pennsylvania LLC, a Pennsylvania limited liability company, and StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability Company (“Tenant”), and StoneMor Partners L.P., a Delaware limited partnership (“Guarantor”), as amended by Amendment No. 1 thereto dated March 20, 2014 and Amendment No. 2 thereto dated May 28, 2014.

Location:

Resurrection Cemetery
5201 Hulmeville Road
Bensalem, PA 19020

St. John Neumann Cemetery
3797 County Line Road
Chalfont, PA 18914

Holy Sepulchre Cemetery
500 Easton Road
Cheltenham, PA 19150, aka
4001 W. Cheltenham Ave.
Cheltenham, PA 19038

[2]	The leased cemetery properties identified herein are subject to a Mortgage.

Schedule 3.05(d)

Leased Real Property (Lessee)

All Souls Cemetery
3215 Manor Road
Coatesville, PA 19320

Calvary Cemetery of
West Conshohocken
2025 Old Gulph Road
Penn Township, PA 19085

Holy Savior Cemetery
496 Jennersville Road
West Conshohocken, PA 19428, aka
478 N. Jennersville Road
West Grove, PA 19390

SS. Peter and Paul Cemetery
1600 S. Sproul Road
Springfield, PA 19064

All Saints Cemetery
91 Durham Road
Newtown, PA 18940

	Use:	Cemetery

	Term:	Commencing on May 28, 2014, expiring on the last day of the month in which the sixtieth (60th) anniversary of the commencement occurs, with Tenant having a five (5) renewal option and an option to purchase; subject to termination provisions

Miscellaneous Leases

1.	Agreement made December 14, 1966, between St. Peter’s Church of South Beloit (and Catholic Diocese of Rockford) (collectively, the “Catholic Church”) and Floral Lawns, Inc., current assignees StoneMor Illinois LLC and StoneMor Illinois Subsidiary LLC (collectively, the “Cemetery”) involving approximately two acres of land owned by the Catholic Church within Floral Lawn Cemetery (acquired from Floral Lawns, Inc. to comply with ecclesiastical law requiring the Catholic Church to own the cemetery land used for Catholic burials):

	Location:	835 Dearborn Avenue, South Beloit, Winnebago County, Illinois 61080

	Use:	The Cemetery has the right sell graves in the approximately two acres of land owned by the Catholic Church; the Cemetery has responsibility for maintenance and operation of the land; and the Cemetery must pay the Catholic Church 5% of the sale price from graves and related merchandise for use in the land

	Term:	Perpetual

Schedule 3.05(d)

Leased Real Property (Lessee)

2.	Commercial Real Estate Lease dated June 10, 2009, by and between Coliseum Condominiums, Ltd., as landlord, and Blessings Funeral Home, as tenant:

	Location:	Suites B, C and D, 8252 Darrow Road, Twinsburg, OH

	Use:	office/warehouse

	Term:	Five years commencing July 1, 2009; occupancy continues thereafter

3.	Commercial Real Estate Lease dated March 27, 2009, by and between Coliseum Condominiums, Ltd., as landlord, and Blessings Funeral Home, as tenant:

	Location:	Suites E, 8252 Darrow Road, Twinsburg, OH

	Use:	office/warehouse

	Term:	Five years commencing April 1, 2009; occupancy continues thereafter

4.	Commercial Real Estate Lease dated May 12, 2009, by and between Coliseum Condominiums, Ltd., as landlord, and Blessings Funeral Home, as tenant:

	Location:	Suites J, 8252 Darrow Road, Twinsburg, OH

	Use:	office/warehouse

	Term:	Five years commencing May 13, 2009; occupancy continues thereafter

5.	Warehouse Lease dated June 24, 2016, between 350 Mill LLC, as landlord, and Plymouth Warehouse Facilities LLC, as tenant:

	Location:	Christian Memorial Warehouse, 350 S. Mill Street, Plymouth, Wayne County, MI 48170

	Use:	Warehouse

	Term:	Commencement Date: June 24, 2016; Expiration Date: June 30, 2021

6.	Parking Lot Lease dated August 6, 2015, between the Todd M. Evers, Trustee of the Revocable Living Trust of Todd M. Evers dated April 1, 1998, and StoneMor Illinois Subsidiary LLC:

	Location:	416 W. Clay Street, Collinsville, Madison County, Illinois

	Use:	Parking Lot (across street from Herr Funeral Home & Cremation Services – Collinsville, IL)

	Term:	10 years

7.	Lease Agreement between BPG Office VI New Rodgers LP, as landlord, and StoneMor Partners L.P., as tenant:

	Location:	Former StoneMor Headquarters, 311 Veterans Highway – Suite B, Middletown Township, Bucks County, PA

	Use:	Office building

	Term:	Twelve (12) years from the Commencement Date (5/1/2008 at the latest) to 4/30/2020

Schedule 3.05(d)

Leased Real Property (Lessee)

8.	Office Lease (Headquarters) dated June 5, 2015, between 3600 Horizon Holdings LLC, as landlord, and StoneMor Partners, L.P., as tenant:

	Location:	Current StoneMor Headquarters, 3600 Horizon Boulevard, Trevose, Pennsylvania 19048

	Use:	Office (Headquarters Lease)

	Term:	Commencement Date: February 1, 2016; Expiration Date: July 31, 2028; Two (2) options to renew for additional periods of five (5) years each, exercised by written notice at least nine (9) months prior to the expiration of the then applicable term.

9.	Agreement of Lease dated January 31, 1994, First Amendment to Office Lease dated March 26, 1999, Second Amendment to Lease Agreement dated June 7, 2004, Third Amendment of Lease dated September 26, 2008, and 4th Amendment to Lease dated June 30, 2014, between SMIII Woodbridge Plaza, LLC (as successor to Metropolitan Life Insurance Company), as landlord, and Osiris Management, Inc. (formerly known as Shipper Management Group) assigned to StoneMor Partners, L.P., as tenant:

	Location:	Metropolitan Corporate Plaza, 485 Route One, Building B, Iselin, Middlesex County, New Jersey 08830

	Use:	2,668 square feet for general office use

	Term:	Expires November 30, 2019

10.	Lease Agreement dated November 22, 2002, First Amendment to Lease dated November 15, 2005, between Roger L. DeVille, as lessor, and Cornerstone Family Services, Inc., succeeded in interest by StoneMor Partners, L.P., as lessee:

	Location:	Suites 109 and 207, Village Court East, 3969 Convenience Circle, N.W., Canton, Stark County, OH 44718

	Use:	Office Space

	Term:	Expires December 31, 2009; Extension signed through 12/31/2016

11.	Lease dated July 31, 2007, between Ethel E. Gerlach, trustee of the Ethel E. Gerlach Revocable Trust dated March 20, 1992, as landlord, and StoneMor Indiana Subsidiary LLC, as tenant:

	Location:	5799 Central Avenue, Portage, Porter County, Indiana 46368

	Use:	Residential property for use by a cemetery employee

	Term:	Five (5) years, commencing on August 1, 2007, and ending on July 31, 2012; tenant has an option to renew for an additional term of three (3) years

12.	Agreement of Lease dated October 9, 2008, between 1974 Sproul Associates, L.P., as landlord, and StoneMor Partners, L.P., as tenant:

	Location:	1974 Sproul Road, Suite 208, Broomall, Delaware County, PA 19008

	Use:	Office building

	Term:	Five (5) years commencing on Lease Commencement Date

Schedule 3.05(d)

Leased Real Property (Lessee)

13.	Lease dated May 1, 1998 between CFGBH & Company (lease incorrectly executed by partners Mary A. Fessler Revocable Living Trust, David A. Bremer, Charles A. Goepfert, Mary L. Carr Revocable Living Trust and Scott Hewitt, collectively) as landlord, and Green Hills Management, Inc., assigned to SCI Ohio Funeral Services, Inc., assigned to StoneMor Ohio Subsidiary, LLC, as tenant:

	Location:	4441 State Road, Cuyahoga Falls, Summit County, OH 44223

	Use:	Office building

	Term:	Five (5) years with two (2) automatic options to extend for five (5) years each unless lessee provides notice to landlord of intent not to renew; Expires 4/30/2013 if all options exercised

14.	Lease dated August 21, 2009 by and between Catlow, Inc., an Ohio corporation, as landlord, and Cornerstone Funeral and Cremation Services LLC, a Delaware limited liability company, as tenant:

	Location:	Pencarbou Location, 100,000 square feet at 9405 Futura Parkway, Tipp City, Ohio

	Use:	Office trailer

	Term:	Five years beginning August 21, 2009; Tenant has two, five year renewal options; First Option exercised and expires 8/31/2019

15.	Office Lease Agreement dated January , 2016 between CRE CCC Allentown LLC, a Delaware limited liability company, Landlord, and StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability company, Tenant:

	Location:	Suite 345, 5000 W. Tilghman Street, Allentown, PA

	Use:	Office uses and storage incidental thereto

	Term:	Commencing upon Substantial Completion of Landlord’s Work and continuing until the last day of the 61st month thereafter

Schedule 3.05(e)

Leased Real Property (Lessor)

Leased Real Property (Loan Party as Lessor)

The properties identified herein are subject to a Mortgage except for those properties which are Excluded Properties.

Funeral Home Leases

1.	Funeral Home Lease between Eloise B. Kyper Funeral Home, Inc., as landlord, and Mark D. Heintzelman Funeral and Cremation Services, P.C., as tenant:

	Location:	1034 Benner Pike, State College, Centre County, Pennsylvania 16801

	Use:	Lease is for Mark D. Heintzelman Funeral Home - branch

	Term:	Unless earlier terminated, twenty (20) consecutive one-year terms starting on or about March 17, 2005

2.	Funeral Home Lease between CMS West Subsidiary LLC, as landlord, and Haky Funeral Homes, Inc., as tenant:

	Location:	515 North Main Street, Masontown, Fayette County, Pennsylvania 15401

	Use:	Lease is for the Haky Funeral Home

	Term:	Unless earlier terminated, twenty (20) consecutive one-year terms starting March 29, 2006

3.	Funeral Home Lease between CMS West Subsidiary LLC, as landlord, and Haky Funeral Homes, Inc., as tenant:

	Location:	101 N. Main Street, Allentown, Lehigh County, Pennsylvania 18036

	Use:	Lease is for the Norcross–Weber Funeral Home

	Term:	Unless earlier terminated, twenty (20) consecutive one-year terms starting March 29, 2006

4.	Funeral Home Lease between CMS West Subsidiary LLC, as landlord, and Weber Funeral Homes, P.C., as tenant:

	Location:	1619 Hamilton Street, Allentown, Lehigh County, Pennsylvania 18102

	Use:	Lease is for the Weber Funeral Home – Hamilton branch

	Term:	Unless earlier terminated, twenty (20) consecutive one-year terms starting March 29, 2006

5.	Funeral Home Lease between CMS West Subsidiary LLC, as landlord, and Weber Funeral Homes, P.C., as tenant:

	Location:	502 and 526-528 Ridge Street, Allentown, Lehigh County, Pennsylvania 18102

	Use:	Lease is for the Weber Funeral Home

	Term:	Unless earlier terminated, twenty (20) consecutive one-year terms starting March 29, 2006

Schedule 3.05(e)

Leased Real Property (Lessor)

Miscellaneous Leases

1.	Lease with Option to Purchase dated December 19, 2003 between Chartiers Cemetery LLC (now StoneMor Pennsylvania LLC), as landlord, and Pennsylvania-American Water Company, as tenant:

	Location:	Chartiers Cemetery, 801 Noblestown Road, Carnegie, Allegheny County, Pittsburgh, Pennsylvania 15106

	Use:	Lease is for land for Tenant to construct and operate a pressure reducing valve station and a below grade meter vault (for municipal water service).

	Term:	Ninety-nine (99) years from January 1, 2004, to December 31, 2103, with one (1) option to renew for ninety-nine (99) additional years, plus an option to purchase by Tenant at any time during the term

2.	Public Dog Park Lease for space located adjacent to Herr Funeral Home & Cremation Services – Collinsville, IL, dated as of April 8, 2010, between Robert C. Herr, Trustee under Self-Declaration of Trust dated November 27, 1996, as landlord, and the City of Collinsville, as tenant Funeral Home, as assigned to and assumed by StoneMor Illinois Subsidiary LLC on August 6, 2015, as amended by First Amendment to Lease dated as of August 6, 2015:

	Location:	Herr Funeral Home & Cremation Services – Collinsville, IL

	Use:	Public Dog Park

	Term:	Commenced May 1, 2010 and expires on May 1, 2020, subject to termination for convenience by either party upon 6 months written notice.

3.	Lease Agreement (Farm Residence) dated March 23, 2011, between StoneMor Pennsylvania LLC (successor by assignment to the Archdiocese of Philadelphia), as landlord, and Gary Hoover and Elisa Hoover, as tenant, as amended by Amendment to Lease dated April 18, 2014:

	Location:	Undeveloped land, farm and residential structures at All Souls Cemetery, 3215 Manor Road, Coatesville, Chester County, PA 19320

	Use:	Farming and Residential

	Term:	Commenced July 1, 2011: Expires June 30, 2021

Schedule 3.19

Material Contracts

All Material Contracts to which the Partnership or any Subsidiary is a party or is bound as of the Effective Date are listed below.

•	Indenture, dated as of May 28, 2013, by and among StoneMor Partners L.P., Cornerstone Family

•	Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association

•	Omnibus Agreement by and among McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P., MDC Management Company IV, LLC, Delta Fund LLC, Cornerstone Family Services LLC, CFSI LLC, StoneMor Partners L.P., StoneMor GP LLC, StoneMor Operating LLC, dated as of September 20, 2004

•	Amendment No. I to Omnibus Agreement entered into on, and effective as of, January 24, 2011 by and among MDC IV Trust U/T/A November 30, 2010, MDC IV Associates Trust U/T/A November 30, 2010, Delta Trust U/T/A November 30, 2010 (successors respectively to McCown De Leeuw & Co. IV, L.P., a California limited partnership, McCown De Leeuw IV Associates, L.P., a California limited partnership, Delta Fund LLC, a California limited liability company, and MDC Management Company IV, LLC, a California limited liability company), Cornerstone Family Services LLC, a Delaware limited liability company, CFSI LLC, a Delaware limited liability company, StoneMor Partners L.P., a Delaware limited partnership, StoneMor GP LLC, a Delaware limited liability company, for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company

•	Lease Agreement, dated as of September 26, 2013, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor

•	Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor

•	Amendment No. 2 to Lease Agreement , dated as of May 28, 2014, by and among StoneMor Operating LLC, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P.

Schedule 4.01(c)

Local Counsel Opinions

Jurisdiction	Firm Name
Alabama	Sirote & Permutt, P.C.

California	Davis Wright Tremaine LLP

Illinois	Fisher Cohen Waldman Shapiro, LLP

Indiana	May Oberfell Lorber

Maryland	Adelberg, Rudow, Dorf & Hendler, LLC

Michigan	Honigman Miller Schwartz and Cohn LLP

North Carolina	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

South Carolina	Smith Moore Leatherwood LLP

Virginia	Christian Barton, LLP

West Virginia	Spilman Thomas & Battle, PLLC

Schedule 4.01(l)

Effective Date Mortgage Instruments

Mortgages will be delivered for the following properties as of the Effective Date

ALABAMA

1.		Crestwood Memorial Cemetery and Funeral Home, Gadsden

2.		Elkins East Chapel (FH)

3.		Huntsville Memory Gardens

4.		Ridout’s Forest Crest Cemetery, Birmingham

5.		Tri - Cities Memorial Gardens

6.		Walker Memory Gardens

	1.	CALIFORNIA

7.		Alternative Burial & Cremation Services (FH)

8.		Laverne Cemetery

9.		Lodi Memorial Park & Cemetery

10.		Melrose Abbey Memorial Park and Mortuary (FH)

11.		Nadeau Funeral Home

12.		Sierra View Memorial Park, Crematory & Mortuary / Hutchison & Carnes Colonial Chapel

	2.	COLORADO

	3.	DELAWARE

13.		Henlopen Memorial Park LLC

	4.	FLORIDA

14.		301 Big Tree Road, Cardwell Funeral Home

15.		Adams & Jennings Funeral Home

16.		Allan Harden Funeral Home

17.		Arlington Park Funeral Home

Schedule 4.01(l)

Effective Date Mortgage Instruments

18.		Cox Gifford Seawinds Funeral Home & Crematory

19.		Davis Seawinds Funeral Home & Crematory

20.		Daytona Memorial Park, 5 Vacant Lots Parcel K

21.		Florida Coast Crematory & Cremations

22.		Lohman Funeral Home Daytona

23.		Lohman Funeral Home Deland

24.		Lohman Funeral Home Ormond

25.		Lohman Funeral Home Palm Coast

26.		Palm Beach National Chapel

27.		Roberts FH, Bruce Chapel West

28.		Seawinds Funeral Home & Crematory

29.		Treasure Coast Funeral Home & Crematory

30.		Vista Funeral Home

31.		Young Seawinds Funeral Home (Eagle Monument) & Crematory Services

	5.	ILLINOIS

32.		Bronswood Cemetery

33.		Herr Funeral Home and Cremation – Collinsville

34.		Herr Funeral Home and Cremation – Caseyville

35.		Highland Memorial Park

36.		McHenry County Memorial Park

37.		Mount Vernon Estates

38.		Sunset Hill Cemetery

39.		Sunset Hill Funeral Home

Schedule 4.01(l)

Effective Date Mortgage Instruments

40.		Willow Lawn Memorial Park / Arrowood Pet Cemetery & Crematorium

41.		Windridge Mortuary (FH)

42.		Woodlawn Memorial Park I

	6.	INDIANA

43.		Calvary Cemetery

44.		Chapel Hill Memorial Gardens

45.		Chapel Hill Funeral Home

46.		Covington Memorial Gardens

47.		Covington Funeral Home

48.		Forest Lawn Memory Gardens

49.		Garden of Memory Cemetery

50.		Garden View Funeral Home

51.		Gill Funeral Home

52.		Park Lawn Cemetery & Mausoleum

53.		St. Joseph Valley Memorial Park

	7.	IOWA

	8.	KANSAS

54.		Fairlawn Burial Park

55.		Heritage Funeral Home

	9.	KENTUCKY

56.		Forest Lawn Memorial Park

57.		Highland Memory Garden

Schedule 4.01(l)

Effective Date Mortgage Instruments

	10.	MARYLAND

58.		Glen Haven Memorial Park

59.		Hillcrest Burial Estates

60.		Lorraine Park Cemetery

61.		Springhill Memory Gardens

62.		Sunset Memorial Park

	11.	MICHIGAN

	12.	MISSISSIPPI

63.		Lee County Memorial Park

64.		East Chickasaw Memorial Gardens

	13.	MISSOURI

65.		Eastlawn Cemetery and FH

66.		Forest Hill Calvary Cemetery & Funeral Chapel

67.		Klingner Funeral Home

	14.	NORTH CAROLINA

68.		Pollock-Best Funerals and Cremations

	15.	OREGON

69.		Farnstrom Mortuary

70.		Fir Lawn Memorial Park & Mortuary

71.		Keizer Funeral Chapel

72.		Peake Funeral Chapel

73.		Roseburg Memorial Gardens

74.		Valley View Cemetery

75.		Wilson’s Chapel of the Roses

Schedule 4.01(l)

Effective Date Mortgage Instruments

	16.	PENNSYLVANIA

76.		All Saints Cemetery

77.		All Souls Cemetery

78.		Allegheny County Memorial

79.		Arlington Memorial Park

80.		Bethlehem Memorial Park

81.		Blair Memorial Park

82.		Cedar Hill Memorial Park

83.		Centre County Memorial Park

84.		Chartiers Cemetery

85.		Coraopolis Cemetery

86.		Crestview Memorial Park

87.		Cumberland Valley Memorial Gardens

88.		Eloise B. Kyper Funeral Home

89.		Erie County Memorial Gardens

90.		Forest Lawn Gardens

91.		Forest Lawn Gardens, 2.3 Acres adjacent to

92.		George Washington Cemetery

93.		Grand View Memorial Park

94.		Grandview Cemetery

95.		Greene County Memorial Park

96.		Greenlawn Memorial Park

97.		Haky Funeral Home, Masontown

Schedule 4.01(l)

Effective Date Mortgage Instruments

98.	Hillside Cemetery

99.	Holy Savior Cemetery

100.	Juniata Memorial Park

101.	Lafayette Memorial Park, Brier Hill

102.	Lakewood Memorial Park

103.	Laurel Cemetery

104.	Laurelwood Cemetery

105.	Lawn Haven Burial Estates

106.	Morris Cemetery, The

107.	Mount Lebanon Cemetery

108.	Mount Royal Memorial Park

109.	Mountain View Cemetery

110.	Mt. Airy Cemetery

111.	Mt. Zion Cemetery

112.	Parklawn Memorial Gardens

113.	Prospect Cemetery

114.	Prospect Hill Cemetery

115.	Resurrection Cemetery

116.	Riverside Cemetery

117.	Riverview Memorial Gardens

118.	Rolling Green Memorial Park

119.	Roselawn Memorial Gardens

120.	SS. Peter and Paul Cemetery

Schedule 4.01(l)

Effective Date Mortgage Instruments

121.		Semper Concrete Vault Plant

122.		South Side Cemetery

123.		St. John Neumann Cemetery

124.		Sunset Hill Memorial Gardens

125.		Sylvan Heights Cemetery/S Haky FH, Uniontown

126.		Tioga County Memorial Gardens

127.		Tri-County Memorial Gardens

128.		Twin Hills Mausoleum

129.		Voegtly Cemetery

130.		Waverly Rd Tract, 15 Acres near Holy Sepulcher

131.		Weber Funeral Home (1619 West Hamilton)

132.		Weber Funeral Home, Norcross Coopersburg

133.		Weber Funeral Home (Ridge), Allentown

134.		Westminster Cemetery

135.		Woodlawn Cemetery

136.		Woodlawn Memorial Gardens

137.		Woodlawn Memorial Park

	17.	RHODE ISLAND

138.		Newport Cemetery

139.		Trinity Cemetery

	18.	SOUTH CAROLINA

140.		Shuford Hatcher Funeral Home

Schedule 4.01(l)

Effective Date Mortgage Instruments

	19.	TENNESSEE

141.		Forest Hill Funeral Home & Cemetery Midtown

142.		Forest Hill Funeral Home and Cemetery South

143.		Highland Memorial Gardens

144.		Lakewood Memory Gardens West

145.		Memorial Park Southwoods

146.		Northridge Woodhaven Cemetery & FH

147.		Ridgecrest Cemetery

148.		Woodhaven Memorial Gardens & Chapel

	20.	VIRGINIA

149.		Alleghany Memorial Park

150.		Altavista Memorial Park

151.		Augusta Memorial Park

152.		Briarwood Memorial Gardens

153.		Evergreen Memorial Gardens

154.		Henry Memorial Park

155.		Hillcrest Memorial Gardens

156.		Laurel Hill Memorial Park

157.		Mount Rose Cemetery

158.		Oak Hill Cemetery

159.		Oaklawn (Heidi Memorial) Pet Cemetery

160.		Oaklawn Mausoleum & Memory Gardens

161.		Old Dominion Memorial Park

162.		Panorama Memorial Gardens

Schedule 4.01(l)

Effective Date Mortgage Instruments

163.		Powell Valley Memorial

164.		Rockbridge Memorial Gardens

165.		Roosevelt Memorial Park

166.		Roselawn Burial Park & FH

167.		Rose Lawn Cemetery

168.		Roselawn Memorial Gardens

169.		Rosewood Memorial Gardens

170.		Shenandoah Memorial Park

171.		Southlawn Memorial Park and Mausoleum

172.		Sunset Memorial Gardens

173.		Temple Hill Memorial Gardens

174.		Virginia Memorial Park

	21.	WASHINGTON

175.		Marysville Cemetery

176.		Oakwood Hill Cemetery and Funeral Chapel

177.		Piper-Morley-Mellinger Funeral Chapel

	22.	WEST VIRGINIA

178.		Beverly Hills Cemetery

179.		Clendenin Memorial Park

180.		Evergreen Cemetery North/South

181.		Fairview Memorial Gardens

182.		Floral Hills Memorial Gardens

183.		Forest Lawn Memorial Gardens

Schedule 4.01(l)

Effective Date Mortgage Instruments

184.	Forest Memorial Park

185.	Grandview Memorial Park & Mausoleum (Dunbar Marion)

186.	Halcyon Hills Memorial Gardens

187.	Highland Hills Memorial Gardens

188.	Jackson County Memory Gardens

189.	Parkview Memorial Gardens

190.	Resthaven Memorial Park

191.	Spring Valley Memorial Park

192.	Sunset Memorial Park (Beckley)

193.	Woodlawn Memorial Park

Schedule 5.17

Post-Closing Matters

Each Borrower covenants and agrees with the Administrative Agent and the Lenders that it will, within the time periods specified in this Schedule 5.17 (as each may be extended by the Administrative Agent in writing (which may be via email) in its sole discretion) complete the following undertakings:

1.	The Borrowers will, or will cause the applicable Loan Party to, within 180 days after the Effective Date, use commercially reasonable efforts to deliver Control Agreements in form and substance reasonably satisfactory to the Administrative Agent for all applicable Deposit Accounts and Security Accounts, to the extent required under Section 5.7 of the Guaranty and Collateral Agreement.

2.	The Borrowers will, or will cause the applicable Loan Party to, within 10 Business Days after the Effective Date, deliver to the Administrative Agent endorsements for any possessory collateral that have not been delivered to the Administrative Agent on or prior to the Effective Date.

3.	The Borrowers will, or will cause the applicable Loan Party to, within 10 Business Days after the Effective Date, to the extent not delivered on or prior to the Effective Date, deliver to the Administrative Agent stock powers for all certificates representing Pledged Collateral.

4.	The Borrowers will, or will cause the applicable Loan Party to, within 35 days after the Effective Date, deliver to the Administrative Agent the EIN for StoneMor Wisconsin Subsidiary LLC.

5.	The Borrowers will, or will cause the applicable Subsidiary to, within 45 days after the Effective Date, deliver to the Administrative Agent endorsements, in form and substance reasonably satisfactory to the Administrative Agent, for all applicable insurance policies, to the extent required under Section 5.05(a) of the Credit Agreement.

6.	The Borrowers will, or will cause the applicable Loan Party to, within 35 days after the Effective Date, deliver any Mortgage Instruments which may be reasonably requested by the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent, for the following Mortgaged Properties:

1.	Forest Lawn Gardens, Anniston (AL)

2.	Lakeview Memory Garden (AL)

3.	Valhalla Cemetery (AL)

4.	Lodi Funeral Home (CA)

5.	Oakmont Memorial Park and Mortuary, Oakmont Flower Shop & Oakmont Crematory (CA)

6.	Olivet Memorial Park & Crematory (CA)

7.	Rocha’s Mortuary (CA)

8.	Sacramento Memorial Lawn & Mortuary (CA)

Schedule 5.17

Post-Closing Matters

9.	Grand Junction Memorial Gardens (CO)

10.	Olinger’s Evergreen Cemetery, Broomfield (CO)

11.	Lohman Funeral Home Port Orange (FL)

12.	Roberts FH, Bruce Chapel East (Bruce Ocala FH) (FL)

13.	Scott Funeral Home (FL)

14.	Floral Lawn Cemetery (IL)

15.	Northshore Garden of Memories (IL)

16.	Windridge Memorial Park & Nature Sanctuary (IL)

17.	Woodlawn Memorial Park II & FH (IL)

18.	Forest Lawn Funeral Home (IN)

19.	Highland Cemetery (IN)

20.	Lincoln Memory Gardens (IN)

21.	Valhalla Memory Gardens & Crematorium (IN)

22.	Memorial Park Cemetery (IA)

23.	Old Mission Wichita Park Cemetery (KS)

24.	White Chapel Memorial Gardens (KS)

25.	Columbia Memorial Gardens (KY)

26.	Washington National Cemetery (KY)

27.	Wicomico Memorial Park (MD)

28.	4108 Old Lansing Road (MI)

29.	Ewing-Schutte-Semler Funeral Home (MO)

30.	Highland Sacred Gardens (MO)

31.	Memorial Park Sedalia (MO)

32.	Rivermonte Memorial Gardens and Klingner-Cope Funeral Home (MO)

33.	White Chapel Memorial Gardens and Klingner-Cope Funeral Home (MO)

34.	Cremation & Burial Care (OR)

35.	Forest Lawn Cemetery (OR)

36.	Hillcrest Memorial Park, Medford (OR)

37.	Memory Gardens Memorial Park (OR)

38.	Restlawn Memorial Gardens and Funeral Home (OR)

39.	Blue Ridge Memorial Park (PA)

40.	Calvary Cemetery (PA)

41.	Castleview Memorial Park (PA)

42.	Greenlawn Burial Estates (PA)

43.	Greenwood Cemetery (PA)

44.	Holy Sepulchre (PA)

45.	Pinewood Memorial Park (PA)

46.	Pleasant View Cemetery (PA)

Schedule 5.17

Post-Closing Matters

47.	Sunset Memorial Park and Kirk & Nice at Sunset Funeral Home (PA)

48.	Hamilton Memorial Park (TN)

49.	Birchlawn Burial Park (VA)

50.	Clinch Valley Cemetery (VA)

51.	Crestview Memorial Park (VA)

52.	Forest Lawn Cemetery (VA)

53.	Fort Hill Memorial Park (VA)

54.	Greenwood Memorial Gardens (VA)

55.	Russell Memorial Cemetery (VA)

56.	Sunset Memorial Park (VA)

57.	Virginia Monument Co. (VA)

58.	Evergreen Memorial Park & Mausoleum (WA)

59.	Floral Hills Garden of Memories (WV)

60.	Grandview Memorial Gardens (WV)

61.	Greenbriar Burial Park (WV)

62.	Kanawha Valley Memorial Gardens (WV)

63.	Long and Fisher Funeral Home (WV)

64.	Montgomery Memorial Park (WV)

65.	Pryor Funeral Home, East Bank (WV)

66.	Restwood Memorial Gardens (WV)

67.	Shadow Lawn Memory Gardens (WV)

68.	Sunset Memorial Park (WV)

69.	Valley View Memorial Park (WV)

70.	West Virginia Memorial Gardens (WV)

71.	White Chapel Memorial Gardens (WV)

7.	The Borrowers will, or will cause the applicable Subsidiary to, within 35 days after the Effective Date, deliver Mortgage Instruments (other than Mortgages, which will be delivered on the Effective Date) which may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, for the following Mortgaged Properties:

a.	Lorraine Park Cemetery (MD);

b.	Roselawn Memorial Gardens (VA);

c.	Rosewood Memorial Gardens (VA);

d.	Sunset Memorial Gardens (VA);

e.	Clendenin Memorial Gardens (WV);

Schedule 5.17

Post-Closing Matters

f.	Lawn Haven Burial Estates (PA);

g.	Nadeau Funeral Home (CA);

h.	Mount Vernon Memorial Estates (IL);

i.	Old Mission Wichita Park Cemetery and Old Mission Mortuary (KS);

j.	Washington National Cemetery (MD);

k.	Hilcrest Memorial Park, Crematory & Mortuary (OR);

l.	Green Lawn Memorial Park (PA);

m.	Semper Concrete Vault Plant (PA);

n.	Sylvan Heights Cemetery/Stephen R. Haky Funeral Home;

o.	Tioga County Memorial Gardens (PA);

p.	Weber Funeral Home – Ridge (PA);

q.	Woodlawn Cemetery (PA);

r.	Trinity Cemetery (RI);

s.	Lakewood Memory Gardens – West (TN);

t.	Alleghany Memorial Park (VA);

u.	Evergreen Memorial Gardens (VA);

v.	Oaklawn (Heidi Memorial) Pet Cemetery (VA);

w.	Mount Rose Cemetery (VA);

x.	Oak Hill Cemetery (VA);

y.	Evergreen Cemetery North/Evergreen Cemetery South (WV);

z.	Grandview Memorial Park and Mausoleum (WV); and

aa.	Guyan Memorial Gardens (WV).

Schedule 5.17

Post-Closing Matters

8.	The Borrowers will, or will cause the applicable Subsidiary to, within 35 days after the Effective Date, use commercially reasonable efforts to deliver subordination, non-disturbance and attornment agreements, in each case, in form and substance reasonably acceptable to the Administrative Agent, for the following Mortgaged Properties from the following lessees of Mortgaged Properties:

a.	Adams & Jennings Funeral Home (FL) – CCTMO, LLC (Crown Castle); and

b.	Chapel Hill Memorial Gardens (IN) – Cellco Partnership, Inc.

9.	The Borrowers will, or will cause the applicable Subsidiary to, within 90 days after the Effective Date, deliver Mortgage Instruments for the following Mortgaged Properties (unless the Administrative Agent determines, in its reasonable discretion, that such any Mortgaged Property is designated as “Excluded Property” and not “Mortgaged Property”), in each case, in form and substance reasonably acceptable to the Administrative Agent and satisfying the requirements set forth in Section 5.05(b) of the Credit Agreement, with (i) the Flood Determination Information delivered no later than 15 days prior to delivery of the applicable Mortgage, (ii) the applicable flood notification form signed by the applicable Loan Party delivered at least 10 Business Days prior to delivery of the applicable Mortgage, and (iii) at least 10 days prior to delivery of the applicable Mortgage, delivery of evidence of flood insurance coverage and other deliverables as set forth in Section 5.05(b)(iii) of the Credit Agreement:

a.	Ridout’s Forest Hill Cemetery, Birmingham (AL);

b.	Buxton Seawinds Funeral Home & Crematory (FL);

c.	Lohman Funeral Home Deltona (FL);

d.	Lindsay Meyer Tracts (IN);

e.	Riverview Cemetery (IN);

f.	Lincoln Memorial & Cedar Hill Funeral Home (MD);

g.	Blair Memorial Park (PA)

h.	Forest Hill Funeral Home & Cemetery East (TN);

i.	Lakewood Memory Gardens East (TN);

j.	Northern Neck Memorial Gardens (VA);

k.	Guyan Memorial Gardens (WV);

l.	Highland Memory Gardens (WV);

m.	Palm Memorial Gardens (WV);

n.	Pineview Cemetery (WV); and

o.	Restlawn Memorial Gardens (WV).

Schedule 6.01

Existing Indebtedness

Item	Principal Amount	Payee	Maker
Promissory Note dated December 27, 2005	$821,734.40	Bethel Cemetery Association	StoneMor Operating LLC

Promissory Note dated June 15, 2006	$303,265.60	Bethel Cemetery Association	StoneMor Operating LLC

Promissory Note dated June 15, 2006	$300,000.00	Clover Leaf Park Cemetery Association	StoneMor Operating LLC

Promissory Note dated June 15, 2006	$400,000.00	Locustwood Cemetery Association	StoneMor Operating LLC

Promissory Note dated December 31, 2008	$1,250,000.00	Clover Leaf Park Cemetery Association	StoneMor Operating LLC

Promissory Note dated December 31, 2008	$1,700,000.00	Locustwood Cemetery Association	StoneMor Operating LLC

Promissory Note dated March 23, 2009	$1,300,000.00	Clover Leaf Park Cemetery Association	StoneMor Operating LLC

Promissory Note dated March 23, 2009	$500,000.00	Locustwood Cemetery Association	StoneMor Operating LLC

Schedule 6.02

Existing Liens

Entity	Jurisdiction/Lien Type	Detail
Arlington Development Company	State of New Jersey State Tax Lien	#DJ016938-10 filed 01/14/2010 Creditor: Div of Taxation Amount: $15,000.00

Glen Haven Memorial Park LLC	Anne Arundel County, MD State Tax Lien	#148-188 filed 02/22/2001 Debtor: Glen Haven Memorial Park Inc. Amount: $6,756.98

StoneMor Florida Subsidiary LLC	State of Florida Judgment	#J16000161160 filed 03/02/2016 Plaintiff: State of Florida, Department of Revenue Amount: $518.18

StoneMor South Carolina LLC (Frederick Memorial Gardens)	Cherokee County, SC Judgment	#012CP-110079 filed 02/03/2012 Plaintiffs: Cynthia Wicht et al Amount: $3,363.80

StoneMor Iowa LLC (Memorial Park Cemetery)	Woodbury County, IA Judgment	#SCCV168082 filed 03/31/2016 Plaintiff: Larry A. Nelson, Jr. Amount: $4,202.39

Schedule 6.04

Existing Investments

Issuing Entity	Principal Amount of Certificates of Interest, Debt or Indebtedness Issued	Loan Party Holder of Certificates Outstanding
Bethel Cemetery Association (a New Jersey non-profit corporation)	$240,556.34	Arlington Development Company

Beth Israel Cemetery Association of Woodbridge, New Jersey (a New Jersey non-profit corporation)	$22,510,730.00	StoneMor Operating LLC

Clover Leaf Park Cemetery Association (a New Jersey non-profit corporation)	$325,625.00	StoneMor Operating LLC

Locustwood Cemetery Association (a New Jersey non-profit corporation)	$2,060,000.00	StoneMor Operating LLC

Schedule 6.10

Existing Sale and Leaseback Transactions

Plymouth Warehouse Facilities LLC (“Plymouth”) owned a warehouse containing approximately 75,365 square feet of floor area located at 520 North Main Street, Royal Oak, Michigan 48067. Plymouth warehoused cemetery merchandise at the facility sold to purchasers in advance of need by cemeteries owned and operated by StoneMor Michigan LLC and StoneMor Michigan Subsidiary LLC. Plymouth sold the warehouse on June 24, 2016 to 350 Mill LLC, a Michigan limited liability company, for $1.85 million subject to adjustments and leased back approximately 47,235 square feet of floor area in the facility for an initial rental of $12,202.38 per month plus utilities and other expenses. The stated lease expiration date is June 30, 2021.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[and [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrowers:	StoneMor Operating LLC, as Administrative Borrower, and the other Borrowers party to the Credit Agreement described below

4.	Administrative Agent:	Capital One, National Association, as the administrative agent under the Credit Agreement

[3]	Select as applicable.

Exh A-1

5.	Credit Agreement:	The Credit Agreement dated as of August 4, 2016 among StoneMor Operating LLC, as Administrative Borrower, the other Borrowers party thereto, the Lenders party thereto, Capital One, National Association, as Administrative Agent, and the other agents party thereto

6.	Assigned Interest:

Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[5]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g., “Revolving Commitment”, etc.).
[5]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exh A-2

Consented to and Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION, as
Administrative Agent, Swingline Lender and Issuing Bank

By:
Title:

[Consented to:][6]

STONEMOR OPERATING LLC, as Administrative Borrower

By:
Title:

[6]	To be added only if the consent of the Administrative Borrower is required by the terms of Section 9.04(b) of the Credit Agreement.

Exh A-3

ANNEX I

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent Financials delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall

Annex-1

constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex-2

EXHIBIT B

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of August 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among StoneMor Operating LLC (the “Administrative Borrower”), the other Borrowers party thereto, the Lenders party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Administrative Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment;

WHEREAS, the Administrative Borrower has given notice to the Administrative Agent of its intention to increase the aggregate Revolving Commitments pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Revolving Commitment under the Credit Agreement by executing and delivering to the Administrative Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Revolving Commitment increased by $[        ], thereby making the aggregate amount of its total Revolving Commitments equal to $[        ].

2. The Administrative Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

Exh B-1

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

STONEMOR OPERATING LLC, as Administrative Borrower

By:
Name:
Title:

Acknowledged as of the date first written above:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exh B-2

EXHIBIT C

FORM OF JOINING LENDER SUPPLEMENT

JOINING LENDER SUPPLEMENT, dated [            ], 20[    ] (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of August 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among StoneMor Operating LLC (the “Administrative Borrower”), the other Borrowers party thereto, the Lenders party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend Revolving Commitments under the Credit Agreement subject to the approval of the Administrative Borrower and the Administrative Agent, by executing and delivering to the Administrative Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Joining Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Joining Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Commitment of $[        ].

2. The undersigned Joining Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent Financials delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

Exh C-1

4. The Administrative Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exh C-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF JOINING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

STONEMOR OPERATING LLC, as Administrative Borrower

By:
Name:
Title:

Acknowledged as of the date first written above:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exh C-3

EXHIBIT D-1

FORM OF BORROWING REQUEST

Capital One, National Association,

as Administrative Agent

for the Lenders referred to below

299 Park Avenue

New York, New York 10171

Attention: Thomas Kornobis

Facsimile: 888-246-3710

Re:	StoneMor Operating LLC

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of August 4, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among StoneMor Operating LLC (the “Administrative Borrower”), the other Borrowers party thereto, the Lenders from time to time party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Administrative Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Administrative Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	The requested Borrowing is in respect of the Revolving Commitment.

2.	Aggregate principal amount of Borrowing:[7]

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (Base Rate or Eurodollar):

[7]	Not less than applicable amounts specified in Section 2.02(c) of the Credit Agreement.

Exh D-1-1

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[8]

6.	Location and number of the account of the Administrative Borrower or such other Borrower designated by the Administrative Borrower to which proceeds of the Borrowing are to be disbursed:

[Signature Page Follows]

[8]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exh D-1-2

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]9 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

STONEMOR OPERATING LLC as the Administrative Borrower

By:
Name:
Title:

[9]	To be included only for Borrowings on the Effective Date.

Exh D-1-3

EXHIBIT D-2

FORM OF INTEREST ELECTION REQUEST

Capital One, National Association,

as Administrative Agent

for the Lenders referred to below

299 Park Avenue

New York, New York 10171

Attention: Thomas Kornobis

Facsimile: 888-246-3710

Re:	StoneMor Operating LLC

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of August 4, 2016 as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among StoneMor Operating LLC (the “Administrative Borrower”), the other Borrowers party thereto, the Lenders from time to time party thereto and Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Administrative Borrower hereby gives you notice pursuant to Section 2.07 of the Credit Agreement that it requests to [convert] [continue] an existing Borrowing under the Credit Agreement, and in that connection the Administrative Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (Base Rate or Eurodollar):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[10]

[Signature Page Follows]

[10]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

D-2-1

Very truly yours,

STONEMOR OPERATING LLC, as Administrative Borrower

By:
Name:
Title:

D-2-2

EXHIBIT E

FORM OF PROMISSORY NOTE

REVOLVING LOAN NOTE

[            ], 20[    ]

FOR VALUE RECEIVED, each of the undersigned, STONEMOR OPERATING LLC, a Delaware limited liability company, and the other Borrowers party to the “Credit Agreement” (as defined below) (collectively, the “Borrowers”), HEREBY UNCONDITIONALLY AND JOINTLY AND SEVERALLY PROMISE TO PAY to [LENDER] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Such interest is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof (in the case of Eurodollar Revolving Loans) or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that, the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrowers hereunder or under the Credit Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement, dated as of August 4, 2016, by and among the Borrowers, the financial institutions from time to time party thereto as Lenders and Capital One, National Association, as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the undersigned Borrowers from time to time in an aggregate principal amount not to exceed such Lender’s Revolving Commitment, the indebtedness of the undersigned Borrowers resulting from each such Revolving Loan to it being evidenced by this Revolving Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest with respect to this Revolving Loan Note are hereby waived by the Borrowers. Whenever in this Revolving Loan Note reference is made to the Administrative Agent, the Lender or the Borrowers, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns. The provisions of this Revolving Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns. Each Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for such Borrower and an assignee of such Borrower’s obligations under the Credit Agreement as permitted by Section 9.04 thereof. This Revolving Loan Note may not be assigned by the Lender except as permitted by Section 9.04 of the Credit Agreement.

Exh E-1

This Revolving Loan Note shall be construed in accordance with and governed by the law of the State of New York.

STONEMOR OPERATING LLC

By:
Name:
Title:

[Note: Add other Borrowers as signatories to the Note and the Credit Agreement]

Exh E-2

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Type of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exh E-3

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

[Date]

The undersigned, [                    ], hereby certifies that such Person is a Financial Officer of StoneMor Operating LLC, a Delaware limited liability company (the “Administrative Borrower”). This Compliance Certificate is being delivered pursuant to [Section 5.01(c)]11 of that certain Credit Agreement, dated as of August 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Administrative Borrower, and the other Borrowers party thereto, the Lenders party thereto and Capital One, National Association, as Administrative Agent. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein. This Compliance Certificate is being delivered in connection with the Partnership’s Financials for the fiscal [quarter] [year] ended [            ], 20[    ]. The undersigned does hereby certify, as of the date hereof, solely in such Person’s capacity as a Financial Officer of the Administrative Borrower and not in such Person’s individual capacity, for and on behalf of the Administrative Borrower, that:

1. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Partnership and its Subsidiaries during the accounting period covered by the attached Financials [and such Financials delivered with this Compliance Certificate in accordance with Section 5.01(b) of the Credit Agreement present fairly in all material respects the financial condition and results of operations of the Partnership and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes]12.

2. No Default has occurred and is continuing [, except for such events or conditions listed on Schedule [                    ] attached hereto].13

3. The financial information furnished on Schedule 1 attached hereto sets forth reasonably detailed calculations demonstrating compliance with Section 6.12 of the Credit Agreement as of the dates and for the period to which the Financials delivered herewith relate.

[Remainder of page intentionally left blank.]

[11]	Use Section 4.01(b) for closing date.
[12]	Insert bracketed language if the Partnership is delivering financial statements pursuant to Section 5.01(b) of the Credit Agreement.
[13]	Insert bracketed language only if a Default has occurred and is continuing. The details of any Default and any action taken or proposed to be taken with respect to such Default should be specified on the Schedule.

Exh F-1

The foregoing certifications are made and delivered as of the date set forth above.

STONEMOR OPERATING LLC

By:
Name:
Title:

Exh F-2

Schedule 1

to Compliance Certificate14

I.	Consolidated EBITDA

Consolidated Net Income for such period	$

plus (a) the following to the extent deducted in calculating such Consolidated Net Income):

(i) Consolidated Interest Expense	$

(ii) the provision for federal, state, local and foreign income taxes	$

(iii) depreciation and amortization expense	$

(iv) non-cash cost for Cemetery Property and real property sold

(v) any extraordinary losses	$

(vi) losses from sales of assets other than inventory and Cemetery Property sold in the ordinary course of business and other real property sold to the extent permitted under the Credit Agreement (including real property sold pursuant to any Cemetery Non-Profit Management Agreement or Exclusive Management Agreement)

$

(vii) other non-cash items (including, without limitation, unit-based compensation)	$

(viii) reasonable fees, costs and expenses, without duplication, incurred in connection with (1) the Credit Agreement and the other Loan Documents, including any amendment, restatement, supplement or other modification of the Credit Agreement or any of the other Loan Documents and (2) to the extent permitted under the Credit Agreement, (A) the issuance of Equity Interests and debt securities by the Partnership and (B) the refinancing of High Yield Notes with the proceeds of Future High Yield Notes or Permitted Unsecured Indebtedness, including prepaid interest and early redemption premium (it being agreed that the addback described in this clause (viii) shall be permitted with respect to each amendment or other transaction described in this clause (viii) irrespective of whether such amendment or transaction is actually consummated)

$

(ix) reasonable fees, costs and expenses, without duplication, incurred in connection with any Permitted Acquisition or any unsuccessful attempt by the Partnership or its Subsidiaries to make an acquisition (including an acquisition structured as an Exclusive Management Agreement), irrespective of whether such acquisition would have constituted a Permitted Acquisition had such acquisition been consummated

$

[14]	To the extent of any conflicts between the terms of this Schedule 1 to Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement will control.

Exh F-3

minus (b) to the extent included in calculating such Consolidated Net Income

(i) extraordinary gains	$

(ii) gains from sales of assets other than inventory and Cemetery Property sold in the ordinary course of business and other real property sold to the extent permitted under the Credit Agreement (including real property sold pursuant to any Cemetery Non-Profit Management Agreement or Exclusive Management Agreement)

$

(iii) the amount of non-cash gains during such period (other than as a result of deferral of purchase price with respect to notes or installment sales contracts received in connection with sales of Cemetery Property)

$

(iv) other non-cash gains.	$

Cash Flow Adjustments

Change in Deferred Selling and Obtaining Costs	$

Change in Deferred Revenue	$

Pro Forma Basis Adjustments	$

Consolidated EBITDA:[15]	$

II. Consolidated Leverage Ratio

Consolidated Leverage Ratio is the ratio, as of the last day of any fiscal quarter of:

(i) all Consolidated Funded Indebtedness as of such day, (the sum, without duplication, of (A) through (F) below),	$

(A) the outstanding principal amount of all obligations of the Partnership and its Subsidiaries, whether current or long-term, for borrowed money (including, without limitation, all Obligations, all Seller Subordinated Debt and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments),

$

(B) the outstanding principal amount of all purchase money Indebtedness of the Partnership and its Subsidiaries,	$

(C) all direct obligations of the Partnership and its Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties and similar instruments (but excluding, for the avoidance of doubt, surety bonds),

$

(D) all Capital Lease Obligations of the Partnership and its Subsidiaries,	$

[15]	The amount of Consolidated EBITDA shall be adjusted for the following: (x) “Change in Deferred Selling and Obtaining Costs” and (y) “Change in Deferred Revenue, net” as each such term is presented in the consolidated statement of cash flows of the Partnership; provided that, all calculations of Consolidated EBITDA shall additionally be adjusted on a Pro Forma Basis to account for any Permitted Acquisitions or Equivalent Dispositions then being consummated, if applicable, as well as any other Permitted Acquisitions or Equivalent Dispositions consummated, on or after the first day of any related Calculation Period or Measurement Period, as applicable (as if consummated on the first day of such applicable Calculation Period or Measurement Period).

Exh F-4

(E) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (A) through (D) above of Persons other than the Partnership or any of its Subsidiaries,	$

(F) all Indebtedness of the types referred to in clauses (A) through (E) above of any partnership or joint venture (other than a joint venture that is itself a corporation or a limited liability company) in which the Partnership or any of its Subsidiaries is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to the Partnership or such Subsidiary.

$

Consolidated Funded Indebtedness for Subject Period	$

to (ii) Consolidated EBITDA for the four fiscal quarter period ending on such day.	$

Consolidated Leverage Ratio:

The Loan Parties will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, commencing on September 30, 2016, determined for the period of four (4) consecutive fiscal quarters ending on such date, to be greater than 4.00:1.00; provided that, upon written notice by the Administrative Borrower to the Administrative Agent pursuant to a certificate of a Responsible Officer on or prior to the last day of the fiscal quarter in which any Designated Acquisition occurs (or, if such Designated Acquisition is comprised of more than one Permitted Acquisition, the fiscal quarter in which the last such Permitted Acquisition comprising such Designated Acquisition is consummated) (i) stating that the Administrative Borrower is making an election to increase the Consolidated Leverage Ratio and (ii) certifying that the Administrative Borrower or another Loan Party has made a Designated Acquisition subsequent to the last day of the immediately preceding fiscal quarter and describing such Designated Acquisition in reasonable detail, then, as of the last day of the fiscal quarter in which such Designated Acquisition occurs, and as of the last day of the immediately succeeding fiscal quarter, such ratio may be greater than 4.00:1.00, but in no event greater than 4.25:1.00.

III.	Consolidated Debt Service Coverage Ratio

Consolidated Debt Service Coverage Ratio is the ratio of:

(i) Consolidated EBITDA for the four fiscal quarter period ending on such day	$

to (ii) Consolidated Debt Service for the four fiscal quarter period ending on such day (the sum of the following, for such period, without duplication):

(A) the aggregate principal amount of all regularly scheduled principal payments of Consolidated Funded Indebtedness for such period (but excluding any prepayments), and	$

(B) Consolidated Interest Expense paid in cash with respect to Consolidated Funded Indebtedness for such period[16]	$

(C) Pro Forma Basis Adjustments	$

Consolidated Debt Service	$

Consolidated Debt Service Coverage Ratio:	:1.00

[16]	All calculations of Consolidated Debt Service shall additionally be adjusted on a Pro Forma Basis and shall additionally be adjusted to eliminate such amounts relating to Consolidated Funded Indebtedness retired during such period with the proceeds of any sale or issuance by the Partnership of its Equity Interests (other than Disqualified Equity Interests) permitted under the Credit Agreement.

Exh F-5

The Loan Parties will not permit the Consolidated Debt Service Coverage Ratio as of the last day of any fiscal quarter, commencing on September 30, 2016, determined for the period of four (4) consecutive fiscal quarters ending on such date, to be less than 2.50:1.00.

Exh F-6

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

August [    ] , 2016

The undersigned, [                    ], hereby certifies that such Person is a Financial Officer of StoneMor Operating LLC, a Delaware limited liability company (the “Administrative Borrower”). This Solvency Certificate is being delivered pursuant to Section 4.01(m) of that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Administrative Borrower and the other Borrowers party thereto, the Lenders party thereto and Capital One, National Association, as Administrative Agent. Capitalized terms used in this Solvency Certificate have the meanings set forth in the Credit Agreement. The undersigned does hereby certify, as of the date hereof, solely in such Person’s capacity as a Financial Officer and not in such Person’s individual capacity, for and on behalf of the Administrative Borrower, that:

(1) I have reviewed the contents of this Solvency Certificate and have made such investigation and inquiries as I have deemed necessary and prudent for the purposes of providing this Solvency Certificate.

(2) In connection with the issuance of this Solvency Certificate, I have reviewed and relied upon (i) audited financial statements of the Partnership and its Subsidiaries for the fiscal year ended December 31, 2015, and (ii) unaudited quarterly financial statements of the Partnership and its Subsidiaries for the fiscal quarter ended March 31, 2016, and believe that such financial statements present fairly, in all material respects, as of the dates thereof, the financial condition of the Partnership and its Subsidiaries, in each case in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (except for a footnote describing the investment of Trust Funds as at the end of the applicable fiscal quarter) in the case of the statements referred to in clause (ii) above). In addition, I have reviewed the Credit Agreement and such other information that I have deemed necessary and appropriate.

(3) Based upon the foregoing, as of the date hereof, both immediately before and immediately after giving effect to the consummation of the Transactions (including the making of all requested Loans and Letters of Credit) on the Effective Date, that each of the Partnership and the Administrative Borrower is individually, and the Loan Parties taken as a whole with their Subsidiaries are, on a consolidated basis, Solvent.

[Remainder of page intentionally left blank.]

Exh G-1

STONEMOR OPERATING LLC

By:
Name:
Title:

Exh G-2

EXHIBIT H

FORM OF ACCESSION AGREEMENT

This ACCESSION AGREEMENT dated             , 20     (this “Agreement”), is made by [                    ] (the “New Borrower”) and acknowledged by Capital One, National Association (the “Administrative Agent”), to the Credit Agreement, dated as of August 4, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among StoneMor Operating LLC (the “Administrative Borrower”), the other Borrowers party thereto, the Lenders party thereto and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

W I T N E S S E T H

WHEREAS, under Section 5.11(a) of the Credit Agreement, after any Person becomes a Subsidiary (other than an Excluded Subsidiary) of the Administrative Borrower after the Effective Date, such Subsidiary is required to execute and deliver an accession agreement to the Administrative Agent in substantially the form of this Agreement; and

WHEREAS, the undersigned New Borrower has agreed to execute and deliver this Agreement in order to evidence its agreement to become a “Borrower” under the Credit Agreement.

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

Section 1. Borrower. In accordance with Section 5.11(a) of the Credit Agreement, the undersigned New Borrower hereby (i) agrees that, by execution and delivery of this Agreement, the New Borrower shall become a “Borrower” under the Credit Agreement with the same force and effect as if originally named therein as a Borrower on the Effective Date, (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Borrower” by all of the terms and provisions of the Credit Agreement and (iii) acknowledges and agrees that, from and after the date hereof, each reference in the Credit Agreement to “Borrower” shall be deemed to include the New Borrower.

Section 2. Representations and Warranties. The New Borrower hereby represents and warrants that:

(a) This Agreement has been duly authorized, executed and delivered by the New Borrower, and each of this Agreement and the Credit Agreement, as acceded to hereby by the New Borrower, constitutes a valid and binding agreement of the New Borrower, enforceable against the New Borrower in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability or creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) With giving effect to the supplements to the Schedules contemplated by Section 4 of this Agreement, each of the representations and warranties with respect to the New Borrower contained in the Credit Agreement and each of the other Loan Documents is true and correct in all material respects as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Borrower as an additional “Borrower” under the Credit Agreement.

Exh H-1

Section 3. Effectiveness. This Agreement and the accession of the New Borrower to the Credit Agreement as provided herein shall become effective with respect to the New Borrower when the Administrative Agent shall have received an executed copy of this Agreement duly executed by such New Borrower.

Section 4. Integration; Confirmation. On and after the date hereof, each of the Credit Agreement, the other Loan Documents and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of the Credit Agreement, the other Loan Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

Section 5. Expenses. The New Borrower agrees to pay, subject to the provisions set forth in Section 9.03 of the Credit Agreement, all reasonable and documented out of pocket expenses of the Administrative Agent and the Lenders, including fees and disbursements of certain special and local counsel for the Administrative Agent, in connection with the preparation, execution and delivery of this Agreement and any document or agreement contemplated hereby.

Section 6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Section 7. Counterparts.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[remainder of this page intentionally left blank]

Exh H-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEW BORROWER	[ ]

By:
Name:
Title:

New Borrower Notice Address:

[Sgnature Page To Accession Agreement]

ACKNOWLEDGED AS OF THE DATE FIRST SET FORTH ABOVE:

ADMINISTRATIVE AGENT	CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

[Sgnature Page To Accession Agreement]